As filed with the Securities and Exchange Commission on June 28, 2002
Registration No. 333-89418

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fidelity National Information Solutions, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7839	41-1293754
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4050 Calle Real

Santa Barbara, California 93110
(805) 696-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick F. Stone

Chief Executive Officer
Fidelity National Information Solutions, Inc.
4050 Calle Real
Santa Barbara, California 93110
(805) 696-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

C. Craig Carlson, Esq.

Stradling Yocca Carlson & Rauth,
a Professional Corporation
660 Newport Center Drive
Suite 1600
Newport Beach, California 92660
(949) 725-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions of the offer described herein have been satisfied or, to the extent permitted, waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering	Aggregate	Registration
Securities to be Registered	be Registered(1)	Price Per Share	Offering Price(2)	Fee(3)

Common Stock, $0.001 par value	14,670,531	Not Applicable	$403,861,166.84	$37,155.23

(1)	Represents the estimated maximum number of shares of common stock, par value $0.001 per share, of Fidelity National Information Solutions, Inc., issuable upon the consummation of the exchange offer and the merger.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the product of (i) $19.16 per share, the average of the high and low prices of Micro General Corporation common stock, par value $0.05 per share, as reported on the Nasdaq National Market on May 23, 2002 and (ii) the expected maximum number of shares of common stock of Micro General Corporation that may be acquired in the exchange offer and the merger (based on the 15,810,203 shares of MGEN common stock outstanding on May 6, 2002, as reported by Micro General Corporation in its Quarterly Report on Form 10-Q for the period ended March 31, 2002, plus 4,042,746 shares of MGEN common stock issuable upon the exercise of stock options outstanding on May 6, 2002, 646,250 shares of MGEN common stock issuable upon the exercise of warrants outstanding on May 6, 2002 and 579,150 shares of MGEN common stock issuable upon conversion of convertible promissory notes outstanding on May 6, 2002).

(3)	In accordance with Rule 457, 0.0092% of the Proposed Maximum Aggregate Offering Price.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

OFFER TO EXCHANGE

0.696 SHARES OF COMMON STOCK

OF

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

FOR

EACH OUTSTANDING SHARE OF COMMON STOCK OF

MICRO GENERAL CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 9, 2002, UNLESS EXTENDED.

      Fidelity National Information Solutions, Inc. (“we,” “us,” or “FNIS”) is offering to exchange 0.696 shares of its common stock for each outstanding share of common stock (other than treasury stock) of Micro General Corporation (“MGEN”) that is validly tendered and not properly withdrawn on or prior to the expiration of the offer, upon the terms and subject to the conditions specified in this prospectus and the related letter of transmittal. The exchange ratio represents a 17.0% premium to the closing price of MGEN’s common stock on April 29, 2002, the last trading day prior to the public announcement of this offer.

      Our offer is conditioned on approval by our stockholders of the issuance of FNIS common stock in the offer and the merger referred to in the following paragraph, the exercise of MGEN options and warrants and the sale of the underlying shares issued upon exercise by certain MGEN affiliates and the other conditions described in “Conditions of the Offer” beginning on page 56.

      If the conditions to the offer are met and the offer is completed, we will effect a merger of MGEN and a wholly-owned subsidiary of FNIS as soon as possible thereafter, unless it is not lawful to do so. If, following the completion of the offer, we own at least 90% of the outstanding common stock of MGEN, we will effect a short-form merger of MGEN and such wholly-owned subsidiary of FNIS, in which case no further MGEN stockholder or Board action will be required for us to complete the short-form merger. If such a merger takes place and you have not validly tendered your MGEN shares in the offer (unless you properly perfect your appraisal rights under Delaware law), your shares will be exchanged in the merger for the same number of shares of FNIS common stock that you would have received if you had tendered your shares in the offer. See “The Offer — Purpose of the Offer; The Merger; Appraisal Rights” beginning on page 52. If a short-form merger is not available to us following the completion of the offer, we will seek to consummate a merger on substantially the same terms as the short-form merger described above through other available structures, which may require us to seek further FNIS or MGEN stockholder and Board approvals. As a result of the offer and the merger, MGEN will become a wholly-owned subsidiary of FNIS and the former stockholders of MGEN will own shares in FNIS. MGEN shares will no longer trade publicly on any stock exchange.

      FNIS common stock is listed on the Nasdaq National Market under the symbol “FNIS.” MGEN common stock is listed on the Nasdaq National Market under the symbol “MGEN.”

       See “Risk Factors” beginning on page 16 for a discussion of issues that you should consider with respect to the offer and the merger.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the FNIS common stock to be issued in the offer and the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2002.

      THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FNIS AND MGEN FROM DOCUMENTS FILED WITH THE SEC THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT A WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE “WHERE YOU CAN FIND MORE INFORMATION” BEGINNING ON PAGE 9.

      YOU MAY ALSO REQUEST COPIES FROM US WITHOUT CHARGE FROM OUR INFORMATION AGENT, MORROW & CO., INC., 445 PARK AVENUE, 5th FLOOR, NEW YORK, NEW YORK 10022, 1-800-607-0088. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 21, 2002. IF YOU REQUEST ANY SUCH DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

QUESTIONS AND ANSWERS ABOUT THE OFFER
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Introduction
Information about FNIS and MGEN
Summary of the Offer
The Merger
Appraisal Rights
Certain Federal Income Tax Consequences
Accounting Treatment
Position of MGEN’s Board of Directors
Risk Factors
RISK FACTORS
Risks Related to the Offer and the Merger
Because the number of our shares of common stock that you receive in the offer is fixed, the value of our common stock at the time you receive them could be less than their value at the time you tender your MGEN shares.
Anticipated benefits of the combination may not be realized.
We may incur integration and restructuring costs.
Officers and directors of MGEN have potential conflicts of interest in the offer.
The price of our common stock may fluctuate rapidly and prevent stockholders from selling their stock at a profit.
The sale of a substantial amount of our common stock after the offer and merger could adversely affect the market price of our common stock.
The trading price of our common stock may be affected by factors different from those affecting the price of MGEN common stock. The price of our common stock could decline following the offer.
Risks Related to Our Business
Our revenues may decline during periods when decreased real estate activity reduces the demand for our products and services.
Our business, operations, and corporate structure changed and grew substantially in 2001, and as a result there is limited information upon which you can evaluate our business.
We cannot predict the value of our acquisitions of certain intellectual property assets.
Recent personnel changes may interfere with our operations, and we need to attract and retain skilled personnel for permanent management and other key personnel positions to effectively implement our business plan.
If we fail to meet the demands of our customers, our business will be substantially harmed and could fail.
Our recent growth has strained, and will continue to strain, our managerial, operational and financial resources. Failure to manage growth effectively will harm our business, results of operations and financial condition.
We need third-party content to operate our business, and this content may become unavailable.
We may not be able to protect our intellectual property.
Security breaches could harm our business by disrupting our delivery of services and products over the Internet.
Most of our common stock is owned by Fidelity and other insiders.
FORWARD-LOOKING STATEMENTS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
Fidelity National Information Solutions, Inc. Selected Historical Consolidated Financial Data
Micro General Corporation Selected Historical Consolidated Financial Data
RECENT DEVELOPMENTS
Stockholder Litigation
Hansen Acquisition
Factual Data Acquisition
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
COMPARATIVE PER SHARE DATA
COMPARATIVE MARKET VALUE
COMPARATIVE STOCK PRICES AND DIVIDENDS
BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER
Background of the Offer and Merger
Position of FNIS’s Board of Directors
Position of MGEN’s Board of Directors
Additional Factors To Consider Before You Tender Your Shares
Opinion of FNIS’s Financial Advisor
THE OFFER
General
Timing of the Offer
Extension, Termination and Amendment
Effect of Termination of the Offer
Exchange of MGEN Shares; Delivery of FNIS Common Stock
Cash Instead of Fractional Shares of FNIS Common Stock
Procedure for Tendering
Withdrawal Rights
Guaranteed Delivery
Special Procedures for Employee Stock Purchase Plan Participants; Stock Options, Warrants and Other Convertible Securities
Effect of Tender
Purpose of the Offer; The Merger; Appraisal Rights
Certain Legal and Regulatory Matters
Financing of the Offer and the Merger
Plans for MGEN
CONDITIONS OF THE OFFER
Approval of the FNIS Stockholders
Registration Statement Effectiveness
Exercise of Options and Warrants
Other Conditions of the Offer
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
CERTAIN EFFECTS OF THE OFFER; EXCHANGE ACT REGISTRATION
FEES AND EXPENSES
ACCOUNTING TREATMENT
RELATIONSHIP AMONG FNIS, MGEN AND FIDELITY
Relationship of Directors and Executive Officers of MGEN with FNIS
Intercompany Arrangements
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
FIDELITY NATIONAL INFORMATION SOLUTIONS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET March 31, 2002
FIDELITY NATIONAL INFORMATION SOLUTIONS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Three Months Ended March 31, 2002
FIDELITY NATIONAL INFORMATION SOLUTIONS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Year Ended December 31, 2001
FIDELITY NATIONAL INFORMATION SOLUTIONS, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Amounts in thousands, except share and per share amounts)
COMPARISON OF RIGHTS OF MGEN STOCKHOLDERS AND FNIS STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK OF FNIS
General
FNIS Common Stock
FNIS Preferred Stock
Anti-Takeover Provisions
Transfer Agent and Registrar
Delisting and De-registration of MGEN Common Stock
LEGAL MATTERS
EXPERTS
SCHEDULE I CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF FNIS
SCHEDULE II CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF FIDELITY
ANNEX A SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
EXHIBIT 23.1
EXHIBIT 23.2

QUESTIONS AND ANSWERS ABOUT THE OFFER	1

WHERE YOU CAN FIND MORE INFORMATION	9

SUMMARY	11
Introduction	11
Information about FNIS and MGEN	11
Summary of the Offer	12
The Merger	14
Appraisal Rights	14
Certain Federal Income Tax Consequences	14
Accounting Treatment	14
Position of MGEN’s Board of Directors	15
Risk Factors	15

RISK FACTORS	16
Risks Related to the Offer and the Merger	16
Because the number of our shares of common stock that you receive in the offer is fixed, the value of our common stock at the time you receive them could be less than their value at the time you tender your MGEN shares	16
Anticipated benefits of the combination may not be realized	16
We may incur integration and restructuring costs	16
Officers and directors of MGEN have potential conflicts of interest in the offer	16
The price of our common stock may fluctuate rapidly and prevent stockholders from selling their stock at a profit	17
The sale of a substantial amount of our common stock after the offer and merger could adversely affect the market price of our common stock	17
The sale of a substantial amount of MGEN common stock due to one of the conditions to our obligation to close the offer may cause declines in the price of both MGEN and FNIS common stock.	17
The trading price of our common stock may be affected by factors different from those affecting the price of MGEN common stock. The price of our common stock could decline following the offer	18
Risks Related to Our Business	18
Our revenues may decline during periods when decreased real estate activity reduces the demand for our products and services	18
Our business, operations, and corporate structure changed and grew substantially in 2001, and as a result there is limited information upon which you can evaluate our business	18
We cannot predict the value of our acquisitions of certain intellectual property assets	18
Recent personnel changes may interfere with our operations, and we need to attract and retain skilled personnel for permanent management and other key personnel positions to effectively implement our business plan	19
If we fail to meet the demands of our customers, our business will be substantially harmed and could fail	19
Our recent growth has strained, and will continue to strain, our managerial, operational and financial resources. Failure to manage growth effectively will harm our business, results of operations and financial condition	19
We need third-party content to operate our business, and this content may become unavailable	19

i

We may not be able to protect our intellectual property	19
Security breaches could harm our business by disrupting our delivery of services and products over the Internet	20
Most of our common stock is owned by Fidelity and other insiders	20

FORWARD-LOOKING STATEMENTS	21

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	22
Fidelity National Information Solutions, Inc. Selected Historical Consolidated Financial Data	23
Micro General Corporation Selected Historical Consolidated Financial Data	24

RECENT DEVELOPMENTS	26
Stockholder Litigation	26
Hansen Acquisition	26
Factual Data Acquisition	26

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	27

COMPARATIVE PER SHARE DATA	28

COMPARATIVE MARKET VALUE	29

COMPARATIVE STOCK PRICES AND DIVIDENDS	30

BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER	31
Background of the Offer and Merger	31
Position of FNIS’s Board of Directors	34
Position of MGEN’s Board of Directors	34
Additional Factors To Consider Before You Tender Your Shares	35
Opinion of FNIS’s Financial Advisor	35

THE OFFER	45
General	45
Timing of the Offer	46
Extension, Termination and Amendment	46
Effect of Termination of the Offer	47
Exchange of MGEN Shares; Delivery of FNIS Common Stock	47
Cash Instead of Fractional Shares of FNIS Common Stock	47
Procedure for Tendering	47
Withdrawal Rights	48
Guaranteed Delivery	49
Special Procedures for Employee Stock Purchase Plan Participants; Stock Options, Warrants and Other Convertible Securities	50
Effect of Tender	51
Purpose of the Offer; The Merger; Appraisal Rights	52
Certain Legal and Regulatory Matters	54
Financing of the Offer and the Merger	55
Plans for MGEN	55

ii

CONDITIONS OF THE OFFER	56
Approval of the FNIS Stockholders	56
Registration Statement Effectiveness	56
Exercise of MGEN Options and Warrants	56
Other Conditions of the Offer	56

MATERIAL FEDERAL INCOME TAX CONSEQUENCES	58

CERTAIN EFFECTS OF THE OFFER; EXCHANGE ACT REGISTRATION	60

FEES AND EXPENSES	61

ACCOUNTING TREATMENT	61

RELATIONSHIP AMONG FNIS, MGEN AND FIDELITY	63
Relationship of Directors and Executive Officers of MGEN with FNIS	63
Intercompany Arrangements	65

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	68
Fidelity National Information Solutions, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet March 31, 2002	70
Fidelity National Information Solutions, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations Three Months Ended March 31, 2002	71
Fidelity National Information Solutions, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations Year Ended December 31, 2001	72
Fidelity National Information Solutions, Inc. Notes to Unaudited Pro Forma Condensed Combined Financial Information	73

COMPARISON OF RIGHTS OF MGEN STOCKHOLDERS AND FNIS STOCKHOLDERS	76

DESCRIPTION OF CAPITAL STOCK OF FNIS	79
General	79
FNIS Common Stock	79
FNIS Preferred Stock	79
Anti-Takeover Provisions	80
Transfer Agent and Registrar	81
Delisting and De-registration of MGEN Common Stock	81

LEGAL MATTERS	81

EXPERTS	81

SCHEDULE I CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF FNIS	82

SCHEDULE II CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF FIDELITY	84

ANNEX A SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	A-1

iii

QUESTIONS AND ANSWERS ABOUT THE OFFER

      The following are some of the questions that you may have as a MGEN stockholder and the answers to those questions. We urge you to read carefully the remainder of this prospectus and the related letter of transmittal because the information in this section is not complete. Additional important information is contained in the remainder of this prospectus and the letter of transmittal.

Q:	What is FNIS proposing?

A:	We are offering to exchange 0.696 shares of FNIS common stock for each share of MGEN common stock (other than treasury stock) validly tendered and not properly withdrawn in the offer. The exchange ratio represents a 17.0% premium to the closing price of MGEN common stock on April 29, 2002, the last trading day before the public announcement of this offer, an approximate 16.0% premium to the average closing price of MGEN common stock for the 30 trading days ended April 29, 2002, an approximate 32.0% premium over the average closing price of MGEN common stock over the 180 trading day period ended April 29, 2002 and an approximate 30.0% premium over the average closing price of MGEN common stock over the year ended April 29, 2002.

The purpose of the offer and the merger referred to in the following paragraph is to acquire all of the MGEN common stock. Our offer is conditioned on approval by our stockholders of the issuance of FNIS common stock in the offer and the merger, the exercise of MGEN options and warrants and the sale of the underlying shares issued upon exercise by certain MGEN affiliates and the other conditions described in “Conditions of the Offer” beginning on page 56. Fidelity National Financial Inc. (“Fidelity”), the majority stockholder of both FNIS and MGEN, has entered into an agreement with us to tender its shares of MGEN common stock in the offer. We expect that Fidelity will vote in favor of the proposal to issue shares of our common stock in the offer and the merger, with the result that the stockholder approval condition is certain to be satisfied.

If the conditions to the offer are met and the offer is completed, we will effect a merger of MGEN and a wholly-owned subsidiary of FNIS as soon as possible thereafter, unless it is not lawful to do so. If, following the completion of the offer, we own at least 90% of the outstanding common stock of MGEN, we will effect a short-form merger of MGEN and such wholly-owned subsidiary of FNIS, in which case no further MGEN stockholder or Board action will be required for us to complete the short-form merger. If such a merger takes place and you have not validly tendered your MGEN shares in the offer (unless you properly perfect your appraisal rights under Delaware law), your shares will be exchanged in the merger for the same number of shares of FNIS common stock that you would have received if you had tendered your shares in the offer. See “The Offer — Purpose of the Offer; The Merger; Appraisal Rights” beginning on page 52. If a short-form merger is not available to us following the completion of the offer, we will seek to consummate a merger on substantially the same terms through other available structures, which may require us to seek further FNIS or MGEN stockholder and Board approvals. As a result of the offer and the merger, MGEN will become a wholly-owned subsidiary of FNIS and the former stockholders of MGEN will own shares in FNIS. MGEN shares will no longer trade publicly on any stock exchange.

Q:	Why is FNIS making this offer?

A:	We provide the data, solutions and services required by lenders and real estate professionals in connection with property transactions throughout the United States and Canada. We define data as real estate related information that generally has been painstakingly gathered, cleaned-up, checked for accuracy, and packaged into a usable electronic format for our customers. We often add additional value to this highly rendered data by making it more understandable (i.e. by mapping or graphing it) or by drawing conclusions from the data (i.e. turning comparable property sale information into a property valuation). Solutions are typically software tools we develop that are used by real estate professionals, and real estate agents in particular, to make them more efficient. Examples include Paragon™, our multiple listing service software, and Agent Office™, a suite of desktop productivity tools that include contact management and transaction management. Services are essential tasks in the sale process of a home that we perform for our customers. Examples of services include sourcing a property appraisal, verifying that property taxes have been paid, obtaining credit scores of potential buyers/borrowers and publishing multiple listing service data. We also deliver information and technology to lenders and real estate professionals for use throughout the home purchase and ownership life cycle. We provide mortgage lenders, commercial lenders, and risk management professionals with real estate tax services, credit reporting services, flood compliance services, automated valuation and appraisal services and other of our database products.

MGEN develops software and provides technical services to real estate services providers, such as title insurers, escrow companies and lenders, that enable them to work more efficiently and cost-effectively. MGEN’s software solutions and services automate many of the tasks involved in the process of marketing and closing a real estate transaction.
We believe that we can combine FNIS and MGEN to create the foremost provider of data, solutions and services to the real estate marketplace. The integration of MGEN’s software and services into our existing business segments will better position us to execute our strategy and to capitalize on growth opportunities. In addition, the combination of FNIS and MGEN will eliminate potential corporate opportunity issues, enhance managerial control of both entities, permit better coordinated sales and marketing and allow integrated software development and maintenance facilities. Furthermore, the addition of MGEN’s data center will help us to reduce our information technology costs and to enhance our software and data products and services.

We also decided to pursue the offer because:

•	combining with MGEN will be accretive to our current stockholders as a result of projections of $10 million in cost savings;

•	the combined company should experience improved communications and streamlined decision making under common management; and

•	the combined company will be larger and more liquid than the companies standing alone, making our stock more attractive to investors, and particularly to institutional investors.

Q:	What will I receive in exchange for my shares?

A:	For each outstanding share of MGEN common stock (other than treasury stock) that you validly tender and do not properly withdraw, you will receive 0.696 shares of FNIS common stock. You will not receive any fractional FNIS shares. Any fractional share of FNIS common stock which would otherwise be payable to you will be settled in cash in an amount equal to the value of such fractional share.

Q:	How can I make sure how many shares of MGEN common stock I own?

A:	If you hold your shares through a broker or other nominee, you should consult with your broker or nominee to determine the number of shares you own. We will determine the number of shares held by each stockholder of MGEN according to the records maintained by American Stock Transfer & Trust Company, MGEN’s transfer agent. Each stockholder who receives this offer can review the number of shares printed on the stockholder name label that appears on the letter of transmittal that accompanies this offer, which is the number of shares shown on the records of American Stock Transfer & Trust Company as owned of record by the MGEN stockholder as of May 30, 2002.

Q:	What percentage of FNIS common stock will MGEN stockholders receive in the offer and the merger?

A:	We anticipate that the stockholders of MGEN will receive in the offer and the merger shares representing approximately 34.4% of the outstanding common stock of FNIS after giving effect to the offer and the merger. This assumes that approximately 24,641,326 shares of FNIS common stock are outstanding before giving effect to the offer and the merger, approximately 12,911,733 shares of FNIS common stock will be issued in the offer and the merger, no MGEN stockholders perfect appraisal rights, no stock options, warrants or other convertible securities of FNIS are exercised prior to the closing of the offer and merger and 2,778,030 stock options and warrants of MGEN are exercised prior to the closing of the offer and the merger. The estimated 12,911,733 shares of FNIS common stock to be issued is based on 15,773,310 shares of MGEN common stock outstanding as of April 24, 2002, 2,518,030 shares issuable upon the exercise of MGEN options and warrants held by certain MGEN affiliates in accordance with one of the conditions to our offer, and approximately 260,000 additional MGEN options and warrants which we expect, based upon exercises to date, to be exercised prior to the closing of the offer and merger, multiplied by the exchange ratio of 0.696.

Q:	When does FNIS expect to complete the offer and the merger?

A:	We hope to complete the offer following its initial scheduled expiration date on July 9, 2002. However, the offer may continue past the scheduled expiration date under certain circumstances. We expect to complete the merger shortly after we complete the offer.

Q:	How long do I have to decide whether to tender in the offer?

A:	You will have until 5:00 p.m., New York City time, on Tuesday, July 9, 2002, to decide whether to tender your shares of MGEN common stock in the offer, unless we decide to commence a subsequent offering period or otherwise extend the offer. See “The Offer — Timing of the Offer” beginning on page 46 and “The Offer — Procedure for Tendering” beginning on page 47. If you cannot deliver everything required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure as described in “The Offer — Guaranteed Delivery” beginning on page 49.

Q:	Can the offer be extended and under what circumstances?

A:	Yes. We may extend the offer for varying lengths of time depending on the circumstances. We may in our discretion commence a subsequent offering period of from three to twenty business days from the scheduled expiration date of the offer. We may also extend the offer, from time to time and at our discretion, if any of the conditions to the offer is not satisfied or waived by us, as more fully described in “The Offer — Extension, Termination and Amendment” beginning on page 46. We may also extend the expiration date of the offer as and to the extent required by the SEC.

Q:	How will I be notified if the offer is extended or if there is a subsequent offering period?

A:	If we commence a subsequent offering period at our discretion, we will announce the subsequent offering period and the results of the offering to date by not later than 9:00 a.m., New York City time, on Wednesday, July 10, 2002. If we extend the offer because one or more of the conditions to our obligation to close the offer has not been met by the expiration date, we will announce the extension by not later than 9:00 a.m., New York City time, on Wednesday, July 10, 2002. If we extend the offer as required by the SEC, we will communicate to you at that time the reasons for and nature of the extension. See “The Offer — Extension, Termination and Amendment” beginning on page 46.

Q:	When will I receive my FNIS common stock in exchange for the tender of my MGEN shares pursuant to the offer?

A:	If all of the conditions of the offer are met or waived, where permissible, and after we have accepted those shares tendered in the offer, we will exchange or cause Wells Fargo Bank Minnesota, N.A., our exchange agent for the offer and merger, to exchange those MGEN shares tendered by MGEN stockholders during the initial offer period (including any extension thereof) for shares of FNIS common stock, promptly after the expiration of the initial offer period. If we elect to have a subsequent offering period, we will exchange or cause Wells Fargo Bank Minnesota, N.A. to exchange those shares of MGEN common stock tendered for FNIS common stock during the subsequent offering period promptly after the shares have been tendered. In all cases, exchange for the MGEN shares accepted by us pursuant to the offer will be made only after timely receipt by Wells Fargo Bank Minnesota, N.A. of:

•	certificates for, or a timely book-entry confirmation with respect to, such shares,

•	a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer the procedures described in “The Offer — Procedure for Tendering” beginning on page 47, and

•	any other documents required by the letter of transmittal.

Accordingly, tendering stockholders may receive their shares of FNIS common stock at different times depending upon when certificates for the shares or book-entry confirmations with respect to the shares are actually received by Wells Fargo Bank Minnesota, N.A. Holders of exercisable options must follow the separate instructions delivered to eligible option holders by us. See “The Offer — Procedure for Tendering” beginning on page 47 and “Special Procedures for Employee Stock Purchase Plan Participants; Stock Options, Warrants and Other Convertible Securities” beginning on page 50.

Q:	Has FNIS negotiated, or sought the approval of, the terms of the offer or the merger with MGEN?

A:	FNIS and MGEN engaged in preliminary discussions related to the offer and the merger. We decided to commence the offer prior to reaching agreement with MGEN on any terms of the offer or the merger. We publicly announced the offer on April 30, 2002. After publicly announcing the offer, we sent a letter to MGEN’s Board of Directors for the purpose of soliciting its recommendation to the MGEN stockholders in favor of the offer, and its formal approval of the offer. On May 28, 2002, we sent the MGEN Board a letter noting that we had modified the terms of the offer to add a new condition, and requested that the MGEN Board continue to recommend the offer to the MGEN stockholders. On May 29, 2002, we sent a follow-up letter to the MGEN Board modifying the new condition. See “Background and Reasons for the Offer and the Merger” beginning on page 31.

Q:	Has the MGEN Board of Directors made a recommendation on the transaction?

A:	In a press release dated May 2, 2002, the MGEN Board of Directors announced that it had voted in favor of recommending the offer to MGEN’s stockholders. On May 28, 2002, we notified the MGEN Board by letter that we had modified the terms of the offer to add a new condition and requested that the MGEN Board continue to recommend the offer to the MGEN stockholders. On May 29, 2002, we sent a follow-up letter to the MGEN Board modifying the new condition. On June 12, 2002, MGEN filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 disclosing the recommendation of the MGEN Board of Directors in favor of the offer. A copy of the Schedule 14D-9 (including any amendments to that document) is obtainable from the SEC in the manner described under the heading “Where You Can Find More Information” beginning on page 9.

Q:	Why did the FNIS Board of Directors form a special committee in connection with FNIS’s proposal to acquire all of MGEN?

A:	As of April 30, 2002, Fidelity owned approximately 77.5% of FNIS’s outstanding common stock and as of April 24, 2002, Fidelity owned approximately 60.6% of MGEN’s outstanding common stock. Two members of FNIS’s Board of Directors are members of MGEN’s Board of Directors. Two members of FNIS’s Board of Directors are members of Fidelity’s Board of Directors. Three members of FNIS’s Board of Directors are executive officers of Fidelity. Because of these significant conflicts of interest, the FNIS Board of Directors established a special committee consisting of directors who were not then affiliated with MGEN. The special committee retained its own counsel and investment advisor and was authorized to negotiate with MGEN and certain major stockholders of MGEN concerning the proposal, to evaluate the proposal and to make a recommendation to the FNIS Board of Directors. See “Background and Reasons for the Offer and the Merger” beginning on page 31. To find out more information about the conflicts of interest that exist between MGEN, the FNIS Board of Directors and the special committee, please refer to “Relationship Among FNIS, MGEN and Fidelity” beginning on page 63.

Q:	Have any MGEN stockholders already agreed to tender their MGEN shares in the offer?

A:	Fidelity, our majority stockholder and the majority stockholder of MGEN, William P. Foley, II, the Chairman of our Board of Directors, the Co-Chairman of MGEN’s Board of Directors and the Chairman of the Board and Chief Executive Officer of Fidelity, John Snedegar, the Chief Executive Officer and a director of MGEN (on his own behalf and as trustee for the Snedegar Revocable Living Trust dated June 1, 1993) and Patrick F. Stone, our Chief Executive Officer and a member of our Board of Directors, the Co-Chairman of the MGEN Board and the President and a director of Fidelity, have agreed with us to tender their MGEN shares in the offer. In addition, Richard Pickup, a director of MGEN, on behalf of

Dito Caree L.P., TB Fund, LLC, Dito Devcar Corp. and the Pickup Family Trust, has agreed to tender or cause to be tendered in the offer all MGEN shares he owns or controls. Pursuant to their tender agreements with us, the persons and entities described above also have agreed to tender any MGEN shares issued to them upon the exercise of options, warrants or other securities convertible into MGEN stock, provided that such persons and entities may sell such shares to third parties so long as the purchasers agree to tender such shares in the offer. To the extent that some of those shares are sold to the public pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the purchasers would not be so required to tender their shares. The persons and entities described above beneficially owned in the aggregate approximately 13,862,484 shares of MGEN common stock that they have agreed to tender or approximately 75% of the MGEN common stock expected to be outstanding, after the exercise by such persons and entities of their options and warrants. See “Relationship Among FNIS, MGEN and Fidelity — Tender Agreements” beginning on page 63.

Q:	What will happen if all of the MGEN shares are not tendered in the offer?

A:	If the conditions to the offer are met and the offer is completed, we will effect a merger of MGEN and a wholly-owned subsidiary of FNIS as soon as possible thereafter, unless it is not lawful to do so. If, following the completion of the offer, we own at least 90% of the outstanding common stock of MGEN, we will effect a short-form merger of MGEN and such wholly-owned subsidiary of FNIS, in which case no further MGEN stockholder or Board action will be required for us to complete the short-form merger. If such a merger takes place and you have not validly tendered your MGEN shares in the offer (unless you properly perfect your appraisal rights under Delaware law), your shares (other than treasury shares) will be exchanged in the merger for the same number of shares of FNIS common stock that you would have received if you had tendered your shares in the offer. See “The Offer — Purpose of the Offer; The Merger; Appraisal Rights” beginning on page 52. If a short-form merger is not available to us following the completion of the offer, we will seek to consummate a merger on substantially the same terms as the short-form merger described above through other available structures, which may require us to seek further FNIS or MGEN stockholder and Board approvals. In either case, MGEN will survive the merger as a wholly-owned subsidiary of FNIS and the former stockholders of MGEN will own shares in FNIS. MGEN shares will no longer trade publicly on any stock exchange.

Q:	Do I have appraisal rights in the offer and merger?

A:	You are not entitled to appraisal rights in connection with the offer. However, at the time of the merger, MGEN stockholders who did not tender their shares in the offer will have the right under Delaware law to dissent and demand appraisal rights with respect to their MGEN shares, if they comply with certain statutory requirements. We will send such dissenting stockholders information regarding these requirements. See “The Offer — Purpose of the Offer; The Merger; Appraisal Rights” beginning on page 52.

Q:	If I decide not to tender, how will the offer affect my MGEN shares?

A:	MGEN stockholders who do not tender in the offer will be offered in the subsequent merger the same consideration that they would have received had they tendered their MGEN shares in the offer. If you tender your MGEN shares in the offer, your shares will be exchanged earlier than if you choose not to tender your MGEN shares and they are subsequently acquired by merger. In addition, in connection with the subsequent merger, you have appraisal rights under Delaware law. However, until the merger is consummated, or if the merger were not to take place for some reason, the number of stockholders of MGEN and the MGEN shares that are still in the hands of the public may be so small that there will no longer be an active trading market (or, possibly, any public trading market) for the MGEN shares. Also, the MGEN shares may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and MGEN may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies. We intend to cause MGEN to remove its common shares from quotation on the Nasdaq National Market and to de-register the MGEN common shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires such filings, as soon as practicable following the completion of the offer and the merger, if applicable. See “The Offer —

Purpose of the Offer; The Merger; Appraisal Rights” beginning on page 52, “The Offer — Plans for MGEN” beginning on page 55 and “Certain Effects of the Offer; Exchange Act Registration” beginning on page 60.

Q:	How do I participate in the offer?

A:	To tender your shares, you should do the following:

•	if you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to Wells Fargo Bank Minnesota, N.A., the exchange agent for the offer, at the appropriate address specified on the back cover of this prospectus before the expiration date of the offer; or

•	if you hold your shares in “street name” through a broker or other nominee, instruct such broker or nominee to tender your shares before the expiration date of the offer.

Alternatively, you may comply with the guaranteed delivery procedures set forth in “The Offer — Guaranteed Delivery” beginning on page 49. For more information about the timing of the offer, extensions of the offer period, procedures for tendering your shares in the offer and your rights to withdraw your shares from the offer before the expiration date, please refer to “The Offer” beginning on page 45.

Q:	Will I have to pay any fees or commissions for tendering into the offer?

A:	If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not have to pay any fees or commissions. If you hold your shares through a broker, bank or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. If you own MGEN shares through an MGEN employee stock purchase plan, and the administrator of the plan tenders MGEN shares on your behalf, you will not have to pay any fees or commissions.

Q:	Will I be taxed on FNIS shares I receive?

A:	If both the offer and merger are completed, your receipt of FNIS common stock in the offer or merger will generally be tax-free for United States federal income tax purposes. However, you will be subject to tax in 2002 upon any cash received instead of fractional shares of FNIS common stock. See “Material Federal Income Tax Consequences” beginning on page 58.

Q:	What do I do if I want to withdraw my shares from your offer?

A:	To withdraw your shares from the offer, send a written notice of withdrawal to the exchange agent at the appropriate address specified on the back cover of this prospectus prior to the expiration date of the offer. Your notice of withdrawal must comply as to form with the requirements set forth in this prospectus. See “The Offer — Withdrawal Rights” beginning on page 48.

Q:	Have any lawsuits been filed in connection with the offer?

A:	Yes. After we announced the offer, three putative class actions were filed in Delaware against us, Fidelity, MGEN and the directors of MGEN. These actions allege that the defendants have breached their fiduciary duties to MGEN’s stockholders, by among other things, making an inadequate and unfair offer to acquire the publicly held shares of MGEN. We believe these lawsuits are without merit and intend to vigorously defend the cases. See “Recent Developments — Stockholder Litigation” beginning on page 26.

Q:	How will MGEN options, warrants and other convertible securities generally be treated in connection with the offer and merger?

A:	Subject to the agreements with certain MGEN stockholders described in the next answer, if the offer and merger are completed, each unexercised stock option to purchase MGEN common stock outstanding under MGEN’s stock option plans will become an option to purchase FNIS common stock. The number of shares of FNIS common stock subject to each new option, as well as the exercise price of each new option, will be adjusted to give effect to the exchange ratio.

Warrants to purchase and other securities convertible into MGEN common stock will be affected by the tender offer in accordance with their respective terms. In the subsequent merger, any outstanding MGEN warrants or other convertible securities will become exercisable for or convertible into FNIS stock after giving effect to the exchange ratio.

Q:	Has FNIS entered into any special arrangements with MGEN stockholders regarding the treatment of MGEN options, warrants and other convertible securities in connection with the offer and merger?

A:	Concurrently with our public announcement of the offer on April 30, 2002, we asked certain stockholders of MGEN who were directors, executive officers or significant stockholders of ours or of Fidelity to agree to amend the terms of the MGEN options, warrants and other convertible securities held by them to increase the exercise or conversion price of those instruments by $2.26. The amount of the increase in exercise or conversion price we contemplated was calculated to ensure that the exchange ratio in the offer and merger would not in itself result in those MGEN stockholders receiving a premium on their options, warrants or other convertible securities over the average closing price of MGEN common stock over the 30 trading day period ended April 29, 2002, the day before we publicly announced the offer and merger. The MGEN stockholders we asked to agree to the exercise or conversion price increase were:

•	Fidelity, which beneficially owns a promissory note convertible into 579,150 shares of MGEN common stock and, through Cal West Services Corporation, a wholly-owned subsidiary of Fidelity, beneficially owns warrants to purchase 288,750 shares of MGEN common stock,

•	William P. Foley, II, the chairman of our Board of Directors, the Co-Chairman of the Board of MGEN’s Board of Directors and the Chairman of the Board and Chief Executive Officer of Fidelity, who beneficially owns options to purchase 715,000 shares of MGEN common stock,

•	Patrick F. Stone, our Chief Executive Officer and a FNIS director, the Co-Chairman of the Board of MGEN and the President and a director of Fidelity, who beneficially owns options to purchase 574,706 shares of MGEN common stock,

•	John Snedegar, the Chief Executive Officer and a director of MGEN, who beneficially owns options to purchase 1,028,324 shares of MGEN common stock and a warrant to purchase 110,000 shares of MGEN common stock,

•	Richard Pickup, a director of MGEN, who beneficially owns options to purchase 88,000 shares of MGEN common stock, and

•	Dito Caree, LP, of which Mr. Pickup is the general partner, which beneficially owns warrants to purchase 247,500 shares of MGEN common stock.

Before finalizing amendments to the terms of the relevant options, warrants and other convertible securities, we discussed possible ways of reducing the number of MGEN options and warrants to be outstanding as of the closing of the merger with Mr. Foley, Mr. Stone, Mr. Snedegar and Mr. Pickup, and they volunteered to exercise their MGEN options and warrants and to sell the underlying shares of MGEN common stock if doing so would assist us in closing the offer and merger. Because such exercises and sales by Mr. Foley, Mr. Stone, Mr. Snedegar and Mr. Pickup are voluntary, and nonbinding, we added a condition to our obligation to close the tender offer, which can be waived by us, that Mr. Foley, Mr. Stone, Mr. Snedegar and Mr. Pickup exercise the MGEN options and warrants they hold individually at the original exercise price of the relevant instrument and sell the underlying MGEN shares to any third parties unaffiliated with MGEN prior to the closing of the offer who agree to tender such shares in the offer. Our agreement with Fidelity, Cal West and Dito Caree to increase the exercise or conversion price of their MGEN options, warrants and other convertible securities will remain in effect unless the offer is not consummated.

In addition, Mr. Foley and Mr. Stone have agreed to rescind the option grants to purchase 165,000 MGEN shares that each received in April 2001. These grants are not reflected in the totals given for Mr. Foley and Mr. Stone above. See “Relationship Among FNIS, MGEN and Fidelity —

Agreements Regarding Stock Options, Warrants and Other Convertible Securities” beginning on page 64.

Q:     Where can I find more information about FNIS and MGEN?

A:	You can find more information about FNIS and MGEN from various sources described under “Where You Can Find More Information” beginning on page 9.

Q:	Who do I call if I have any questions on how to tender my shares of MGEN common stock or any other questions relating to the exchange offer?

A:	Questions and requests for assistance and copies of this prospectus and the letter of transmittal may be directed to Morrow & Co., Inc., the information agent of the offer, at its address and telephone numbers set forth on the back cover of this prospectus. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the offer.

WHERE YOU CAN FIND MORE INFORMATION

      FNIS and MGEN file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy these reports and other information filed by FNIS and MGEN at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like FNIS and MGEN, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this site is http://www.sec.gov.

      This prospectus constitutes a part of a registration statement on Form S-4 we filed with the SEC to register our common stock to be issued pursuant to the offer and the merger. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement. In addition, we filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

      In a press release dated May 2, 2002, the MGEN Board of Directors announced that it had voted in favor of recommending the offer to MGEN’s stockholders. On June 12, 2002, MGEN filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 confirming that announcement. A copy of the Schedule 14D-9 (including any amendments to that document filed after the date of this prospectus) is obtainable from the SEC in the manner described above.

      The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that FNIS and MGEN have previously filed with the SEC. These documents contain important information about FNIS and MGEN and their financial condition.

Fidelity National Information Solutions, Inc. SEC Filings
(Commission File No. 0-20312)	Period or Date Filed

Annual Report on Form 10-K, as amended	Fiscal Year ended December 31, 2001
Quarterly Reports on Form 10-Q, as amended	Fiscal Quarter ended March 31, 2002
Definitive Proxy Statement	Filed on June 28, 2002
Definitive Additional Proxy Materials on Form DEFA14A	Filed on May 17, 2002
Description of FNIS common stock, par value $0.001 per share, in the FNIS registration statement on Form 10, as amended, including any amendment or report filed for the purpose of updating such description	Filed on June 16, 1992

Micro General Corporation SEC Filings
(Commission File No. 0-8358)	Period or Date Filed

Annual Report on Form 10-K, as amended	Fiscal Year ended December 31, 2001
Quarterly Reports on Form 10-Q	Fiscal Quarter ended March 31, 2002
Current Reports on Form 8-K, as amended	Filed on January 16, 2002, January 25, 2002 and February 26, 2002
Proxy Statement	Filed on April 30, 2001
Description of MGEN common stock, par value $0.05 per share, contained in the MGEN registration statement on Form 10, as amended, including any amendment or report filed with the SEC for the purpose of updating such description	Filed on October 1, 1976

      All documents filed by FNIS and MGEN with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. The Schedule TO which accompanies the Registration Statement of which this prospectus is a part will be amended to reflect the information contained in any such documents filed by FNIS or, where necessary, by any other entity. Any statement contained in this prospectus, or in a document incorporated by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You can obtain any of the documents incorporated by reference in this document from us or from the SEC through the SEC’s web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing to our information agent or by telephone at the following addresses or telephone numbers:

MORROW & CO., INC.

445 Park Avenue, 5th Floor
New York, NY 10022
E-mail: mgen.info@morrowco.com
Call Collect: (212) 754-8000
Banks and Brokerage Firms, Please Call: (800) 654-2468

Stockholders Please Call: (800) 607-0088

      If you would like to request documents from us, please do so by June 21, 2002.

      We have not authorized anyone to give any information or make any representation about the offer or the merger that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, you should not rely on any other information. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

SUMMARY

      This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To better understand the proposed offer and merger, you should read this entire document carefully, as well as those additional documents to which we refer you. See “Where You Can Find More Information” beginning on page 9.

Introduction

      We are offering to exchange 0.696 shares of FNIS common stock for each share of MGEN common stock (other than treasury stock) validly tendered and not properly withdrawn in the offer. The exchange ratio represents a 17.0% premium to the closing price of MGEN common stock on April 29, 2002, the last trading day before the public announcement of this offer, an approximate 16.0% premium to the average closing stock prices of MGEN common stock for the 30 trading days ended April 29, 2002, an approximate 32.0% premium over the average closing price of MGEN common stock over the 180 trading day period ended April 29, 2002 and an approximate 30.0% premium over the average closing price of MGEN common stock over the year ended April 29, 2002.

      The purpose of the offer and the merger referred to in the following paragraph is to acquire all of the MGEN common stock. Our offer is conditioned on approval by our stockholders of the issuance of FNIS common stock in the offer and the merger, the exercise of MGEN options and warrants and the sale of the underlying shares issued upon exercise by certain MGEN affiliates and the other conditions described in “Conditions of the Offer” beginning on page 56.

      If the conditions to the offer are met and the offer is completed, we will effect a merger of MGEN and a wholly-owned subsidiary of FNIS as soon as possible thereafter, unless it is not lawful to do so. If, following the completion of the offer, we own at least 90% of the outstanding common stock of MGEN, we will effect a short-form merger of MGEN and such wholly-owned subsidiary of FNIS, in which case no further MGEN stockholder or Board action will be required for us to complete the short-form merger. If such a merger takes place and you have not validly tendered your MGEN shares in the offer (unless you properly perfect your appraisal rights under Delaware law), your shares will be exchanged in the merger for the same number of shares of FNIS common stock that you would have received if you had tendered your shares in the offer. See “The Offer — Purpose of the Offer; The Merger; Appraisal Rights” beginning on page 52. If a short-form merger is not available to us following the completion of the offer, we will seek to consummate a merger on substantially the same terms as the short-form merger described above through other available structures, which may require us to seek further FNIS or MGEN stockholder and Board approvals. As a result of the offer and the merger, MGEN will become a wholly-owned subsidiary of FNIS and the former stockholders of MGEN will own shares in FNIS. MGEN shares will no longer trade publicly on any stock exchange.

Information about FNIS and MGEN

Fidelity National Information Solutions, Inc.

4050 Calle Real
Santa Barbara, California 93110
(805) 696-7000

      We provide products and services that enable our clients to use information to improve their business decision-making processes and to effectively manage existing and prospective customer relationships. We provide the data, solutions and services required by lenders and real estate professionals in connection with property transactions throughout the United States and Canada. We also deliver information and technology to lenders and real estate professionals for use throughout the home purchase and ownership life cycle. We provide mortgage lenders, commercial lenders, and risk management professionals with real estate tax services, credit reporting services, flood compliance services, automated valuation and appraisal services and other of our database products.

      We are also a data and service provider to the Multiple Listing Service systems industry. Approximately 50% of all real estate professionals in North America use our services. Over 400 organizations use our Multiple Listing Service applications, which combine the features of three Internet browser systems designed to scale from the smallest to the largest Multiple Listing Service organizations.

      As of April 30, 2002, Fidelity National Financial, Inc. (“Fidelity”), the nation’s largest title insurance company, held approximately 77.5% of our outstanding common stock.

Micro General Corporation

2510 N. Red Hill Avenue, Suite 230
Santa Ana, California 92705
(949) 622-4444

      MGEN provides industry leading software solutions and services to real estate services providers, such as title insurers, escrow companies and lenders, that enable them to work more efficiently and cost-effectively. MGEN’s software solutions and services address many of the inefficiencies of real estate services providers in processing and settling real estate transactions by automating many of the tasks involved in this process, and by integrating their tasks into a more unified workflow. MGEN’s software solutions range from pre-packaged desktop software to enterprise class networked systems. Fidelity, which owned approximately 60.6% of MGEN’s outstanding common stock as of April 24, 2002, uses MGEN’s software solutions and services to manage its title and escrow functions and accounted for approximately 89% of MGEN’s revenues in 2001. Our use of MGEN’s software solutions and services accounted for approximately 5% of MGEN’s revenues in 2001. MGEN is currently developing next generation software solutions that use the internet to provide added levels of automation and integration for its customers. In addition, MGEN believes it operates the largest electronic data exchange for mortgage originators and settlement services providers.

Summary of the Offer

      We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, to exchange 0.696 shares of FNIS common stock for each outstanding share of common stock of MGEN (other than treasury stock) that is validly tendered on or prior to the expiration date and not properly withdrawn.

      The term “expiration date” means 5:00 p.m., New York City time, on Tuesday, July 9, 2002, unless we commence a subsequent offering period or otherwise extend the period of time for which this offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires.

     Exchange of Shares; Delivery of FNIS Common Stock

      Upon the terms and subject to the conditions of our offer, we will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period.

     Timing of the Offer

      Our offer is currently scheduled to expire at 5:00 p.m., New York City time, on Tuesday, July 9, 2002. However, we may choose to commence a subsequent offering period, or to extend the offer if the conditions to the offer have not been satisfied at the scheduled expiration date, or if we are required to extend the offer by the SEC. We expect to complete the merger shortly after we complete the offer. See “The Offer — Extension, Termination and Amendment” beginning on page 46.

     Extension, Termination and Amendment

      We expressly reserve the right, in our sole discretion, to commence a subsequent offering period for a period of from three to twenty business days after the scheduled expiration of the offer. If we decide to commence a subsequent offering period, we will make an announcement to that effect no later than 9:00 a.m.,

New York City time, on Wednesday, July 10, 2002 (the next business day after the scheduled expiration date), which announcement will include the results of the offer to date. During any such discretionary extension period, MGEN shares previously tendered and not properly withdrawn prior to the beginning of the extension period will remain subject to the offer.

      Subject to the SEC’s applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (1) to delay our acceptance for exchange or our exchange of any MGEN shares pursuant to the offer, regardless of whether we previously accepted MGEN shares for exchange, or to terminate our offer and not accept for exchange or exchange any MGEN shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (2) to waive any condition (subject to the limits on waiver described under “Conditions of the Offer”) or otherwise to amend the offer in any respect, by giving oral followed by written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on Wednesday, July 10, 2002 (the next business day after the scheduled expiration date). Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     Conditions to the Completion of the Offer

      Our obligation to exchange shares of our common stock for MGEN shares pursuant to the offer is subject to a number of conditions described under “Conditions of the Offer” beginning on page 56, including the following:

•	the approval by our stockholders of the issuance of the shares of FNIS common stock necessary to complete the offer and the merger;

•	the registration statement of which this prospectus is a part having been declared effective by the SEC;

•	the exercise by William P. Foley, II, Patrick F. Stone, John Snedegar and Richard Pickup of all MGEN options and warrants held individually by them and the sale by each of them of the MGEN common stock issued upon such exercise to any third parties unaffiliated with MGEN prior to the closing of the offer who agree to tender such shares in the offer;

•	the absence of certain legal impediments to the offer or the merger;

•	there not having occurred any material adverse change in the financial markets, any disruption in the banking system or any material intensification of hostilities involving the United States;

•	any offer to acquire FNIS or MGEN shall not have been proposed; and

•	there not having occurred any event that would result in an actual or threatened material adverse change in the business, condition or prospects of MGEN, excluding the effects of the tender offer itself on MGEN’s stock price or the effects of general market conditions.

      We will not waive the stockholder approval or registration statement effectiveness conditions to the consummation of the offer. If the conditions of the offer are satisfied, or, to the extent permitted, waived, we will complete the offer, subject to our ability to commence a subsequent offering period at our discretion. Unless it is unlawful to do so, we will effect the merger as soon as practicable thereafter.

     Procedure for Tendering Shares

      To validly tender your MGEN shares pursuant to the offer, (1) you must complete, execute and transmit a letter of transmittal, along with any required signature guarantees, or an agent’s message, in connection with a book-entry transfer, and any other required documents, to the exchange agent at one of the addresses set forth on the back cover of this prospectus and certificates for tendered MGEN shares must be received by the exchange agent at such address, or those MGEN shares must be tendered pursuant to the procedures for book-entry tender set forth in “The Offer” (and a confirmation of receipt of such tender received), in each case before the expiration date, or (2) you must comply with the guaranteed delivery procedures set forth in “The Offer — Guaranteed Delivery” beginning on page 49.

     Withdrawal Rights

      Except as provided below, MGEN shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after July 29, 2002. If we decide in our discretion to commence a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act, MGEN shares already tendered by you and accepted by us may not be withdrawn during such period.

The Merger

      If the conditions to the offer are met and the offer is completed, we will effect a merger of MGEN and a wholly-owned subsidiary of FNIS as soon as possible thereafter, unless it is not lawful to do so. If, following the completion of the offer, we own at least 90% of the outstanding common stock of MGEN, we will effect a short-form merger of MGEN and such wholly-owned subsidiary of FNIS, in which case no further MGEN stockholder or Board action will be required for us to complete the short-form merger. If such a merger takes place and you have not validly tendered your MGEN shares in the offer (unless you properly perfect your appraisal rights under Delaware law), your shares (other than treasury shares) will be exchanged in the merger for the same number of shares of FNIS common stock that you would have received if you had tendered your shares in the offer. See “The Offer — Purpose of the Offer; The Merger; Appraisal Rights” beginning on page 52. If a short-form merger is not available to us following the completion of the offer, we will seek to consummate a merger on substantially the same terms as the short-form merger described above through other available structures, which may require us to seek further FNIS or MGEN stockholder and Board approvals. In either case, MGEN will survive the merger as a wholly-owned subsidiary of FNIS and the former stockholders of MGEN will own shares in FNIS. MGEN shares will no longer trade publicly on any stock exchange.

Appraisal Rights

      You are not entitled to appraisal rights in connection with the offer. However, at the time of the merger, MGEN stockholders who did not tender their shares in the offer will have the right under Delaware law to dissent and demand appraisal rights with respect to their MGEN shares, if they comply with certain statutory requirements. We will send such stockholders information regarding these requirements. See “The Offer — Purpose of the Offer; The Merger; Appraisal Rights” beginning on page 52.

Certain Federal Income Tax Consequences

      If the offer and merger are completed, your receipt of FNIS common stock in the offer or merger will generally be tax-free for United States federal income tax purposes. However, you will be subject to tax in 2002 upon any cash received instead of fractional shares of FNIS common stock. See “Material Federal Income Tax Consequences” beginning on page 58.

Accounting Treatment

      As of April 30, 2002, Fidelity owned approximately 77.5% of FNIS’s outstanding common stock and approximately 60.6% of MGEN’s outstanding common stock as of April 24, 2002. Accordingly, Fidelity has a controlling financial interest in FNIS and MGEN and both are majority-owned subsidiaries of Fidelity.

      The offer and merger of the noncontrolling equity interest of MGEN will be accounted for under the purchase method of accounting in accordance with Financial Accounting Standards Board Statement No. 141, Business Combinations (“SFAS 141”). Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is created to the extent that the offer and merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired. Based on the information currently available, the merger is expected to initially create approximately $122.6 million in goodwill. The actual goodwill arising from the offer and merger will be based on the merger consideration, including certain acquisition and closing costs, and fair values of assets and liabilities on the date the merger is consummated. No assurance can be given that the actual goodwill amount arising from the offer and merger will not be more or less than the amount contemplated in the Unaudited Pro Forma Condensed Combined Financial Information. In accordance with Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill will be initially recognized and measured based on its fair value and will not be amortized, but tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying value.

      The offer and merger of the equity interest controlled by Fidelity is not considered a business combination because FNIS and MGEN are under common control of Fidelity. Therefore, in accordance with SFAS 141, FNIS will recognize the assets and liabilities transferred at the historical carrying value, or book value, of MGEN in a manner similar to a pooling-of-interests, and not at fair value.

      In accordance with EITF 00-23, the exchange of vested MGEN options and warrants for FNIS replacement vested options and warrants results in a charge on the statement of operations for the combined entity on the date the merger is consummated, equal to the intrinsic value of the FNIS replacement options and warrants on the consummation date. Assuming that certain MGEN affiliates and other employees exercise 2,778,030 MGEN options and warrants held by them and sell the MGEN shares issued upon such exercise to third parties unaffiliated with MGEN prior to the closing of the offer, and based on the closing stock price on May 24, 2002 of approximately $30.00, this non-cash after tax charge is estimated to be between $2.0 million and $4.6 million. This charge has not been reflected on the pro forma statements of operations for the three-month period ended March 31, 2002 and the year ended December 31, 2001 as these pro forma statements of operations reflect results from continuing operations before nonrecurring charges directly attributable to the transaction. Also in accordance with EITF 00-23, unearned compensation cost is recorded upon consummation of the merger for a portion of the intrinsic value of the unvested FNIS options that will be exchanged for unvested MGEN options. The unearned compensation cost will be recognized over the remaining vesting period. Based on the closing stock price on May 24, 2002 of approximately $30.00, the after tax unearned compensation cost is estimated to be $2.9 million. The unearned compensation cost will be amortized over the remaining vesting period, as a non-cash charge. The amount of the non-cash charges resulting from the exchange of vested and unvested FNIS options for vested and unvested MGEN options will ultimately be determined based upon the number of options outstanding on the date the merger is consummated and the stock price for FNIS on the date the merger is consummated.

Position of MGEN’s Board of Directors

      In a press release dated May 2, 2002, the Board of Directors of MGEN announced that it had voted in favor of recommending the offer to MGEN’s stockholders. On May 28, 2002, we sent the MGEN Board a letter noting that we had modified the terms of the offer to add a new condition and requested that the MGEN Board continue to recommend the offer to the MGEN stockholders. On May 29, 2002, we sent a follow-up letter to the MGEN Board modifying the new condition. On June 12, 2002, MGEN filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 disclosing the recommendation of the MGEN Board of Directors in favor of the offer. A copy of the Schedule 14D-9 (including any amendments to that document) is obtainable from the SEC in the manner described under the heading “Where You Can Find More Information” beginning on page 9. For information about the conflicts of interest facing certain directors of MGEN with respect to FNIS, see “Relationship Among FNIS, MGEN and Fidelity” beginning on page 63.

Risk Factors

      In deciding whether to tender your shares pursuant to the offer, you should carefully read this prospectus, including the risk factors, as well as the documents to which we refer you. See “Risk Factors” beginning on page 16 for a more complete discussion of these and other factors to consider in connection with the offer and the merger.

RISK FACTORS

      In deciding whether to tender your shares pursuant to the offer, you should read this prospectus and the documents incorporated into this prospectus carefully. You should also consider the risk factors described below. These risks and uncertainties could result in a material adverse effect on our businesses, financial condition and results of operations and could result in a material decline in the trading price of our common stock.

Risks Related to the Offer and the Merger

Because the number of our shares of common stock that you receive in the offer is fixed, the value of our common stock at the time you receive them could be less than their value at the time you tender your MGEN shares.

      In the offer, each MGEN share will be exchanged for 0.696 shares of our common stock. This is a fixed exchange ratio. The offer does not provide for an adjustment in the exchange ratio even if there is a decrease in the market price of our common stock between the date of this prospectus and the expiration date of the offer. The market price of our common stock will likely be different on the date of the expiration of the offer than it is today because of ordinary trading fluctuations as well as changes in the business, our operations or prospects, market reactions to this offer, possible other acquisitions or dispositions by us, issuances by us of equity or debt securities, general market and economic conditions and other factors. Tendering stockholders are urged to obtain current market quotations for our common stock and MGEN common stock. See “Comparative Stock Prices and Dividends” on page 30.

Anticipated benefits of the combination may not be realized.

      If we consummate the offer and the contemplated merger, we will integrate two separate companies whose operations have until now been integrated only in limited ways. Our successful combination with MGEN will require, among other things, integration of MGEN’s and our sales and marketing programs, employee retention, hiring and training programs, and research and development efforts. The consolidation of business functions, the integration of departments, systems and procedures, and relocation of staff may present management challenges. We may not be able to fully integrate the operations of MGEN with our operations without encountering difficulties. The integration may not be completed as rapidly as we expect or achieve anticipated benefits. Also, management’s attention may be diverted by the integration efforts, which could adversely affect the combined company’s businesses.

We may incur integration and restructuring costs.

      If the offer and the merger are consummated, we may incur significant charges as a result of rationalizing and integrating operations. These costs may include severance and related employee benefit costs and other restructuring costs, among others.

Officers and directors of MGEN have potential conflicts of interest in the offer.

      You should be aware that certain significant conflicts of interest exist among members of the MGEN Board of Directors with respect to us. Two members of the MGEN Board of Directors also serve as directors on our Board of Directors, including William P. Foley, II, who serves as our Chairman of the Board and as Co-Chairman of the Board of MGEN, and Patrick F. Stone, who serves as a director on our Board and as our Chief Executive Officer and as Co-Chairman of the Board of MGEN. In addition, Fidelity National Financial, Inc. (“Fidelity”) owned approximately 77.5% of our outstanding common stock as of April 30, 2002 and approximately 60.6% of the outstanding MGEN common stock as of April 24, 2002. Mr. Foley is the Chairman of the Board and Chief Executive Officer of Fidelity and Mr. Stone is the President and a director of Fidelity. See “Relationship Among FNIS, MGEN and Fidelity” on page 63.

The price of our common stock may fluctuate rapidly and prevent stockholders from selling their stock at a profit.

      The market price of our common stock could fluctuate rapidly and affect the amount of profit, if any, which stockholders may realize from the sale of our common stock. Between August 1, 2001, the date Fidelity acquired its majority interest in us, and April 29, 2002, the last trading day before we publicly announced the offer, the market price has ranged from a low of $5.32 per share to a high of $25.27 per share. Fluctuations may occur, among other reasons, in response to:

•	operating results;

•	announcements by us or our competitors;

•	regulatory changes;

•	economic changes;

•	general market conditions; and

•	other risk factors described in this prospectus.

The trading price of our common stock could continue to be subject to wide fluctuations in response to the factors set forth above and other factors, many of which are beyond our control. The stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies.

The sale of a substantial amount of our common stock after the offer and merger could adversely affect the market price of our common stock.

      While the shares of our common stock currently held by Fidelity, our majority stockholder, are not registered for sale to the public and thus are not freely tradable other than in compliance with the volume and other restrictions imposed by Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), all of the shares of our common stock that MGEN stockholders receive in the offer and merger may be sold immediately, except for those shares received by our “affiliates” (which would include Fidelity) within the meaning of Rule 144 of the Securities Act. The sale of a substantial amount of our common stock after the merger could adversely affect its market price. It could also impair our ability to raise money through the sale of more stock or other forms of capital. In addition, the sale of authorized but unissued shares of our common stock by us after the merger could adversely affect its market price. Based on certain assumptions we have made, we expect that there will be approximately 37,553,059 shares of our common stock outstanding after the offer and merger are completed, excluding shares of our common stock issuable upon the exercise of outstanding options and warrants.

The sale of a substantial amount of MGEN common stock due to one of the conditions to our obligation to close the offer may cause declines in the price of both MGEN and FNIS common stock.

      We have conditioned our obligation to close the offer on, among other things, the exercise of MGEN options and warrants and the sale of the underlying MGEN shares to third parties unaffiliated with MGEN prior to the closing of the offer by William P. Foley, II, the Chairman of our Board of Directors, the Co-Chairman of the Board of MGEN’s Board of Directors and the Chairman of the Board and Chief Executive Officer of Fidelity, Richard Pickup, a director of MGEN, Patrick F. Stone, our Chief Executive Officer and a FNIS director, the Co-Chairman of the Board of MGEN and the President and a director of Fidelity, and John Snedegar, the Chief Executive Officer and a director of MGEN. Our condition will require the sale of over 2.5 million shares of MGEN common stock prior to the closing of the merger through both private transactions and public sales. The sale of such a large amount of newly issued MGEN shares could cause MGEN’s stock price to decline, and the announcement of the condition and the sale may also cause the price of FNIS common stock to decline. You are encouraged to obtain current market quotations for our common stock and MGEN common stock.

The trading price of our common stock may be affected by factors different from those affecting the price of MGEN common stock. The price of our common stock could decline following the offer.

      Upon consummation of the offer and the merger, holders of MGEN common stock will become holders of our common stock. As a holder of our common stock, you will be subject to the risks and liabilities inherent in our business, as well as the risks and liabilities inherent in MGEN’s business. Our business differs from that of MGEN, and our results of operations and business, as well as the trading price of our common stock, may be affected by factors different from those affecting MGEN’s results of operations and business and the price of MGEN common stock. The price of our common stock may decrease after shares are accepted for exchange in the offer or after the merger is consummated.

Risks Related to Our Business

Our revenues may decline during periods when decreased real estate activity reduces the demand for our products and services.

      Most of our business is directly or indirectly related to the real estate industry, the mortgage lending industry, or both. Real estate activity and mortgage lending activity is cyclical and highly sensitive to changes in mortgage interest rates and other factors including seasons, demand, employment and general economic conditions. Because these factors can change dramatically, our revenues can change dramatically. Our revenues in future periods will continue to be subject to these and other factors which are beyond our control and, as a result, are likely to fluctuate.

Our business, operations, and corporate structure changed and grew substantially in 2001, and as a result there is limited information upon which you can evaluate our business.

      We engaged in a major business combination on August 1, 2001 in which we acquired one wholly-owned subsidiary of Fidelity and three wholly-owned subsidiaries of Chicago Title and Trust Company, a wholly-owned subsidiary of Fidelity. At the same time, Fidelity transferred to us 80% of the issued and outstanding shares of capital stock of Fidelity National Tax Services, Inc.

      Also, since August 1, 2001, we have acquired:

•	Risco, Inc.;

•	all the assets and liabilities of Reez.com, Inc.;

•	all of the assets of HomeSeeker’s XMLSweb division;

•	the remaining 20% of the common stock of Fidelity National Tax Service, Inc.; and

•	ISDI.NET, LLC.

      Our limited operating history as currently configured, makes it difficult or impossible to predict future results of operations, including operating expenses and revenues. Any evaluation of our business and prospects must be made in light of the risks and uncertainties often encountered by early-stage companies in technology-related markets.

We cannot predict the value of our acquisitions of certain intellectual property assets.

      In the acquisitions discussed above, we acquired a substantial amount of intellectual property assets. We cannot assure you that these intellectual property assets will provide ongoing value to us or help us achieve profitability.

Recent personnel changes may interfere with our operations, and we need to attract and retain skilled personnel for permanent management and other key personnel positions to effectively implement our business plan.

      Since August 1, 2001, we have experienced significant changes at the senior management level. In August 2001, William P. Foley, II was appointed as Chief Executive Officer and Chairman of the Board and Eric D. Swenson was appointed President and Chief Operating Officer. Mr. Foley resigned as Chief Executive Officer effective in January 2002, and was succeeded by Patrick F. Stone. Also, following the merger in August 2001, Thomas Gay, Jay Seid, Patrick Rivelli, and Robert Boscamp resigned from the Board of Directors. In their place Mr. Foley, Mr. Stone, Bradley Inman, Willie Davis and Cary H. Thompson were elected. This new management may have difficulty implementing our business plan.

      Our success depends on the skills, experience and performance of our senior management and other key personnel. These people can terminate their employment with us at any time. To succeed we need to continue attracting and retaining highly skilled personnel.

If we fail to meet the demands of our customers, our business will be substantially harmed and could fail.

      Our lender, professional and corporate services businesses must meet the commercial demands of customers ranging from small businesses to large enterprises. Our services may not appeal to or be adopted by such a wide range of customers. We may not be capable of servicing the needs of large enterprise customers. Since August 2001, we have significantly reduced our personnel. If we do not adequately address customer service issues caused by this reduction, our business and reputation may be harmed.

Our recent growth has strained, and will continue to strain, our managerial, operational and financial resources. Failure to manage growth effectively will harm our business, results of operations and financial condition.

      In the future, we may establish subsidiaries, enter into joint ventures or pursue the acquisition of new or complementary businesses, products or technologies to enter into new business areas, diversify our sources of revenue and expand our product and service offerings. To the extent we pursue new or complementary businesses, we may not be able to expand our service offerings and related operations in a cost-effective or timely manner. We may experience increased costs, delays and diversions of management’s attention when integrating any new businesses or service. We may lose key personnel from our operations or those of any acquired business. Furthermore, any new business or service we launch that is not favorably received by users could damage our reputation and brand name in our current markets. Additionally, future acquisitions may also result in potentially dilutive issuances of equity securities, the incurring of additional debt, the assumption of known and unknown liabilities, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition and operating results.

We need third-party content to operate our business, and this content may become unavailable.

      We currently license from third parties information that is incorporated into our products. As we continue to introduce new services, we may be required to license additional information from other providers. We cannot assure you that these third-party information licenses will continue to be available to us on commercially reasonable terms, if at all. Any failure to obtain any of these information licenses could adversely affect the performance of our existing services.

We may not be able to protect our intellectual property.

      To compete we must protect our trademark, copyright, and other intellectual property rights. Enforcing these rights is expensive and often difficult or impossible. In addition, claims against us for patent, trademark or copyright infringement or misappropriation of creative ideas or formats, with or without merit, could be time consuming to defend, result in costly litigation, and divert management attention. Resolving these claims could require us to make costly royalty or licensing arrangements or prevent our use of important technologies, ideas or formats. Any of these risks could materially harm our business, financial condition or results of operations.

Security breaches could harm our business by disrupting our delivery of services and products over the Internet.

      Someone circumventing our security could misappropriate proprietary, confidential information, place false orders or cause interruptions in our services or operations. The Internet is a public network, and data is sent over this network from many sources. Recently, some Internet service providers and e-commerce web sites have been targeted by “denial of service” and other attacks that overloaded these web sites and forced them to shut down temporarily.

      Computer viruses have also been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems, disrupting our online technology and making our web site and Internet related products inaccessible. Protecting us from the threat or effect of security breaches or computer viruses can be expensive and time-consuming. Our security measures may not prevent security breaches or combat the introduction of computer viruses, either of which may result in loss of data, increased operating costs, litigation and possible liability.

      Concern about the security of the transmission of confidential information over public networks is a significant barrier to e-commerce and communication. Any well-publicized security compromise could reduce the use of our businesses using the Internet for commerce and communications.

Most of our common stock is owned by Fidelity and other insiders.

      As of April 30, 2002, we had 24,641,326 shares of common stock outstanding, and as of April 30, 2002, approximately 19,098,443 shares of common stock were owned by Fidelity. Fidelity also holds a warrant to purchase 713,000 shares of our common stock. While Fidelity’s shares are not registered for sale to the public, sales of a substantial number of shares of our common stock in the public market, or the perception that substantial sales might occur, could cause the market price of our stock to decrease significantly. This could also make it more difficult for us to raise capital by selling stock or use our stock as currency in acquisitions.

      As of April 24, 2002, MGEN had 15,773,310 shares of common stock outstanding, and as of April 24, 2002, approximately 9,558,300 shares of common stock were owned by Fidelity. Fidelity also holds a note convertible into 579,150 shares of MGEN common stock, and warrants to purchase 288,750 shares of MGEN common stock. We expect that after the offer and merger are consummated Fidelity will own approximately 25,751,020 shares of our common stock, a note convertible into 403,088 shares of FNIS common stock, and warrants to purchase 913,970 shares of FNIS common stock, which in the aggregate is equivalent to approximately 69.6% of FNIS’s outstanding common stock on an as-converted basis. This assumes that 24,641,326 shares of FNIS common stock are outstanding before giving effect to the offer and the merger, approximately 12,911,733 shares of FNIS common stock will be issued in the offer and the merger, no MGEN stockholders perfect appraisal rights, no stock options, warrants or other convertible securities of FNIS are exercised prior to the closing of the offer and merger and 2,778,030 stock options and warrants of MGEN are exercised prior to the closing of the offer and the merger. The estimated 12,911,733 shares of FNIS common stock to be issued is based on 15,773,310 shares of MGEN common stock outstanding as of April 24, 2002, 2,518,030 shares issuable upon the exercise of MGEN options and warrants held by certain MGEN affiliates in accordance with one of the conditions to our offer, and approximately 260,000 additional MGEN options and warrants which we expect, based upon exercises to date, to be exercised prior to the closing of the offer and merger, multiplied by the exchange ratio of 0.696.

      In addition, Fidelity and executive officers and directors of ours beneficially own a sufficient number of our outstanding common stock to control the election of directors and other matters requiring a vote of stockholders. This concentrated ownership might delay or prevent a change in control and may impede or prevent transactions in which stockholders might otherwise receive a premium for their shares.

FORWARD-LOOKING STATEMENTS

      This prospectus contains or incorporates by reference forward-looking statements. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under “Risk Factors” on pages 16 through 20, many of which are beyond our control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements.

      All forward-looking statements are qualified by the risks described under “Risk Factors” which, if they develop into actual events, could have a material adverse effect on the offer and the merger or on our business, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

•	competitive pressures in the real estate and mortgage lending industries may increase significantly;

•	changes in the performance in the real estate and mortgage lending industries;

•	general economic or business conditions, both domestic and foreign, may be less favorable than expected, resulting in, among other things, lower than expected revenues;

•	costs or difficulties related to the integration of the businesses of FNIS and MGEN may be greater than expected;

•	the impact of competitive products and pricing;

•	the success of operating initiatives;

•	availability of qualified personnel;

•	changes in, or the failure to comply with government regulations; and

•	adverse changes may occur in the securities markets.

      Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of such documents.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      We are providing the following information to assist you in analyzing the financial aspects of the offer and the merger. The following selected historical financial data should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by FNIS and MGEN with the SEC and incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 9.

      The information for FNIS for the three months ended March 31, 2002 and March 31, 2001 was derived from the unaudited consolidated condensed financial statements included in FNIS’s Quarterly Report on Form 10-Q, as amended, for the quarterly period ended March 31, 2002. FNIS’s results for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2002. The historical balance sheet data, operating data, share and per share data set forth below for FNIS was derived from the historical financial statements of FNIS, which reflect the merger with the Fidelity subsidiaries and Chicago subsidiaries and the related reverse merger accounting treatment. The information for FNIS for each of the three fiscal years in the period ended December 31, 2001 was derived from the historical consolidated financial statements included in FNIS’s Annual Reports on Form 10-K/A.

      The information for MGEN for the three months ended March 31, 2002 and March 31, 2001 was derived from the unaudited consolidated condensed financial statements included in MGEN’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002. MGEN’s results for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2002. The information for MGEN for each of the three fiscal years in the period ended December 31, 2001 was derived from the historical consolidated financial statements included in MGEN’s Annual Reports on Form 10-K/A. The balance sheet data includes the accounts of Micro General, SoftPro and RealEC Technologies as of December 31, 2001 and only the accounts of Micro General as of December 31, 2000, 1999, 1998 and 1997. Operating results and per share data for the year ended December 31, 2001 include the results of operations for Micro General for the entire year, SoftPro for the period from August 20, 2001 through December 31, 2001 and RealEC on the modified equity method of accounting from January 1, 2001 through October 31, 2001 and its consolidated operations from November 1, 2001 through December 31, 2001. Operating results and per share data for the years ended December 31, 2000 and December 31, 1999 include the results of operations for Micro General for the entire year, 50% of the results of operations for the joint venture with RealEC from January 1, 1999 through May 11, 2000 and from May 12, 2000 through December 31, 2000 based upon the modified equity method of accounting, and the results of operations of the postage meter and scale division for a short period in early 1999 until the operation ceased. Operating results and per share data for the year ended December 31, 1998 include the results of operations for Micro General for the year ended December 31, 1998 and the results of operations for the postage scale and meter division for the period May 14, 1998 through December 31, 1998. Operating results and per share data for the year ended December 31, 1997 include only the results of operations of Micro General for the year then ended. Share and per share data have been retroactively adjusted for the 10% stock dividend declared on May 2, 2001.

Fidelity National Information Solutions, Inc. Selected Historical Consolidated Financial Data

	As of or for the
	Three Months Ended
			Year Ended December 31,
	March 31,	March 31,
(See notes below)	2002	2001	2001(1)	2000(2)	1999(2)	1998(2)	1997(2)

	(In thousands, except per share data)
BALANCE SHEET DATA:
Current assets	48,348	25,868	47,375	15,834	5,659	8,127	4,439
Noncurrent assets	141,943	66,528	152,121	53,638	15,432	16,343	13,189
Current liabilities	46,997	13,560	44,802	10,730	8,008	6,390	4,225
Noncurrent liabilities	6,903	4,712	25,888	5,335	1,367	5,785	1,334
Minority interests	—	1,163	—	1,102	1,103	1,461	854
Due from (to) related parties, net	(774)	(711)	(948)	4,604	(1,183)	(2,500)	(2,705)
Total equity	136,391	72,961	128,806	52,305	10,613	10,834	11,215

OPERATING DATA:
Total revenue	$63,217	$32,806	$182,440	$88,641	$39,358	$40,448	$12,423
Total expenses less interest expense(3)	55,642	28,080	164,937	83,145	38,585	36,544	13,999
Amortization of cost in excess of net assets acquired	—	691	3,394	2,496	683	683	207
Net earnings (loss)(4)	4,682	1,726	6,623	647	(221)	1,665	(1,067)

PER SHARE DATA:
Earnings (loss) per common share — basic(4)	$0.19	$0.10	$.33	$.06	$(.07)	$.56	$(.36)
Earnings (loss) per common share — diluted(4)	$0.18	$0.10	$.33	$.06	$(.07)	$.56	$(.36)

Weighted average shares outstanding — basic	24,442	17,211	20,095	11,438	2,999	2,999	2,999
Weighted average shares outstanding — diluted	25,513	17,211	20,169	11,438	2,999	2,999	2,999

(1)	Our financial results for the year ended December 31, 2001 include FNIS for the period from August 1, 2001, the acquisition date, through December 31, 2001, and the operations of the Fidelity subsidiaries and Chicago Title subsidiaries prior to that date. 2001 operations also include Reez and Risco that were acquired on August 2, 2001, and the MLS assets of Homeseeker’s acquired on December 3, 2001.

(2)	On March 20, 2000, Fidelity acquired Chicago Title and merged certain subsidiaries of the two companies. Accordingly, 2001 results include a full year of operations of the subsidiaries acquired from Chicago Title, 2000 results include a partial year, from March 20 through December 31, of operations of the subsidiaries acquired from Chicago Title and 1999 and prior results are exclusive of Chicago Title operations.

(3)	Total expenses less interest expense represent the total costs and expenses applicable to total revenue.

(4)	Net earnings (loss), earnings (loss) per common share — basic and earnings (loss) per common share — diluted for each of the periods presented above are the same as earnings (loss), earnings (loss) per common share — basic and earnings (loss) per common share — diluted, respectively, from continuing operations before extraordinary items and cumulative effect of a change in accounting principle.

Micro General Corporation Selected Historical Consolidated Financial Data

	As of or for the
	Three Months Ended
			Year Ended December 31,
	March 31,	March 31,
	2002	2001	2001	2000	1999	1998	1997

	(In thousands, except per share data)
OPERATING RESULTS DATA:
Management, support and consulting revenues — related parties	$25,612	$22,060	$94,147	$54,511	$15,835	$7,628	$2,548
Management, support and consulting revenues — third parties	521	88	3,261	593	1,880	2,934	1,044

Total management, support and consulting revenues	26,133	22,148	97,408	55,104	17,715	10,562	3,592

Software, maintenance and other revenues — related parties	5,850	3,440	17,764	14,051	17,561	13,442	9,112
Software, maintenance and other revenues — third parties	2,317	857	2,779	2,981	1,213	2,806	1,120

Total software, maintenance and other revenues	8,167	4,297	20,543	17,032	18,774	16,248	10,232

Total revenues	34,300	26,445	117,951	72,136	36,489	26,810	13,824
Management, support and consulting cost of sales	14,833	13,162	62,621	35,228	7,581	5,624	2,530
Software, maintenance and other cost of sales	4,928	2,942	10,837	9,039	14,029	15,894	8,452

Total cost of sales	19,761	16,104	73,458	44,267	21,610	21,518	10,982

Gross profit	14,539	10,341	44,493	27,869	14,879	5,292	2,842
Selling, general and administrative	8,954	4,766	22,601	14,760	15,622	8,854	2,985
Amortization of goodwill	—	317	798	1,807	1,834	472	146

Operating income (loss)	5,585	5,258	21,094	11,302	(2,577)	(4,034)	(289)
Joint venture loss	—	—	—	578	42	—	—
Interest (income) expense, net	135	214	586	900	1,668	664	(15)

Income (loss) from continuing operations before taxes	5,450	5,044	20,508	9,824	(4,287)	(4,698)	(274)
Income tax expense (benefit)	2,071	1,261	6,151	27	4	3	(64)

Income (loss) from continuing operations	3,379	3,783	14,357	9,797	(4,291)	(4,701)	(210)
Loss from discontinued operations, net of tax	—	(976)	(4,193)	(7,804)	(2,855)	(146)	—
Loss on disposal of discontinued operations, including provision for shutdown costs, net of tax	—	—	(3,426)	—	—	—	—

Net income (loss)	$3,379	$2,807	$6,738	$1,993	$(7,146)	$(4,847)	$(210)

	As of or for the
	Three Months Ended
			Year Ended December 31,
	March 31,	March 31,
	2002	2001	2001	2000	1999	1998	1997

	(In thousands, except per share data)
PER SHARE DATA:
Income (loss) from continuing operations per share — basic	$0.22	$0.26	$0.96	$0.68	$(0.50)	$(0.72)	$(0.04)
Income (loss) from continuing operations per share — diluted	0.19	0.24	0.85	0.61	(0.50)	(0.72)	(0.04)
Net income (loss) per share — basic	0.22	0.19	0.45	0.14	(0.83)	(0.74)	(0.04)
Net income (loss) per share — diluted	0.19	0.17	0.40	0.13	(0.83)	(0.74)	(0.04)
Number of shares used in per share computations — basic	15,640	14,605	14,912	14,304	8,587	6,549	5,057
Number of shares used in per share computations — diluted	17,863	16,095	16,802	15,583	8,587	6,549	5,057

BALANCE SHEET DATA:
Cash and cash equivalents	$13,159	$5,026	$10,902	$4,340	$1,344	$193	$831
Total assets	82,145	56,539	77,785	46,293	24,599	21,445	9,864
Amounts and notes payable to affiliates	5,265	5,265	5,265	5,265	5,265	16,729	5,431
Preferred stock of consolidated subsidiary, held by outside parties	7,062	—	7,062	—	—	—	—
Total liabilities	30,298	35,272	30,945	28,125	11,967	20,860	7,733
Stockholders’ equity	44,785	21,266	39,778	18,167	12,632	585	2,131

RECENT DEVELOPMENTS

Stockholder Litigation

      Beginning on April 30, 2002 and continuing thereafter, a total of three separate lawsuits have been filed in the Delaware Court of Chancery on behalf of a purported class of public stockholders of MGEN relating to our announcement that we were commencing the offer described in this prospectus. The Delaware actions are captioned David Osher v. Foley, II, et al., C.A. No. 19593-NC; Helen Lapinski v. Foley, II, et al., C.A. No. 19594-NC; and John Calabria v. Inman, et al., C.A. No. 19595-NC. The actions generally name as defendants FNIS, MGEN, Fidelity and the members of the MGEN Board of Directors, and generally allege that the consideration we are offering to MGEN’s public stockholders in the offer is inadequate and unfair and that FNIS and the individual defendants breached their fiduciary duties to MGEN’s public stockholders in the formulating and making the offer. The actions seek to proceed on behalf of a class of MGEN stockholders other than defendants, seek preliminary and permanent injunctive relief against the consummation of the offer, seek monetary damages in an unspecified amount and seek recovery of plaintiffs’ costs and attorneys’ fees. These actions are in their earliest stages. We believe that the allegations are without merit and intend to defend against them vigorously.

      The description of these actions is qualified in its entirety by reference to the allegations in the related complaints, which we have filed with the SEC and which we incorporate by reference into this prospectus.

Hansen Acquisition

      On May 28, 2002, we acquired a majority interest in Hansen Quality Loan Services, Inc., a nationwide leader in providing collateral risk assessment and valuation services to the mortgage banking and investment banking industries. We acquired our 55% equity interest in Hansen for $8.25 million, payable half in cash and half by promissory note. We also acquired an option to purchase the remaining 45% equity interest in Hansen if Hansen’s performance meets certain milestones based on its fiscal 2004 pre-tax income. Hansen generated revenues of $13.2 million in 2001 and $4.7 million in the first quarter of 2002, and pre-tax income of $2.7 million 2001 and $1.0 million in the first quarter of 2002.

Factual Data Acquisition

      On May 16, 2002, FNIS entered into a non-binding letter of intent to acquire Factual Data Corp., a Colorado corporation (NASDAQ:FDCC), a provider of customized information, including customized mortgage credit reports, consumer credit reports, commercial credit reports, resident and employment screening, to businesses, primarily the mortgage and consumer lending industries, that assists those businesses in making critical business decisions. FDCC reported revenue of $51.2 million, EBITDA of $12.5 million and net income of $4.1 million for the year ended December 31, 2001, total assets of $50.9 million at December 31, 2001, revenue of $13.5 million, EBITDA of $3.5 million and net income of $1.3 million for the three month period ended March 31, 2002, and total assets of $51.7 million at March 31, 2002.

      Pursuant to the letter of intent, Factual Data will be merged with a subsidiary of FNIS. The stockholders of Factual Data will receive the equivalent of $13.75 for each full share of Factual Data stock held by them. The merger consideration will be payable, at FNIS’s option, all in cash or in a combination of cash and FNIS common stock valued at the average closing price of FNIS common stock over the ten trading day period ending two days prior to the closing of the merger. If FNIS elects to pay the merger consideration in a combination of cash and stock, FNIS must pay at least 25% and no more than 50% of the merger consideration in cash, at FNIS’s option. FNIS may terminate the transaction if the average closing price of its common stock at the date of determination is less than $25. Based on that $25 share price and the 6,175,776 fully diluted shares Factual Data reported as outstanding as of March 31, 2002, we would issue a maximum of 2,547,508 shares of our common stock in the merger, or 10.34% of our outstanding common stock as of April 30, 2002. FNIS and Factual Data expect to sign a definitive merger agreement during the month of June.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

      The following Selected Unaudited Pro Forma Combined Condensed Financial Data should be read in conjunction with FNIS’s and MGEN’s audited and unaudited historical financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 9 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 68.

      We have prepared the Unaudited Pro Forma Condensed Combined Financial Data based on available information, using assumptions that our management believes are reasonable. The Unaudited Pro Forma Condensed Combined Financial Data is being provided for informational purposes only. It does not purport to represent our actual financial position or results of operations had the offer and merger occurred on the dates specified nor does it project our results of operations or financial position for any future period or date.

Fidelity National Information Solutions, Inc.
	As of or for the
	Three Months Ended	For the Year Ended
	March 31, 2002	December 31, 2001

	(In thousands)
Unaudited Pro Forma Balance Sheet Data:
Total assets	$408,244	N/A
Due to related parties, net	6,769	N/A
Total debt	5,269	N/A
Total equity	324,775	N/A
Unaudited Pro Forma Operating Data:
Total revenue	94,817	294,691
Total expenses	84,107	260,440
Amortization of cost in excess of net assets acquired	—	3,804
Earnings from continuing operations	6,802	19,058

COMPARATIVE PER SHARE DATA

      The following comparative per share data has been derived from and should be read in conjunction with “Fidelity National Information Solutions, Inc. and Subsidiaries Unaudited Pro Forma Condensed Combined Financial Information.” The comparative per share data should also be read in conjunction with the audited and unaudited historical financial statements of FNIS and MGEN, including the related notes, incorporated by reference into this prospectus, and the selected historical consolidated financial data including the related notes included in this prospectus. See “Where You Can Find More Information” beginning on page 9. The pro forma per share data have been included for comparative purposes only and do not purport to be indicative of (1) the results of operations or financial position of FNIS had the offer and the merger been completed at the beginning of the period or as of the date indicated or (2) the results of operations or financial position of FNIS for any future period or date.

				Equivalent
				Pro Forma
				Amount
	FNIS	MGEN	Pro Forma	per share of
	Historical	Historical	Combined(1)	MGEN(2)

As of and for the Three Months Ended March 31, 2002 (Unaudited)
Basic net earnings per share of common stock:
Continuing operations	$0.19	$0.22	0.18	0.13
Discontinued operations	—	—	—	—

Total basic net earnings per share of common stock	$0.19	$0.22	0.18	0.13

Diluted net income per share of common stock:
Continuing operations	$0.18	$0.19	0.18	0.12
Discontinued operations	—	—	—	—

Total diluted net earnings per share of common stock	$0.18	$0.19	0.18	0.12

Book value per share of common stock	5.56	2.86	8.65	6.02
As of and for the Year Ended December 31, 2001
Basic net earnings per share of common stock:
Continuing operations	$0.33	$0.96	0.58	0.40
Discontinued operations	—	(0.51)	(0.23)	(0.16)

Total basic net earnings per share of common stock	$0.33	$0.45	0.35	0.24

Diluted net earnings per share of common stock:
Continuing operations	$0.33	$0.85	0.57	0.40
Discontinued operations	—	(0.45)	(0.23)	(0.16)

Total diluted net earnings per share of common stock	$0.33	$0.40	0.34	0.24

Book value per share of common stock	5.34	2.57	N/A	N/A

(1)	The Pro Forma combined Per Share Data assumes the issuance of approximately 12,911,733 shares of FNIS common stock to effect the offer and merger based on the 15,773,030 shares of MGEN common stock outstanding at April 24, 2002, 2,518,030 shares issuable upon the exercise of MGEN options and warrants held by certain MGEN affiliates in accordance with one of the conditions to our offer, and approximately 260,000 additional MGEN options and warrants which we expect, based upon exercises to date, to be exercised prior to the closing of the offer and merger (0.696 shares of FNIS common stock for each share of MGEN common stock). See note 1 of Notes to Unaudited Pro Forma Condensed Combined Financial Information.

(2)	The Equivalent Pro Forma Amount per share of MGEN represents the equivalent amounts per share that a holder of MGEN common stock would receive, determined by multiplying the Pro Forma amounts by 0.696.

COMPARATIVE MARKET VALUE

      The following table sets forth the closing prices per share and aggregate market value of FNIS common stock and MGEN common stock on the Nasdaq National Market on April 29, 2002, the last trading day prior to the public announcement of the offer, and the equivalent price per share and equivalent market value of MGEN common stock, based on the exchange ratio.

			MGEN
	FNIS	MGEN	Common Stock
	Common Stock	Common Stock	Equivalent(1)

Closing price per share of common stock	$23.92	$14.25	$16.65
Market value of common stock(2)	$589,420,517	$224,769,667	$262,625,612

(1)	The MGEN equivalent data is based on an exchange ratio of 0.696 shares of FNIS common stock for each share of MGEN common stock.

(2)	Market value is based on 24,641,326 shares of FNIS common stock outstanding as of April 30, 2002 and 15,773,310 shares of MGEN common stock outstanding as of April 24, 2002.

      The market prices of shares of FNIS common stock and MGEN common stock are subject to fluctuation. You are urged to obtain current market quotations. See the risk factor entitled “Because the number of FNIS shares that you receive in the offer is fixed, the value of the FNIS shares at the time you receive them could be less than their value at the time you tender your MGEN shares” beginning on page 16.

COMPARATIVE STOCK PRICES AND DIVIDENDS

      FNIS common stock and MGEN common stock are both listed on the Nasdaq National Market. FNIS’s ticker symbol is “FNIS” and MGEN’s ticker symbol is “MGEN.” The following table shows, for the calendar quarters indicated, based on published financial sources (1) the high and low sales prices per share of MGEN common stock as reported on the Nasdaq National Market, (2) the high and low sales prices per share of MGEN common stock as reported on the Nasdaq National Market and (3) the cash dividends per share of each of FNIS and MGEN common stock.

	FNIS Common Stock(1)			MGEN Common Stock(2)

	High	Low	Dividend	High	Low	Dividend

2000
First Quarter	$42.00	$25.38		$39.95	$13.86
Second Quarter	25.38	14.00		24.55	8.41
Third Quarter	15.97	7.88		14.32	8.75
Fourth Quarter	14.00	3.06		10.45	4.55
2001
First Quarter	$13.34	$4.38		$9.32	$6.02
Second Quarter	8.40	5.25		16.40	6.59
Third Quarter	9.73	5.32		18.90	7.00
Fourth Quarter	10.69	5.78		14.30	8.71
2002
First Quarter	$21.40	$10.00		$15.48	$10.90
Second Quarter (through May 23, 2002)	34.15	21.20		23.50	13.74

(1)	Periods prior to the third quarter of 2001 are adjusted to give retroactive effect to a 1 for 7 reverse split and do not reflect the composition of FNIS subsequent to the business combination as of August 1, 2001.

(2)	The market price and dividend information for the MGEN common stock has been adjusted to reflect a 10% stock dividend declared on May 2, 2001 and paid on June 1, 2001 to MGEN stockholders of record as of May 18, 2001.

      On April 29, 2002, the last full trading day before FNIS publicly announced the exchange offer, the last reported closing prices per share of FNIS and MGEN common stock were $23.92 and $14.25, respectively. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the offer.

      On April 24, 2002, there were approximately 15,773,310 outstanding shares of MGEN common stock and on April 30, 2002 there were approximately 24,641,326 outstanding shares of FNIS common stock. As of May 13, 2002, there were approximately 422 holders of record of FNIS common stock and approximately 166 holders of record of MGEN common stock.

FNIS’s Dividend Policy

      The holders of FNIS common stock receive dividends if and when declared by our Board of Directors out of legally available funds. We have not paid any dividends on our common stock and do not expect to pay dividends following the offer and the merger.

BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

Background of the Offer and Merger

      In September 2001, Patrick F. Stone, Chief Executive Officer of FNIS and Co-Chairman of the Board of MGEN, began evaluating the potential operational improvements that would result from a strategic combination of FNIS and MGEN. During that same time period, Mr. Stone contacted John Snedegar, President and Chief Executive Officer of MGEN, to discuss a possible strategic combination of FNIS and MGEN. At that time, Mr. Snedegar indicated he was not interested in pursuing such discussions because MGEN was interested in pursuing several acquisitions of its own.

      A handful of follow-up conversations took place during January and February of 2002. However such discussions were very preliminary in nature and the parties did not explore the specific terms and conditions of a possible merger of the two companies.

      In mid-March 2002, Mr. Stone met with Mr. Snedegar and again discussed the possibility of a merger and suggested that a merger could be beneficial to both companies. Because of the lack of success of MGEN’s own acquisition efforts due to the apparent inability to use MGEN stock as currency for acquisitions, Mr. Snedegar indicated he was interested in pursuing such discussions. Through the end of March, Mr. Stone analyzed whether and under what circumstances a strategic business combination would benefit FNIS’s stockholders.

      On March 26, 2002, at a regularly scheduled meeting of the FNIS Board of Directors, the Board discussed and approved the concept of a merger with MGEN subject to certain terms and conditions being met. The Board appointed a special committee made up of Earl Gallegos and Cary Thompson to represent FNIS in negotiating the terms of the transaction.

      On March 28, 2002, at a meeting of the MGEN Board of Directors, the FNIS special committee presented a preliminary merger proposal to the MGEN Board of Directors. The FNIS special committee described the preliminary merger proposal, summarized FNIS’s business and discussed the various rationales for the proposed merger. The MGEN Board of Directors, after a discussion of the benefits of a strategic combination of MGEN and FNIS and the proposed structure and terms of such a combination, authorized a special committee consisting of Carl A. Strunk and Dwayne Walker to evaluate any proposal made by FNIS.

      During early April 2002, the FNIS special committee refined the possible structure and terms of the proposed merger of MGEN and FNIS. The FNIS special committee then contacted each of the other directors of FNIS, discussed with them the terms of the proposal, and received their approval to make a specific proposal to MGEN, provided that the directors’ final approval would be contingent upon the satisfactory completion of a due diligence review of MGEN’s business and the retention of a nationally recognized investment banking firm to opine as to the fairness of the merger consideration from a financial point of view.

      In early April 2002, the MGEN special committee retained outside legal counsel. On April 11, 2002, the MGEN special committee retained the services of Needham & Company, Inc. (“Needham”) to perform financial advisory services and to provide an opinion as to the fairness, from a financial point of view, to MGEN stockholders (excluding FNIS, Fidelity National Financial, Inc. (“Fidelity”) and certain MGEN insiders and affiliates) of the consideration to be received by MGEN stockholders in the transaction. On the same day, the FNIS special committee presented the preliminary merger proposal to the MGEN special committee and its financial advisor.

      On April 16, 2002, the FNIS special committee and the MGEN special committee met to discuss the terms of a merger between the parties. Thereafter, the FNIS special committee and the MGEN special committee had several telephone conversations to further discuss the structuring and pricing of the preliminary merger proposal between the parties. The MGEN special committee also had several telephone conversations with its financial advisor.

      On April 18, 2002, the FNIS special committee retained the services of Jefferies & Company, Inc. (“Jefferies”) to perform financial advisory services and to provide an opinion as to whether the consideration to be paid by FNIS is fair, from a financial point of view, to the FNIS stockholders (excluding Fidelity and its affiliates and management) from a financial point of view. The FNIS special committee also retained outside legal counsel.

      After consultation with counsel regarding recent Delaware court decisions limiting the rights of dissenting stockholders to challenge acquisitions of the type being considered by FNIS and MGEN where there is no agreement between the acquiring company and the target company, on April 26, 2002, the FNIS special committee unilaterally decided to discontinue discussions with the MGEN special committee without reaching agreement on any terms of the merger. Thereafter, the FNIS special committee met with its financial and legal advisors to discuss the terms and conditions of a tender offer for all of MGEN’s outstanding common stock.

      On April 29, 2002, the FNIS special committee finalized the following terms of the offer: (i) FNIS would tender for all outstanding MGEN common stock at an exchange ratio of 0.696 shares of FNIS common stock for each MGEN share; (ii) certain MGEN affiliates would have their options, warrants and other convertible securities repriced upward by $2.26 so that they would not receive a premium over the thirty-day average closing price as of April 29, 2002; and (iii) certain MGEN affiliates would agree to tender their shares in favor of the transaction.

      On April 29, 2002, Jefferies presented to the FNIS special committee its oral opinion, which Jefferies subsequently confirmed in writing in a letter to the FNIS special committee, that the 0.696 exchange ratio was fair from a financial point of view to FNIS’s stockholders (excluding Fidelity and its affiliates and management). The FNIS special committee then met with the full FNIS Board of Directors to consider the proposed tender offer. The FNIS special committee presented the FNIS Board with an overview of the terms and conditions of the results of the due diligence review of MGEN and the proposed tender offer. Following a discussion, the FNIS Board of Directors, by the unanimous vote of all the disinterested directors present, approved the tender offer and declared that it was in the best interest of FNIS and its stockholders.

      On April 30, 2002, FNIS publicly announced the tender offer prior to the opening of trading on the stock market. The closing per share market price on April 29, 2002 was $23.92 and $14.25 for FNIS and MGEN, respectively. The closing per share market price on April 30, 2002 was $23.73 and $16.42 for FNIS and MGEN, respectively. After publicly announcing the offer, FNIS sent a letter to MGEN’s Board of Directors for the purpose of soliciting its recommendation to the MGEN stockholders in favor of the offer, and its formal approval of the offer.

      Concurrently with our public announcement of the offer, we asked certain stockholders of MGEN who were directors, executive officers or significant stockholders of ours or of Fidelity to agree to amend the terms of the MGEN options, warrants and other convertible securities held by them to increase the exercise or conversion price of those instruments by $2.26 unless the offer is not consummated. The amount of the increase in the exercise or conversion prices we contemplated was calculated to ensure that the exchange ratio in the offer and merger would not in itself result in those MGEN stockholders receiving a premium on their options, warrants and other convertible securities over the average closing price of MGEN common stock over the 30 trading day period ended April 29, 2002, the day before we publicly announced the offer and merger. The MGEN stockholders agreed to enter into amendments with MGEN implementing the requested increase in exercise and conversion prices. As discussed below and elsewhere in this prospectus, some of the MGEN stockholders who had agreed to the increase in exercise and conversion prices are now planning to exercise their MGEN options and warrants prior to the closing of the offer and without the price increase having taken effect.

      On May 1, 2002, Needham presented its financial analysis to the MGEN special committee. Thereafter, the MGEN Board of Directors held a meeting to consider the tender offer and its potential benefits to MGEN and its stockholders. Mr. Snedegar updated the directors concerning the results of MGEN’s due diligence review of FNIS and discussed the terms and conditions of the tender offer. Needham presented and reviewed its financial analysis of the tender offer and delivered its opinion that the exchange ratio of 0.696 was fair from a financial point of view to MGEN’s stockholders (excluding FNIS, Fidelity, and certain MGEN insiders and affiliates). Following a discussion, the MGEN Board of Directors, by the unanimous vote of all the disinterested directors present, voted to recommend to its stockholders that the terms of the tender offer were in the best interest of MGEN and its stockholders and issued a press release to this effect on May 2, 2002.

      Following our continued review of the accounting treatment applicable to our assumption of MGEN options and warrants in the merger, it became apparent that, because FNIS and MGEN are under the common control of Fidelity, we would be required to record a compensation expense equal to the difference between the exercise price of most of the vested MGEN options and warrants assumed and the fair market value of our common stock underlying those assumed MGEN options and warrants on the date of the closing of the merger. Between May 15, 2002, and May 20, 2002, we discussed possible ways of reducing the number of MGEN options and warrants to be outstanding as of the closing of the merger with William P. Foley, II, the Chairman of our Board of Directors, the Co-Chairman of the Board of MGEN’s Board of Directors and the Chairman of the Board and Chief Executive Officer of Fidelity, Richard Pickup, a director of MGEN, Mr. Stone and Mr. Snedegar. Mr. Foley, Mr. Pickup, Mr. Stone and Mr. Snedegar informed us that the amendments to their MGEN options, warrants and other convertible securities described above, which would have increased the exercise or conversion prices of those instruments by $2.26, had not yet been finalized, and volunteered that if the proposed increase in price for their options and warrants was not finalized they would agree to exercise their MGEN options and warrants held by them individually and to sell the underlying shares of MGEN common stock to third parties who would agree to tender the shares in the offer if doing so would assist us in closing the offer and merger.

      On May 20, 2002, the FNIS Board of Directors met with Jefferies and legal counsel to both FNIS and the FNIS special committee to discuss our assumption of MGEN options and warrants in the merger. The FNIS Board discussed ways to decrease the number of MGEN options and warrants outstanding at the closing of the merger, including the proposal of Mr. Foley, Mr. Pickup, Mr. Stone and Mr. Snedegar to exercise MGEN options and warrants prior to the closing of the offer without the price increase having taken effect.

      On May 21, 2002, the FNIS Board of Directors (excluding Mr. Foley and Mr. Stone) met with Jefferies and legal counsel to both FNIS and the FNIS special committee to discuss adding a condition to FNIS’s obligation to close the tender offer that would require a large number of MGEN options and warrants to be exercised and sold prior to the closing of the tender offer. Because the exercise by Mr. Foley, Mr. Pickup, Mr. Stone and Mr. Snedegar of the MGEN options and warrants they hold would be voluntary, the FNIS Board resolved to condition the offer on Mr. Foley, Mr. Pickup, Mr. Stone and Mr. Snedegar exercising the MGEN options and warrants they hold individually without the price increase having taken effect and selling the underlying stock issued upon exercise to any unaffiliated third parties who will agree to tender such shares in the offer. Jefferies discussed the possible market for purchases of large amounts of MGEN common stock prior to the closing of the tender offer. To the extent that some of those shares are sold to the public pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, the purchasers would not be so required to tender the shares in the offer.

      At the request of the FNIS special committee, in light of the changed condition and the passage of time, Jefferies subsequently delivered an updated fairness opinion dated May 23, 2002, which superseded the fairness opinion dated April 29, 2002. The updated fairness opinion confirmed in writing that, as of May 23, 2002, based on the assumptions made, the matters considered and the limitations of the review undertaken described in the opinion, the consideration to be paid by FNIS to the stockholders of MGEN was fair from a financial point of view to FNIS’s stockholders (excluding Fidelity and its affiliates and management).

      On May 28, 2002, we notified the MGEN Board by letter that we had modified the terms of the offer to add the new condition, and requested that the MGEN Board continue to recommend the offer to the MGEN stockholders. On May 29, 2002, we sent a follow-up letter to the MGEN Board modifying the new condition.

Position of FNIS’s Board of Directors

      The FNIS Board believes that the combination of FNIS and MGEN will create the foremost provider of data, solutions and services to the real estate marketplace. We define data as real estate related information that generally has been painstakingly gathered, cleaned-up, checked for accuracy, and packaged into a usable electronic format for our customers. We often add additional value to this highly rendered data by making it more understandable (i.e. by mapping or graphing it) or by drawing conclusions from the data (i.e. turning comparable property sale information into a property valuation). Solutions are typically software tools we develop that are used by real estate professionals, and real estate agents in particular, to make them more efficient. Examples include Paragon™, our multiple listing service software, and Agent Office™, a suite of desktop productivity tools that include contact management and transaction management modules. Services are essential tasks in the sale process of a home that we perform for our customers. Examples of services include sourcing a property appraisal, verifying that property taxes have been paid, obtaining credit scores of potential buyers/borrowers and publishing multiple listing service data. FNIS is currently the nation’s most comprehensive source for the ancillary services that are crucial to real property transactions. The FNIS Board believes that the integration of MGEN’s software and services into our existing business segments will better position us to execute our strategy and to capitalize on growth opportunities. In addition, the combination of FNIS and MGEN will eliminate potential corporate opportunity issues, enhance managerial control of both entities by reducing administrative redundancies, permit better coordinated sales and marketing and allow integrated software development and maintenance facilities. Furthermore, the addition of MGEN’s data center will help us to reduce our information technology costs and to enhance our software and data products and services. The FNIS Board recommends that you tender your MGEN shares in the offer.

      The FNIS Board also decided to pursue the offer because:

•	combining with MGEN will be accretive to our current stockholders as a result of projections of $10 million in cost savings;

•	the combined company should experience improved communications and streamlined decision making under common management; and

•	the combined company will be larger and more liquid than the companies standing alone, making our stock more attractive to investors, and particularly institutional investors.

      The foregoing discussion of the information and factors considered by the FNIS Board is not intended to be exhaustive. In reaching its determination to approve and recommend the offer and merger, the FNIS Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the FNIS Board and the Special Committee of the Board received the advice of its financial and legal advisors.

      The benefits described above are forward-looking statements and actual results may vary materially from such statements. See “Risk Factors” beginning on page 16 for factors that may cause such variation.

Position of MGEN’s Board of Directors

      In a press release dated May 2, 2002, the Board of Directors of MGEN announced that it had voted in favor of recommending the offer to MGEN’s stockholders. On May 28, 2002, we sent the MGEN Board a letter noting that we had modified the terms of the offer to add a new condition and requested that the MGEN Board continue to recommend the offer to the MGEN stockholders. On May 29, 2002, we sent a follow-up letter to the MGEN Board modifying the new condition. On June 12, 2002, MGEN filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 disclosing the recommendation of the MGEN Board of Directors in favor of the offer. A copy of the Schedule 14D-9 (including any amendments to that document) is obtainable from the SEC in the manner described under the heading “Where You Can Find More Information.” For information about the conflicts of interest facing certain directors of MGEN with respect to FNIS, see “Relationship Among FNIS, MGEN and Fidelity” beginning on page 63.

Additional Factors To Consider Before You Tender Your Shares

      In deciding whether or not to tender your MGEN shares, you should consider the following factors in addition to the factors set forth under “Risk Factors” beginning on page 16 and the other factors set forth in this prospectus.

      We believe the offer should be attractive to you as an MGEN stockholder for the following reasons.

•	Based on the $23.92 closing price per share of FNIS common stock on April 29, 2002, the last trading day prior to the public announcement of the offer, the exchange ratio reflected a value per MGEN share of approximately $16.65, a 17.0% premium over the closing price on April 29, 2002, a 16.0% premium over the average closing price of MGEN common stock over the thirty trading day period ended April 29, 2002, an approximate 32.0% premium over the average closing price of MGEN common stock over the 180 trading day period ended April 29, 2002 and an approximate 30.0% premium over the average closing price of MGEN common stock over the year ended April 29, 2002.

•	We believe that the combined company will be better positioned to achieve meaningful long-term earnings growth than MGEN on a stand-alone basis due to opportunities to leverage services across the two companies.

•	We expect there will be a more liquid trading market for the FNIS shares you will receive in the offer and the merger than there is for the MGEN shares you now hold. Based on the number of shares of FNIS common stock and MGEN common stock outstanding as of April 30, 2002 and April 24, 2002, respectively, and assuming the exercise of 2,778,030 MGEN options and warrants prior to the closing of the offer and merger, there will be approximately 37,553,059 shares of FNIS common stock outstanding if the offer and the merger are completed, compared to approximately 15,773,310 shares of MGEN common stock outstanding as of April 24, 2002.

•	United States federal income taxes on your receipt of FNIS common stock in the offer or merger will be deferred until you dispose of the FNIS shares received.

Opinion of FNIS’s Financial Advisor

      Pursuant to an engagement letter dated April 18, 2002, Jefferies & Company, Inc. was engaged by the Special Committee of the FNIS Board of Directors (the “Special Committee”) to render its opinion as to whether the consideration to be paid by FNIS to the stockholders of Micro General Corporation (“MGEN”) is fair, from a financial point of view, to the stockholders of FNIS other than Fidelity National Financial, Inc. (“Fidelity”), its affiliates and members of management (the “Public Stockholders”).

      FNIS informed Jefferies on April 29, 2002 that it intended to make a tender offer (the “Offer”) for all of the outstanding shares of common stock of MGEN and, subsequent to the consummation of the Offer, that it expected that a subsidiary of FNIS would be merged with MGEN with MGEN surviving the merger as a wholly owned subsidiary of FNIS. The type and amount of consideration payable in the Offer was determined by the Special Committee, and the decision to make the Offer was made by the FNIS Board of Directors on the recommendation of the Special Committee. Jefferies did not make any recommendation to the Special Committee with respect to the type and amount of consideration to be paid in the Offer. On April 29, 2002, the Special Committee asked Jefferies to render an opinion as to whether the consideration to be paid by FNIS to stockholders of MGEN was fair, from a financial point of view, to the Public Stockholders of FNIS. On April 29, 2002, Jefferies delivered its oral opinion to the Special Committee, which it subsequently confirmed in writing in a letter to the Special Committee dated April 29, 2002 (the “April 29 Opinion”).

      At the request of the Special Committee, Jefferies subsequently delivered an updated fairness opinion dated May 23, 2002 (the “May 23 Opinion”), which superceded the April 29 Opinion. The May 23 Opinion confirmed in writing that, as of May 23, 2002, based on the assumptions made, the matters considered and the limitations of the review undertaken described in the opinion, the consideration to be paid by FNIS to the stockholders of MGEN was fair to the Public Stockholders from a financial point of view. No limitations were imposed by the Special Committee on Jefferies with respect to the investigations made or procedures followed by it in rendering either the April 29 Opinion or the May 23 Opinion. The two opinions were directed to the Special Committee in its evaluation of the Offer. Neither opinion, nor Jefferies’ accompanying financial analysis, should be viewed as determinative of the views of the Special Committee, the FNIS Board of Directors or FNIS management with respect to the Offer or the Offer consideration. Neither opinion constitutes a recommendation as to whether any holder of FNIS’s stock should vote any shares in favor of or take any other action with respect to the Offer.

     Summary of the April 29 Opinion

      The April 29 Opinion was superceded by the May 23 Opinion, and the full text of the April 29 Opinion is not being filed in connection with the Offer. The following summary is being provided to you for your reference. Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.

      The April 29 Opinion was necessarily based on economic, monetary, political, regulatory, market and other conditions as they existed on, and on the information made available to Jefferies as of April 29, 2002; The April 29 Opinion was rendered as of April 29, 2002 and Jefferies expressly disclaimed any obligation to update the April 29 Opinion after April 29, 2002. The April 29 Opinion did not address:

•	the relative merits of the Offer and the other business strategies being considered by the Special Committee or the Board of Directors of FNIS; nor

•	the Special Committee’s decision to proceed with or recommend the Offer.

      In addition, the April 29 Opinion did not constitute a recommendation to FNIS, its Board of Directors or any committee thereof, any of its stockholders or any other person as to any specific action that should be taken in connection with the Offer, including whether any stockholder should vote in favor of the Offer.

      In the course of performing its review and analyses for rendering the April 29 Opinion, Jefferies, among other things:

(i)	reviewed financial or other information that was publicly available or furnished to Jefferies by FNIS and MGEN;

(ii)	reviewed financial forecasts furnished to Jefferies by FNIS and MGEN;

(iii)	prepared a discounted cash flow analysis of MGEN based upon information provided to Jefferies by MGEN and FNIS;

(iv)	conducted discussions with members of senior management of FNIS concerning the matters described in (i), (ii) and (iii) above, and MGEN concerning the matters described in (i) and (ii) above;

(v)	conducted discussions with members of senior management of Fidelity regarding forecasts of revenues that MGEN is projected to generate based on MGEN’s relationship with Fidelity;

(vi)	reviewed and compared certain financial and securities data of MGEN with various other companies whose securities are traded in public markets;

(vii)	reviewed the reported prices and trading activity for FNIS shares and MGEN shares;

(viii)	reviewed and compared the market prices and valuation multiples paid in comparable merger and acquisition transactions deemed appropriate for purposes of this opinion; and

(ix)	reviewed such other financial studies and analyses and took into account such other matters as Jefferies deemed necessary, including its assessment of general economic and market conditions.

      In its review and analysis, and in arriving at its April 29 Opinion, Jefferies, with the permission of the Special Committee, relied upon the accuracy and completeness of all of the financial and other information that was publicly available, was supplied or otherwise made available to Jefferies, or discussed with or reviewed by Jefferies, and did not assume responsibility for independently verifying, and did not independently verify, such information. Jefferies did not undertake or obtain any independent evaluations or appraisals of any of the assets or liabilities, contingent or otherwise, of FNIS or MGEN, nor did it assume any obligation to conduct any physical inspection of the properties or facilities of FNIS or MGEN. Jefferies made no independent investigation of any legal or accounting matters affecting FNIS or MGEN, and it assumed the correctness of all legal and accounting advice given to such parties and their respective Boards of Directors or committees thereof. Jefferies did not express any opinion as to the underlying valuation, future performance or long term viability of FNIS or MGEN, or the price at which FNIS or MGEN common stock would trade at any time.

      With respect to financial forecasts and financial information and data supplied to Jefferies, Jefferies, with the permission of the Special Committee, relied upon representations that such financial forecasts and financial information and data had been reasonably prepared and reflected the best currently available estimates and judgments of management of FNIS and MGEN as to the future operating performance of FNIS and MGEN and the best available estimates and judgments of Fidelity regarding the revenues that MGEN is forecasted to generate based on MGEN’s relationship with Fidelity. Although the financial forecasts did not form the principal basis for Jefferies’ April 29 Opinion, but rather constituted one of the many items that Jefferies employed, changes to such forecasts could affect the opinion rendered. In rendering its April 29 Opinion, Jefferies noted that forecasting future results of any company is inherently subject to uncertainty.

      In addition, Jefferies assumed that:

•	the Offer would be consummated upon the terms set forth therein; and

•	the historical financial statements of FNIS and MGEN reviewed by Jefferies had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

      Jefferies did not express any opinion as to:

•	the value of any employee agreement or other arrangement entered into in connection with the Offer; or

•	any tax or other consequences that might result from the Offer.

      The following is a summary of the material financial analyses performed by Jefferies in connection with rendering its April 29 Opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Jefferies. Certain information in this section is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY JEFFERIES, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. JEFFERIES’ APRIL 29 OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY JEFFERIES AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE. The results of such analyses are summarized in the tables below.

      Comparable Companies Analysis. Using publicly available information, Jefferies analyzed and compared, among other things, the trading multiples of MGEN to the corresponding trading multiples of selected publicly traded companies that Jefferies believed were generally comparable to MGEN. These comparable companies are set forth in the table below.

Comparable Publicly-Traded Companies

Advent Software, Inc. [ADVS] Carreker Corporation [CANI] CCC Information Services Group [CCCG] Corillian Corporation [CORI] EPIQ Systems, Inc. [EPIQ]	Jack Henry & Associates [JKHY] S1 Corporation [SONE] Sanchez Computer Associates, Inc. [SCAI] SS&C Technologies, Inc. [SSNC] Transaction Systems Architects, Inc. [TSAI]

      The purpose of the comparable company analysis was to establish that the acquisition multiples being considered for MGEN were in the range of those of the comparable publicly traded companies. This was accomplished by deriving a range of multiples determined by dividing the common stock prices of these companies by their future expected earnings per diluted share and by dividing the total enterprise values of these companies by their historical and expected EBITDA (operating earnings before interest, depreciation and amortization, and certain one-time or non-recurring charges).

      Multiples compared by Jefferies included (i) total enterprise value (“TEV”) to the trailing twelve months (“TTM”) EBITDA, 2002 estimated EBITDA (“2002E EBITDA”) and 2003 estimated EBITDA (“2003E EBITDA”) and (ii) price per common share to 2002 estimated diluted earnings per common share (“2002E Earnings”) and 2003 estimated diluted earnings per common share (“2003E Earnings”). All multiples were based on closing stock prices as of April 29, 2002.

      Results of Jefferies’ analysis are summarized as follows:

Relevant
Multiple Range
			Peer	Transaction
	Low	High	Median	Multiple

TEV/TTM EBITDA	13.5x	17.0x	17.1x	11.2x
TEV/2002E EBITDA	9.5x	13.5x	13.6x	8.6x
TEV/2003E EBITDA	7.5x	12.0x	12.4x	7.7x
Price/2002E Earnings	22.0x	27.5x	27.7x	19.2x
Price/2003E Earnings	18.0x	24.0x	24.4x	17.1x

      Comparable Transaction Analysis. Using publicly available information, Jefferies analyzed the consideration offered and the implied transaction value multiples paid or proposed to be paid in nine acquisition and asset sale transactions that were announced since the beginning of 1999 that involved targets that Jefferies deemed to be generally comparable to MGEN.

      The purpose of the comparable transaction analysis was to establish that the acquisition multiples being considered for MGEN were in the range of the comparable public acquisition multiples. This was accomplished by dividing the aggregate consideration to be paid in the selected comparable transactions by the TTM revenues and TTM EBITDA. All multiples for the comparable transactions were based on public information available at the time of the announcement of such transactions. Based on this information and other publicly available information, the following table illustrates the implied MGEN acquisition multiples compared to multiples that Jefferies derived from the comparable transactions.

Relevant Multiple Range
			Peer	Transaction
	Low	High	Median	Multiple

TEV/TTM Revenues	2.5x	2.8x	2.7x	2.4x
TEV/TTM EBITDA	12.0x	20.0x	17.6x	11.2x

      Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the after-tax free cash flows of MGEN from an estimated close date of July 1, 2002 through December 31, 2007. The purpose of the discounted cash flow analysis was to establish a range for the potential equity value of MGEN by determining a range for the net present value of MGEN’s projected future free cash flows. In order to calculate MGEN’s free cash flows, Jefferies utilized FNIS’ management’s projections of MGEN’s net income for the next five and one-half years and (i) added back projected depreciation, amortization and other non-cash items and net interest expense (all net of taxes) and (ii) subtracted projected capital expenditures and projected increases in working capital. Jefferies also calculated the forecasted terminal value of the enterprise at December 31, 2007 by multiplying the forecasted EBITDA in the fiscal year ended December 31, 2007 by an EBITDA multiple ranging from 8.1x to 10.1x to reach a total enterprise value. Jefferies then discounted the five and one-half year projected free cash flows and the terminal value back to their present values using an estimated weighted average cost of capital (“WACC”) ranging from 15.12% to 17.12%, as derived by using the capital asset pricing model, to calculate the current enterprise value, equity value, and per share values of

MGEN. The following table summarizes the resulting implied MGEN equity values per share which can be compared to the Offer price:

	EBITDA Multiple

WACC	8.1x	8.6x	9.1x	9.6x	10.1x

15.12%	$17.92	$18.71	$19.50	$20.29	$21.08
15.62%	17.57	18.34	19.11	19.89	20.66
16.12%	17.23	17.98	18.74	19.49	20.25
16.62%	16.90	17.63	18.37	19.11	19.85
17.12%	16.57	17.29	18.01	18.74	19.46

      Relative Contribution Analysis. Jefferies compared pro forma contribution of each of FNIS and MGEN, based upon historical financial data and upon estimates provided by the management of FNIS, to the resultant combined company assuming completion of the Offer. Jefferies then compared them to the pro forma ownership by FNIS stockholders of the common stock of FNIS after the transaction, implied by the exchange ratio of approximately 67%. The relative contributions of FNIS and MGEN are summarized in the table below:

	Contribution

	FNIS	MGEN

Projected 2002 Revenues	63%	37%
Projected 2003 Revenues	68%	32%
Projected 2002 EBITDA	50%	50%
Projected 2003 EBITDA	56%	44%
Projected 2002 Net Income	56%	44%
Projected 2003 Net Income	61%	39%
Cash and Equivalents	22%	78%
Tangible Equity	45%	55%

      While the foregoing summary describes certain analyses that Jefferies deemed material in its April 29 presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Jefferies. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Jefferies believes that its analyses must be considered as a whole and that selecting any portion of its analyses or of the factors considered by it, without considering all analyses and factors, could create a misleading or an incomplete view of the evaluation process underlying Jefferies’ April 29 Opinion.

      Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Jefferies. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on application of Jefferies’ own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Jefferies therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Jefferies considered general economic, market and financial conditions and other matters as they existed as of April 29, 2002, many of which are beyond the control of FNIS and MGEN. The analyses performed by Jefferies are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion was expressed by Jefferies as to the prices at which shares of FNIS or any other common stock would be traded at any future time.

  Summary of the May 23 Opinion

      The full text of Jefferies’ May 23 Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as an exhibit to this prospectus. The following is only a summary of Jefferies’ May 23 Opinion and stockholders are urged to read the opinion carefully and in its entirety. Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.

      Jefferies’ May 23 Opinion was necessarily based on economic, monetary, political, regulatory, market and other conditions as they existed on, and on the information made available to Jefferies as of May 23, 2002; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed therein. The May 23 Opinion was rendered as of May 23, 2002 and Jefferies expressly disclaimed any obligation to update the May 23 Opinion after May 23, 2002. The May 23 Opinion did not address:

•	the relative merits of the Offer and the other business strategies being considered by the Special Committee or the Board of Directors of FNIS; nor

•	the Special Committee’s decision to proceed with or recommend the Offer.

      In addition, the May 23 Opinion did not constitute a recommendation to FNIS, its Board of Directors or any committee thereof, any of its stockholders or any other person as to any specific action that should be taken in connection with the Offer, including whether any stockholder should vote in favor of the Offer.

      In the course of performing its review and analyses for rendering the May 23 Opinion, Jefferies, among other things:

(i)	reviewed financial or other information that was publicly available or furnished to Jefferies by FNIS and MGEN;

(ii)	reviewed financial forecasts furnished to Jefferies by FNIS and MGEN;

(iii)	prepared a discounted cash flow analysis of MGEN based upon information provided to Jefferies by MGEN and FNIS;

(iv)	conducted discussions with members of senior management of FNIS concerning the matters described in (i), (ii) and (iii) above, and MGEN concerning the matters described in (i) and (ii) above;

(v)	conducted discussions with members of senior management of Fidelity regarding forecasts of revenues that MGEN is projected to generate based on MGEN’s relationship with Fidelity;

(vi)	reviewed and compared certain financial and securities data of MGEN with various other companies whose securities are traded in public markets;

(vii)	reviewed the reported prices and trading activity for FNIS shares and MGEN shares;

(viii)	reviewed and compared the market prices and valuation multiples paid in comparable merger and acquisition transactions deemed appropriate for purposes of this opinion; and

(ix)	reviewed such other financial studies and analyses and took into account such other matters as Jefferies deemed necessary, including its assessment of general economic and market conditions.

      In its review and analysis, and in arriving at its May 23 Opinion, Jefferies, with the permission of the Special Committee, relied upon the accuracy and completeness of all of the financial and other information that was publicly available, was supplied or otherwise made available to Jefferies, or discussed with or reviewed by Jefferies, and did not assume responsibility for independently verifying, and did not independently verify, such information. Jefferies did not undertake or obtain any independent evaluations or appraisals of any of the assets or liabilities, contingent or otherwise, of FNIS or MGEN, nor did it assume any obligation to conduct any physical inspection of the properties or facilities of FNIS or MGEN. Jefferies made no independent investigation of any legal or accounting matters affecting FNIS or MGEN, and it assumed the correctness of all legal and accounting advice given to such parties and their respective Boards of Directors or committees thereof. Jefferies did not express any opinion as to the underlying valuation, future performance or long term viability of FNIS or MGEN, or the price at which FNIS or MGEN common stock would trade at any time.

      With respect to financial forecasts and financial information and data supplied to Jefferies, Jefferies, with the permission of the Special Committee, relied upon representations that such financial forecasts and financial information and data had been reasonably prepared and reflected the best currently available estimates and judgments of management of FNIS and MGEN as to the future operating performance of FNIS and MGEN and the best available estimates and judgments of Fidelity regarding the revenues that MGEN is forecasted to generate based on MGEN’s relationship with Fidelity. Although the financial forecasts did not form the principal basis for Jefferies’ May 23 Opinion, but rather constituted one of the many items that Jefferies employed, changes to such forecasts could affect the opinion rendered. In rendering its May 23 Opinion, Jefferies notes that forecasting future results of any company is inherently subject to uncertainty.

      In addition, Jefferies assumed that:

•	the Offer would be consummated upon the terms set forth therein; and

•	the historical financial statements of FNIS and MGEN reviewed by Jefferies had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

      Jefferies did not express any opinion as to:

•	the value of any employee agreement or other arrangement entered into in connection with the Offer; or

•	any tax or other consequences that might result from the Offer.

      The following is a summary of the material financial analyses performed by Jefferies in connection with rendering its May 23 Opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Jefferies. Certain information in this section is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY JEFFERIES, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. JEFFERIES’ MAY 23 OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY JEFFERIES AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE. The results of such analyses are summarized in the tables below.

      Comparable Companies Analysis. Using publicly available information, Jefferies analyzed and compared, among other things, the trading multiples of MGEN to the corresponding trading multiples of selected publicly traded companies that Jefferies believed were generally comparable to MGEN. These comparable companies are set forth in the table below.

Comparable Publicly-Traded Companies

Advent Software, Inc. [ADVS] Carreker Corporation [CANI] CCC Information Services Group [CCCG] EPIQ Systems, Inc. [EPIQ]	Jack Henry & Associates [JKHY] S1 Corporation [SONE] Sanchez Computer Associates, Inc. [SCAI] SS&C Technologies, Inc. [SSNC] Transaction Systems Architects, Inc. [TSAI]

      The purpose of the comparable company analysis was to establish that the acquisition multiples being considered for MGEN were in the range of those of the comparable publicly traded companies. This was accomplished by deriving a range of multiples determined by dividing the common stock prices of these companies by their future expected earnings per diluted share and by dividing the total enterprise values of these companies by their historical and expected EBITDA (operating earnings before interest, depreciation and amortization, and certain one-time or non-recurring charges).

      Multiples compared by Jefferies included (i) total enterprise value (“TEV”) to the trailing twelve months (“TTM”) EBITDA, 2002 estimated EBITDA (“2002E EBITDA”) and 2003 estimated EBITDA (“2003E EBITDA”) and (ii) price per common share to 2002 estimated diluted earnings per common share (“2002E Earnings”) and 2003 estimated diluted earnings per common share (“2003E Earnings”). All multiples were based on closing stock prices as of May 23, 2002.

      Results of Jefferies’ analysis are summarized as follows:

Relevant
Multiple Range
			Peer	Transaction
	Low	High	Median	Multiple

TEV/TTM EBITDA	13.5x	16.0x	15.7x	13.6x
TEV/2002E EBITDA	9.5x	12.5x	11.6x	10.5x
TEV/2003E EBITDA	8.0x	9.8x	8.6x	9.4x
Price/2002E Earnings	22.0x	27.5x	27.4x	23.3x
Price/2003E Earnings	18.0x	22.0x	21.1x	20.8x

      Comparable Transaction Analysis. Using publicly available information, Jefferies analyzed the consideration offered and the implied transaction value multiples paid or proposed to be paid in ten acquisition and asset sale transactions that were announced since the beginning of 1999 that involved targets that Jefferies deemed to be generally comparable to MGEN.

      The purpose of the comparable transaction analysis was to establish that the acquisition multiples being considered for MGEN were in the range of the comparable public acquisition multiples. This was accomplished by dividing the aggregate consideration to be paid in the selected comparable transactions by the TTM revenues and TTM EBITDA. All multiples for the comparable transactions were based on public information available at the time of the announcement of such transactions. Based on this information and other publicly available information, the following table illustrates the implied MGEN acquisition multiples compared to multiples that Jefferies derived from the comparable transactions.

Relevant Multiple Range
			Peer	Transaction
	Low	High	Median	Multiple

TEV/TTM Revenues	2.4x	2.8x	2.5x	2.9x
TEV/TTM EBITDA	12.0x	17.5x	15.5x	13.6x

      Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the after-tax free cash flows of MGEN from an estimated close date of July 1, 2002 through December 31, 2007. The purpose of the discounted cash flow analysis was to establish a range for the potential equity value of MGEN by determining a range for the net present value of MGEN’s projected future free cash flows. In order to calculate MGEN’s free cash flows, Jefferies utilized FNIS’ management’s projections of MGEN’s net income for the next five and one-half years and (i) added back projected depreciation, amortization and other non-cash items and net interest expense (all net of taxes) and (ii) subtracted projected capital expenditures and projected increases in working capital. Jefferies also calculated the forecasted terminal value of the enterprise at December 31, 2007 by multiplying the forecasted EBITDA in the fiscal year ended December 31, 2007 by an EBITDA multiple ranging from 11.5x to 15.5x to reach a total enterprise value. Jefferies then discounted the five and one-half year projected free cash flows and the terminal value back to their present values using an estimated weighted average cost of capital (“WACC”) ranging from 15.07% to 17.07%, as derived by using the capital asset pricing model, to calculate the current enterprise value, equity value, and per share values of

MGEN. The following table summarizes the resulting implied MGEN equity values per share which can be compared to the Offer price:

	EBITDA Multiple

WACC	11.5x	12.5x	13.5x	14.5x	15.5x

15.07%	$23.29	$24.90	$26.51	$28.12	$29.73
15.57%	22.80	24.37	25.95	27.52	29.09
16.07%	22.33	23.87	25.40	26.94	28.47
16.57%	21.87	23.37	24.87	26.37	27.87
17.07%	21.43	22.89	24.36	25.82	27.28

      Relative Contribution Analysis. Jefferies compared pro forma contribution of each of FNIS and MGEN, based upon historical financial data and upon estimates provided by the management of FNIS, to the resultant combined company assuming completion of the Offer. Jefferies then compared them to the pro forma ownership by FNIS stockholders of the common stock of FNIS after the transaction, implied by the exchange ratio of approximately 66%. The relative contributions of FNIS and MGEN are summarized in the table below:

	Contribution

	FNIS	MGEN

Projected 2002 Revenues	63%	37%
Projected 2003 Revenues	68%	32%
Projected 2002 EBITDA	50%	50%
Projected 2003 EBITDA	56%	44%
Projected 2002 Net Income	55%	45%
Projected 2003 Net Income	61%	39%
Cash and Equivalents	22%	78%
Tangible Equity	44%	56%

      While the foregoing summary describes certain analyses that Jefferies deemed material in its May 23 presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Jefferies. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Jefferies believes that its analyses must be considered as a whole and that selecting any portion of its analyses or of the factors considered by it, without considering all analyses and factors, could create a misleading or an incomplete view of the evaluation process underlying Jefferies’ May 23 Opinion.

      Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Jefferies. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on application of Jefferies’ own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Jefferies therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Jefferies considered general economic, market and financial conditions and other matters as they existed as of May 23, 2002, many of which are beyond the control of FNIS and MGEN. The analyses performed by Jefferies are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion was expressed by Jefferies as to the prices at which shares of FNIS or any other common stock would be traded at any future time.

     Jefferies and FNIS

      The Special Committee retained Jefferies based on Jefferies’ experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Jefferies’ investment banking relationship and familiarity with FNIS and MGEN. Jefferies has not done any prior investment banking business with FNIS, MGEN or Fidelity, or their affiliates. Jefferies is a nationally recognized investment banking firm. As part of its investment banking business, Jefferies is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Jefferies maintains a market in the shares of FNIS’s common stock. In the ordinary course of its business, Jefferies may provide services on customary terms to FNIS, MGEN, Fidelity or their affiliates. In June 2002, certain affiliates of MGEN and FNIS requested Jefferies’ assistance in fulfilling sell orders of shares of MGEN common stock owned by these affiliates to a limited number of qualified institutional buyers in private transactions. Jefferies will receive customary brokerage commissions from these affiliates ranging between 3% and 7% on each trade. The commission will be based on the discount, if any, of the trade price to the market price. In addition, Jefferies may trade in FNIS’s, MGEN’s or Fidelity’s securities for its own account or for the account of its customers, which may include FNIS, MGEN or Fidelity, or any of their affiliates, and, accordingly, may at any time hold a long or short position in FNIS’s, MGEN’s or Fidelity’s securities.

      The engagement letter between Jefferies and the Special Committee of the Board of Directors provides that, for its services, Jefferies was entitled to receive a fee of $250,000 for rendering a fairness opinion, all of which was immediately payable upon delivery of the opinion, and which Jefferies has received. In addition, Jefferies is entitled to receive $100,000 upon the merger of MGEN and a wholly-owned subsidiary of FNIS. Whether or not the merger is consummated, FNIS has also agreed to reimburse Jefferies for certain reasonable and ordinary out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Jefferies and its affiliates and their respective officers, directors, partners, members, managers, counsel, employees or agents, or any person controlling Jefferies or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of its engagement. The terms of the fee arrangement with Jefferies, which FNIS and Jefferies believe are customary in transactions of this nature, were negotiated at arm’s length between the Special Committee and Jefferies, and the FNIS board was aware of such fee arrangements.

THE OFFER

General

      FNIS is offering, upon the terms and subject to the conditions described in this prospectus and the related letter of transmittal, to exchange 0.696 shares of FNIS common stock for each outstanding share of MGEN common stock (other than treasury stock) validly tendered on or prior to the expiration date and not properly withdrawn. In addition, as a FNIS stockholder, you will also have an ownership interest in FNIS’s business and assets. Based on the closing price of FNIS common stock on April 29, 2002, the last trading day before we publicly announced the offer, of $23.92 this exchange ratio represents a 17.0% premium to the closing price of MGEN common stock on April 29, 2002 of $14.25. It also represents a 16.0% premium over the average closing price of MGEN common stock over the thirty trading day period ended April 29, 2002, an approximate 32.0% premium over the average closing price of MGEN common stock over the 180 trading day period ended April 29, 2002 and an approximate 30.0% premium over the average closing price of MGEN common stock over the year ended April 29, 2002.

      Our obligation to exchange shares of FNIS common stock for MGEN shares pursuant to the offer is subject to several conditions discussed in “Conditions of the Offer” beginning on page 56.

      The term “expiration date” means 5:00 p.m., New York City time, on Tuesday, July 9, 2002, unless we commence a subsequent offering period or otherwise extend the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires. We may in our discretion commence a subsequent offering period of from three to twenty business days from the scheduled expiration date of the offer. We may also extend the offer if any of the conditions to the offer is not satisfied or waived by us, as more fully described in “ — Extension, Termination and Amendment” beginning on page 46. We may also extend the expiration date of the offer as and to the extent required by the SEC.

      If you are the record owner of your MGEN shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. If you own MGEN shares through the MGEN Employee Stock Purchase Plan, and the agent for the relevant plan tenders the shares on your behalf, you will not have to pay any fees or commissions. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of MGEN common stock pursuant to our offer will be paid by us or on our behalf.

      We will, as soon as practicable after consummation of the offer, cause a wholly-owned subsidiary of FNIS to be merged with MGEN, unless it is not lawful to do so, with MGEN surviving the merger as a wholly-owned subsidiary of FNIS. In the merger, each remaining outstanding share of MGEN common stock held by you (other than treasury stock) will be converted into the right to receive the same number of shares of FNIS common stock that you would have received if you had tendered your shares in the offer, unless you properly exercise your appraisal rights. See “— Purpose of the Offer; The Merger; Appraisal Rights” commencing on page 52.

      Subject to the agreements with certain stockholders described below, if the offer and merger are completed, each unexercised stock option to purchase MGEN common outstanding under MGEN’s stock option plans will become an option to purchase FNIS common stock. The number of shares of FNIS common stock subject to each new option, as well as the exercise price of each new option, will be adjusted to give effect to the exchange ratio. Warrants to purchase or other securities convertible into MGEN common stock will be affected by tender offer in accordance with their respective terms. In the subsequent merger, any outstanding MGEN warrants or convertible securities will become exercisable for or convertible into FNIS stock after giving effect to the exchange ratio.

Timing of the Offer

      The offer is currently scheduled to expire on Tuesday, July 9, 2002. However, we may hold the offer open for varying lengths of time depending on the circumstances. We may in our discretion commence a subsequent offering period of from three to twenty business days from the scheduled expiration date of the offer. We may also extend the offer if any of the conditions to the offer is not satisfied or waived by us. We may also extend the expiration date of the offer as and to the extent required by the SEC. For more information, you should read the discussion under “— Extension, Termination and Amendment” beginning on page 46.

      Our Board of Directors has called an annual meeting of our stockholders to be held on July 8, 2002, and set the record date for the annual meeting as June 6, 2002. At the annual meeting, our stockholders will be asked to vote in favor of the proposal to issue shares of our common stock in the offer and the merger, to elect directors to our Board and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof. We will solicit proxies in favor of approval of the proposals by our stockholders. Fidelity National Financial, Inc. (“Fidelity”), our majority stockholder and the majority stockholder of MGEN, has entered into an agreement with us to tender its shares of MGEN common stock in the offer. We expect that Fidelity will vote in favor of the proposal to issue shares of our common stock in the offer and the merger, with the result that the proposal is certain to be approved.

Extension, Termination and Amendment

      We expressly reserve the right, in our sole discretion, to commence a subsequent offering period pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a period of from three to twenty business days after the scheduled expiration date of the offer. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on July 10, 2002 (the next business day after the scheduled expiration date), which announcement will include the results of the offer to date. During any such subsequent offering period, MGEN shares previously tendered and not properly withdrawn prior to the beginning of the subsequent offering period will remain subject to the offer. All MGEN shares (other than treasury shares) tendered into the subsequent offering period shall be immediately accepted by us and exchanged for FNIS common stock at the exchange ratio. If we decide to commence a subsequent offering period, all conditions to the completion of the offer (other than the expiration of the subsequent offering period) shall be deemed satisfied or waived, and shares already tendered by you and accepted by us may not be withdrawn during such period.

      Subject to the SEC’s applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (1) to delay our acceptance for exchange or our exchange of any MGEN shares pursuant to the offer or to terminate our offer and not accept for exchange or exchange any MGEN shares, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer and (2) to waive any condition (subject to the limits on waiver described under “Conditions of the Offer”) or otherwise to amend the offer in any respect, by giving oral followed by written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. We are not making any assurances that we will exercise our right to extend our offer if a condition to the offer has not been met as of the scheduled expiration date, although we may do so until all conditions have been satisfied or, where permissible, waived. During any such extension, all MGEN shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your MGEN shares. See “— Withdrawal Rights” beginning on page 48.

      We confirm to you that if we make a material change in the terms of the offer or the information concerning the offer, we will extend the offer to the extent required under the Exchange Act.

Effect of Termination of the Offer

      In the event that we decide to terminate the offer prior to consummation of the offer, the effect of such a termination would be that we would not accept for exchange or exchange any MGEN shares, including any shares that may have been tendered for exchange prior to such termination date and MGEN would remain a separate, publicly traded company.

Exchange of MGEN Shares; Delivery of FNIS Common Stock

      Upon the terms and subject to the conditions of the offer (including, if the offer is held open or amended, the terms and conditions of any such extension or amendment), FNIS will accept for exchange, and will exchange, MGEN shares validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance of or the exchange of MGEN shares in anticipation of receipt of any required governmental or regulatory approvals or similar matters.

      For purposes of the offer, we will have been deemed to have accepted for exchange MGEN shares validly tendered and not properly withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those MGEN shares pursuant to the offer. The exchange agent will deliver the FNIS common stock in exchange for MGEN shares pursuant to the offer and cash instead of fractional shares of FNIS common stock promptly after receipt of our notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving FNIS common stock from us and transmitting such stock to you.

      If we do not accept any tendered MGEN shares for exchange pursuant to the terms and conditions of the offer for any reason, we will return certificates for such unexchanged MGEN shares without expense to the tendering stockholder or, in the case of MGEN shares tendered by book-entry transfer of such MGEN shares into the exchange agent’s account at The Depository Trust Company (which we refer to as “DTC”) pursuant to the procedures set forth below under “— Procedure for Tendering,” those MGEN shares will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

Cash Instead of Fractional Shares of FNIS Common Stock

      We will not issue certificates representing fractional shares of FNIS common stock pursuant to the offer. Any fractional share of FNIS common stock which would otherwise be payable to a MGEN stockholder will be settled in cash in an amount equal to the value of such fractional share. Such cash payments will be made through the exchange agent if the related shares of MGEN common stock are tendered to the exchange agent or, if such shares are tendered through DTC.

Procedure for Tendering

      For you to validly tender MGEN shares pursuant to the offer, (1) a properly completed and duly executed letter of transmittal, together with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus and either (x) certificates for tendered MGEN shares must be received by the exchange agent at such address or (y) such MGEN shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a “book-entry confirmation”)), in each case before the expiration date, or (2) you must comply with the guaranteed delivery procedure described below. Participants in the MGEN Employee Stock Purchase Plan may also participate in the offer and should follow the procedures described under “— Special Procedures for Employee Stock Purchase Plan Participants; Stock Options, Warrants and Other Convertible Securities” beginning on page 50, to tender their MGEN shares.

      The term “agent’s message” means a message, transmitted by DTC, to, and received by, the exchange agent, and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the MGEN shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

      The exchange agent will establish accounts with respect to the MGEN shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the MGEN shares by causing DTC to transfer such MGEN shares into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of MGEN shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile of such document), with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses specified on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

      Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which MGEN shares are tendered either by a registered holder of MGEN shares who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or for the account of an eligible institution.

      If the certificates for MGEN shares are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

      Participants in the MGEN Employee Stock Purchase Plan may also participate in the offer and should follow the procedures set forth in “— Special Procedures for Employee Stock Purchase Plan Participants; Stock Options, Warrants and Other Convertible Securities” beginning on page 50, to tender their MGEN shares.

      THE METHOD OF DELIVERY OF MGEN SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

      TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO OUR OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING REQUIREMENTS. SEE “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” BEGINNING ON PAGE 58.

Withdrawal Rights

      Except as provided below, MGEN shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after July 29, 2002. If we decide in our discretion to commence a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act, MGEN shares already tendered by you and accepted by us may not be withdrawn during such period, and any MGEN shares tendered during such subsequent offering period shall be immediately accepted by us and exchanged pursuant to the offer.

      For your withdrawal to be effective, the exchange agent must receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of MGEN shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those MGEN shares.

      An eligible institution (as described below) must guarantee all signatures on the notice of withdrawal, unless the MGEN shares to be withdrawn have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. An “eligible institution” is a financial institution that is a participant in a Medallion program approved by the Securities Transfer Association. If MGEN shares have been tendered pursuant to the procedures for book-entry tender as set forth below under “Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn MGEN shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the MGEN shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

      Neither we, the exchange agent, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any MGEN shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may re-tender withdrawn MGEN shares by following one of the procedures described above under “— Procedure for Tendering” or below under “— Guaranteed Delivery” at any time prior to the expiration date.

Guaranteed Delivery

      If you wish to tender your MGEN shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your MGEN shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

(1)	you make your tender by or through an eligible institution;

(2)	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

(3)	the certificates for all tendered MGEN shares (or a confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile of such document), with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq Stock Market trading days after the date of execution of such notice of guaranteed delivery.

      You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail it to the exchange agent and must include a guarantee by an eligible institution in the form set forth in that notice.

      In all cases, FNIS will exchange MGEN shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for MGEN shares (or timely confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

Special Procedures for Employee Stock Purchase Plan Participants; Stock Options, Warrants and Other Convertible Securities

      Employee Stock Purchase Plan. Participants in the MGEN Employee Stock Purchase Plan who wish to participate in the offer may instruct the agent for such plan to tender MGEN shares attributable to their plan accounts by notifying such agent of the election as provided in the Notice to Employee Stock Purchase Plan Participants sent to such participants.

      PARTICIPANTS IN THE MGEN EMPLOYEE STOCK PURCHASE PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF MGEN SHARES, BUT MUST USE THE SEPARATE ELECTION FORM SENT TO THEM. MGEN EMPLOYEE STOCK PURCHASE PLAN PARTICIPANTS ARE URGED TO READ THE SEPARATE ELECTION FORM AND RELATED MATERIALS CAREFULLY.

      MGEN Stock Options, Warrants and Other Convertible Securities. Holders of vested but unexercised options to purchase MGEN shares may exercise such options for cash in accordance with the terms of the MGEN stock option plan and tender the MGEN shares received upon such exercise pursuant to the general instructions for tendering shares discussed above under “— Procedure for Tendering.”

      Subject to the agreements with certain stockholders described below, if the offer and merger are completed, each unexercised stock option to purchase MGEN common outstanding under MGEN’s stock option plans will become an option to purchase FNIS common stock. The number of shares of FNIS common stock subject to each new option, will be adjusted to give effect to the exchange ratio. We intend to register the shares of FNIS common stock issuable upon the exercise of converted MGEN stock options with the SEC concurrently with the closing of the merger.

      Warrants to purchase and other securities convertible into MGEN common stock will be affected by the tender offer in accordance with their respective terms. In the subsequent merger, any outstanding MGEN warrants or other convertible securities will become exercisable for or convertible into FNIS stock after giving effect to the exchange ratio.

      Concurrently with our public announcement of the offer on April 30, 2002, we asked certain stockholders of MGEN who were directors, executive officers or significant stockholders of ours or of Fidelity, to agree to amend the terms of the MGEN options, warrants and other convertible securities held by them to increase the exercise or conversion price of those instruments by $2.26. The amount of the increase in exercise or conversion price we contemplated was calculated to ensure that the exchange ratio in the offer and merger would not in itself result in those MGEN stockholders receiving a premium on their options, warrants or other convertible securities over the average closing price of MGEN common stock over the 30 trading day period ended April 30, 2002, the day before we publicly announced the offer and merger. The MGEN stockholders we asked to agree to the exercise or conversion price increase were:

•	Fidelity, which beneficially owns a promissory note convertible into 579,150 shares of MGEN common stock and, through Cal West Services Corporation, a wholly-owned subsidiary of Fidelity, beneficially owns warrants to purchase 288,750 shares of MGEN common stock,

•	William P. Foley, II, the Chairman of our Board of Directors, the Co-Chairman of the Board of MGEN’s Board of Directors and the Chairman of the Board and Chief Executive Officer of Fidelity, who beneficially owns options to purchase 715,000 shares of MGEN common stock,

•	Patrick F. Stone, our Chief Executive Officer and a FNIS director, the Co-Chairman of the Board of MGEN and the President and a director of Fidelity, who beneficially owns options to purchase 574,706 shares of MGEN common stock,

•	John Snedegar, the Chief Executive Officer and a director of MGEN, who beneficially owns options to purchase 1,028,324 shares of MGEN common stock and a warrant to purchase 110,000 shares of MGEN common stock,

•	Richard Pickup, a director of MGEN, who beneficially owns options to purchase 88,000 shares of MGEN common stock, and

•	Dito Caree, LP, of which Mr. Pickup is the general partner, which beneficially owns warrants to purchase 247,500 shares of MGEN common stock.

      Before finalizing amendments to the terms of the relevant options, warrants and other convertible securities, we discussed possible ways of reducing the number of MGEN options and warrants to be outstanding as of the closing of the merger with Mr. Foley, Mr. Stone, Mr. Snedegar and Mr. Pickup, and they volunteered to exercise their MGEN options and warrants and to sell the underlying shares of MGEN common stock if doing so would assist us in closing the offer and merger. Because such exercises and sales by Mr. Foley, Mr. Stone, Mr. Snedegar and Mr. Pickup are voluntary, and nonbinding, we added a condition to our obligation to close the tender offer, which can be waived by us, that Mr. Foley, Mr. Stone, Mr. Snedegar and Mr. Pickup exercise the MGEN options and warrants they hold individually at the original exercise price of the relevant instrument and sell the underlying MGEN shares to any third parties unaffiliated with MGEN prior to the closing of the offer who agree to tender such shares in the offer. Our agreement with Fidelity, Cal West and Dito Caree to increase the exercise or conversion price of their MGEN options, warrants and other convertible securities will remain in effect unless the offer is not consummated.

      In addition, Mr. Foley and Mr. Stone have agreed to rescind the option grants to purchase 165,000 MGEN shares that each received in April 2001. These grants are not reflected in the totals given for Mr. Foley and Mr. Stone above. See “Relationship Among FNIS, MGEN and Fidelity — Agreements Regarding Stock Options, Warrants and Other Convertible Securities” beginning on page 64.

Effect of Tender

      By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your MGEN shares tendered and accepted for exchange by us and with respect to any and all other MGEN shares and other securities issued or issuable in respect of the MGEN shares on or after July 9, 2002. Such appointment is effective, and voting rights will be affected, when and only to the extent that we accept for exchange the MGEN shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered MGEN shares and therefore, upon effectiveness, shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by you will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Our designees will, with respect to the MGEN shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of MGEN stockholders, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for MGEN shares to be deemed validly tendered, immediately upon our exchange of such MGEN shares, we must be able to exercise full voting rights with respect to such MGEN shares.

      We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of MGEN shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of MGEN shares determined by us not to be in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. Subject to the applicable rules and regulations of the SEC, we also reserve the absolute right to waive any of the conditions of the offer (other than the condition relating to obtaining FNIS stockholder and the effectiveness of the registration statement), or any defect or irregularity in the tender of any MGEN shares. If we waive a condition to the offer, that condition shall be waived as to all tendered MGEN shares. No tender of MGEN shares will be deemed to have been validly made until all defects and irregularities in tenders of MGEN shares have been cured or waived. Neither we, the exchange agent, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any MGEN shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding.

      The tender of MGEN shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Purpose of the Offer; The Merger; Appraisal Rights

     Purpose of the Offer and the Merger

      We are making the offer in order to acquire all of the outstanding shares of MGEN common stock (other than treasury stock). We intend, as soon as practicable after completion of the offer, to cause a wholly-owned subsidiary of FNIS to merge with and into MGEN, with MGEN surviving the merger as a wholly-owned subsidiary of FNIS. The purpose of the merger is to acquire all publicly-held MGEN shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding MGEN share held by you will be converted into the right to receive the same number of shares of FNIS common stock that you would have received if you had tendered your shares in the offer, unless you properly exercise your appraisal rights.

     The Merger

      If the conditions to the offer are met and the offer is completed, we will effect a merger of MGEN and a wholly-owned subsidiary of FNIS as soon as possible thereafter, unless it is not lawful to do so. If, following the completion of the offer, we own at least 90% of the outstanding common stock of MGEN, we will effect a short-form merger of MGEN and such wholly-owned subsidiary of FNIS, in which case no further MGEN stockholder or Board action will be required for us to complete the short-form merger. If such a merger takes place and you have not validly tendered your MGEN shares in the offer (unless you properly perfect your appraisal rights under Delaware law), your shares (other than treasury shares) will be exchanged in the merger for the same number of shares of FNIS common stock that you would have received if you had tendered your shares in the offer. If a short-form merger is not available to us following the completion of the offer, we will seek to consummate a merger on substantially the same terms as the short-form merger described above through other available structures, which may require us to seek further FNIS or MGEN stockholder and Board approvals. As a result of the offer and the merger, MGEN will become a wholly-owned subsidiary of FNIS and the former stockholders of MGEN will own shares in FNIS. MGEN shares will no longer trade publicly on any stock exchange.

     Appraisal Rights

      Under Delaware law, MGEN stockholders do not have appraisal rights in connection with the offer. If, after the offer is completed, FNIS holds at least 90% of the outstanding shares of MGEN, FNIS intends to effect a short-form merger of a wholly-owned FNIS subsidiary with and into MGEN pursuant to Section 253 of the Delaware General Corporation Law. If FNIS effects a short-form merger pursuant to Section 253 and, at the effective time of the merger, FNIS does not hold all of the stock of MGEN, MGEN stockholders will have appraisal rights in connection with the merger under Delaware law. If FNIS holds less than 90% of the outstanding shares of MGEN after the offer is completed, FNIS intends to effect a merger of a wholly-owned FNIS subsidiary with and into MGEN pursuant to Section 251 of the Delaware General Corporation Law. If FNIS effects the merger pursuant to Section 251, and MGEN is not at the time of the merger listed for trading on NASDAQ, MGEN stockholders will be entitled to appraisal rights in connection with the merger under Delaware law. Dissenting stockholders who comply with certain statutory procedures will be entitled to receive judicial determination of the fair value of their MGEN shares and to receive payment of such fair value in cash, together with a rate of interest, if any. This discussion is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, which contains the Delaware appraisal statute. A copy of this provision is attached to this document as Annex A. If you fail to take any action required by Delaware law, your rights to an appraisal may be waived or terminated.

     Notification of Merger’s Effectiveness

      In the event a short-form merger is available to us following the closing of the offering we will effect a merger of a wholly-owned subsidiary of ours with and into MGEN as soon as possible thereafter, with MGEN surviving the merger as a wholly-owned subsidiary of ours, MGEN will send notice of the effectiveness of the merger and the availability of appraisal rights to each MGEN stockholder either before the effective time of the merger or within ten days thereafter. If a short-form merger is not available to us following the closing of the offering, we will contact you at that time with respect to the structure of the merger and your rights in connection therewith.

     Electing Appraisal Rights

      To perfect appraisal rights, the record holder of MGEN common stock must deliver a written demand for appraisal to MGEN within 20 days after the date of mailing of the notice described above. This demand must reasonably inform MGEN of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of MGEN common stock.

      A demand for appraisal must delivered to: Corporate Secretary, Micro General Corporation 2510 N. Red Hill Avenue, Suite 230, Santa Ana, California 92705.

     Only Record Holders May Demand Appraisal Rights

      Only a record holder of MGEN common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If the MGEN common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If the MGEN common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•	An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•	A holder of record, such as a broker, who holds common stock as nominee for beneficial owners, may perfect a holder’s right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of common stock held for all or less than all of such beneficial owners and the number of shares of common stock covered by the demand. If no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock registered in the name of the record holder.

     Court Petition Must Be Filed

      Within 120 days after the effective time of the merger, the surviving corporation in the merger or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the MGEN common stock. Stockholders seeking to perfect appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

     Appraisal Proceeding by Delaware Court

      If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the common stock owned by the stockholders and determine its fair value. In determining fair value, the court may consider any generally accepted valuation techniques, but will exclude the element of value arising from the accomplishment and expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

      The value determined by the court for MGEN common stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorney’s fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all common stock entitled to appraisal.

     Effect of Appraisal Demand on Voting and Right to Dividends

      Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

     Loss, Waiver or Withdrawal of Appraisal Rights

      Holders of MGEN common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to the surviving corporation a written withdrawal of such stockholder’s demand for an appraisal, provided, however, that any attempt to withdraw that is made more than 60 days after the effective time requires the written approval of the surviving corporation. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of FNIS common stock, and cash instead of a fraction of a share of FNIS common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the offer and the merger, regardless of the market price of FNIS shares at the time of delivery.

     Dismissal of Appraisal Proceeding

      If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

Certain Legal and Regulatory Matters

      We have determined that the combination of FNIS and MGEN contemplated by the offer and merger is exempt from the notification and waiting period requirements imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. However, at any time before or after completion of the merger, the Antitrust Division or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of FNIS or MGEN. Private parties may also bring actions under the antitrust laws under certain circumstances. Although FNIS and MGEN believe that the merger is legal under the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

      Except as set forth in this prospectus, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of MGEN shares. We intend to make all required filings under the Securities Act of 1933, as amended, and the Exchange Act.

     State Takeover Laws

      A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. We have not attempted to comply with state takeover statutes in connection with the offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the offer, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase shares tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for purchase, or pay for, any shares tendered. See “Conditions of the Offer — Other Conditions of the Offer” below.

      MGEN is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person becomes an interested stockholder unless, among other exceptions, the “business combination” is approved by the board of directors of such corporation prior to such time. However, as permitted under the Delaware General Corporation Law, MGEN has opted out of the applicability of Section 203 of the Delaware General Corporation Law in its Certificate of Incorporation.

Financing of the Offer and the Merger

      The securities required to consummate the offer and the merger are available from FNIS’s authorized but unissued shares. Fees and expenses in connection with the offer and the merger are estimated to be approximately $2.0 million, including the SEC filing fee and the fees of the information agent, exchange agent, financial advisors, the financial printer, counsel, accountants and other professionals. We will obtain all of such funds from our available capital resources.

Plans for MGEN

      Although we have no plans to make any significant changes at this time, following the completion of the offer and the merger, we expect to review MGEN and its assets, corporate structure, capitalization, operations, property, management, personnel and policies to determine what changes, if any, are desirable or appropriate to better organize, integrate and coordinate its businesses with those of FNIS. We may in the future also consider transactions such as acquisitions or dispositions of material assets, formation of alliances, joint ventures or other forms of cooperation with third parties or other extraordinary transactions affecting MGEN or its operations.

CONDITIONS OF THE OFFER

      Notwithstanding any other provision of the offer, and without prejudice to our other rights, we will not be required to accept for exchange or, subject to any applicable rules of the SEC, exchange any shares of MGEN common stock, and we may terminate, extend or amend the offer if, at the expiration date, any of the following offer conditions have not been satisfied or, to the extent permitted, waived. We will not waive the FNIS stockholder approval and registration statement effectiveness conditions.

Approval of the FNIS Stockholders

      Rule 4350 of the Nasdaq Marketplace Rules requires us to obtain the approval of our stockholders for the issuance of shares of FNIS common stock in the offer and the merger since Fidelity National Financial, Inc. (“Fidelity”), is a majority stockholder of both FNIS and MGEN and the number of shares to be issued will exceed 5% of the shares of FNIS common stock outstanding immediately prior to the issuance. Our offer is conditioned upon the approval of the issuance of shares of FNIS common stock pursuant to the offer and the merger by the affirmative vote of a majority of the votes cast by the holders of FNIS common stock at a meeting of such holders subject to compliance with all applicable quorum requirements.

      Our Board of Directors has called an annual meeting of our stockholders to be held on July 8, 2002, and set the record date for the annual meeting as June 6, 2002. At the annual meeting, our stockholders will be asked to vote in favor of the proposal to issue shares of our common stock in the offer and the merger, to elect directors to our Board, to amend our Amended and Restated Certificate of Incorporation and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof. We will solicit proxies in favor of approval of the proposals by our stockholders. Fidelity has entered into an agreement with us to tender its shares of MGEN common stock in the offer. We expect that Fidelity will vote in favor of the proposal to issue shares of our common stock in the offer and the merger, with the result that the proposal is certain to be approved.

Registration Statement Effectiveness

      Our offer is conditioned upon the registration statement on Form S-4 of which this prospectus is a part being declared effective under the Securities Act of 1933, as amended (the “Securities Act”), and not being subject to any stop order suspending its effectiveness or any proceedings seeking a stop order.

Exercise of Options and Warrants

      In order to reduce the number of MGEN options and warrants outstanding at the closing of the merger, our offer is conditioned upon the exercise by William P. Foley, II, the Chairman of our Board of Directors, the Co-Chairman of MGEN’s Board of Directors and the Chairman of the Board and Chief Executive Officer of Fidelity, Richard Pickup, a director of MGEN, Patrick F. Stone, our Chief Executive Officer and a member of our Board of Directors, the Co-Chairman of the Board of MGEN and the President and a director of Fidelity, and John Snedegar, the Chief Executive Officer and a director of MGEN, of all MGEN options and warrants held individually by them, and the sale by each of them of the MGEN common stock issued upon such exercise to any third parties unaffiliated with MGEN prior to the closing of the offer who agree to tender such shares in the offer. Any such exercises and sales by Mr. Foley, Mr. Pickup, Mr. Stone or Mr. Snedegar are voluntary and nonbinding. This condition will require an aggregate of 2,518,030 shares of MGEN common stock to be issued and sold prior to the closing of the offer. We expect approximately 260,000 additional MGEN options and warrants will be exercised prior to the closing of the offer and the merger.

Other Conditions of the Offer

      Our offer is also subject to the condition that, at the time of the expiration date of the offer, none of the following shall have occurred:

(a) there shall be in effect an injunction, order, decree, judgment or ruling by a governmental authority of competent jurisdiction or a statute, rule, regulation or order shall have been promulgated or shall have been enacted by a governmental authority of competent jurisdiction which in any such case (i) materially restrains or prohibits the making or consummation of the offer or the consummation of the merger, (ii) prohibits or materially restricts our or any of our subsidiaries’ or affiliates’ ownership or operation of any portion of MGEN’s business or assets, or which would substantially deprive us and/or our affiliates or subsidiaries of the benefit of ownership of MGEN’s business or assets, or compels us (or any of our affiliates or subsidiaries) to dispose of or hold separate any portion of MGEN’s business or assets or which would substantially deprive us and/or our affiliates or subsidiaries of the benefit of ownership of MGEN’s business or assets, (iii) imposes material limitations on our ability to acquire, hold or exercise full rights of ownership of the MGEN shares, including, the right to vote MGEN shares, or (iv) imposes any material limitations on our ability and/or our affiliate’s or subsidiaries’ ability to control in any material respect the business and operations of MGEN;

(b) there shall have occurred (and the adverse effect of such occurrence shall, in our good faith judgment, be continuing) (i) any general suspension of trading in, or limitation on prices for, securities on any national exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor’s 500 Index from May 30, 2002, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely (or to delay materially) the consummation of the offer or the merger, or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

(c) any tender or exchange offer with respect to more than ten percent of the outstanding FNIS common stock or the MGEN common stock (other than this offer), or a merger, acquisition or other business combination proposal for FNIS or MGEN (other than this offer and the merger), shall have been proposed, announced or made by any person or entity other than FNIS, Fidelity, MGEN or their respective affiliates or persons or entities acting on behalf of those parties; and

(d) there shall have occurred any event or events that have resulted, in an actual or, in our reasonable discretion, threatened material adverse change in the business, condition (financial or other), income, operations, stock ownership or prospects of MGEN and its subsidiaries, taken as a whole, excluding the effects of the tender offer itself on MGEN’s stock price or the effects of general market conditions.

      The foregoing conditions are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions. We may also, in our reasonable discretion, waive these conditions in whole or in part (subject to the limitations on waiver described in the first paragraph of this section). The determination as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right. Unless we have already waived a condition (in which case we may not later re-assert it), each such right may be asserted at any time and from time to time prior to the expiration of the offer.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following discussion summarizes the material United States federal income tax consequences of the offer and merger to holders of MGEN common stock that hold their shares of MGEN common stock as capital assets. This discussion is based upon provisions of the Code, applicable Treasury Regulations promulgated thereunder, and judicial and administrative decisions currently in effect. All of these authorities are subject to change on a retroactive and prospective basis and are subject to differing interpretations. Any such change could affect the accuracy of the statements and conclusions in this discussion. This discussion does not address federal income tax consequences applicable to holders of MGEN common stock who are subject to special treatment under the Code, such as:

•	dealers in securities;

•	banks, insurance companies, or tax exempt organizations;

•	foreign persons;

•	persons who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions;

•	persons who hold shares of MGEN common stock as part of an integrated investment (including a “straddle”) comprised of shares of MGEN common stock and one or more other positions;

•	persons who are subject to the constructive sale or constructive ownership provisions of the Code under Section 1259 or 1260, respectively, with respect to their MGEN common stock;

•	persons who hold shares of MGEN common stock who receive cash in exchange for their shares of MGEN common stock as a result of perfecting their appraisal rights; or

•	persons that have acquired MGEN common stock from those persons who have volunteered to exercise their MGEN options and warrants as a condition to the completion of the offer as described in “Questions and Answers About the Offer.”

      In the opinion of Stradling Yocca Carlson & Rauth, a professional corporation, the offer and the merger will be treated, if the merger is consummated, as a reorganization under Section 368(a) of the Code and/or a transfer of property to FNIS by the holders of MGEN common stock governed by Section 351 of the Code. This opinion is based on:

•	representations made by FNIS;

•	the assumption that the offer and the merger will be consummated in the manner described in this prospectus;

•	the assumption that Fidelity National Financial, Inc. will tender 100% of the shares of MGEN common stock it holds pursuant to the offer and that such shares will in fact be acquired by FNIS in the offer; and

•	the accuracy and authenticity of the representations and documents provided to counsel, including this prospectus.

      If any of the representations or assumptions is inaccurate, the opinion could be adversely affected and the tax consequences of the offer and/or merger may differ from those described above. Moreover, opinions of counsel are not binding on the Internal Revenue Service or the courts. FNIS has not requested and will not request a ruling from the Internal Revenue Service with regard to any tax consequences of the offer and merger.

      If the offer and merger constitutes a reorganization within the meaning of Section 368(a) of the Code and/or a transfer of property governed by Section 351 of the Code as discussed above, and subject to limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result:

•	No gain or loss will be recognized by the holders of MGEN common stock on the exchange of their shares of MGEN common stock solely for shares of FNIS common stock, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of FNIS common stock;

•	To the extent that a holder of MGEN common stock receives cash instead of a fractional share of FNIS common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of that holder’s shares of MGEN common stock allocable to that fractional share of FNIS common stock. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the share of MGEN common stock is more than one year as of the expiration date for the offer or the effective time of the merger, as applicable;

•	A holder of MGEN common stock will have a tax basis in the FNIS common stock received in the offer or the merger equal to (1) the tax basis of MGEN common stock surrendered by that holder, less (2) any tax basis of the MGEN common stock surrendered that is allocable to any fractional share of FNIS common stock for which cash is received;

•	The holding period for shares of FNIS common stock received in exchange for shares of MGEN common stock in the offer or the merger will include the holding period for the shares of MGEN common stock surrendered in the merger; and

•	No income, gain or loss will be recognized by MGEN or FNIS as a result of the offer or the merger.

      If the Internal Revenue Service determines successfully that the offer and/or merger is neither a reorganization within the meaning of Section 368(a) of the Code or a transfer of property governed by Section 351 of the Code, holders of MGEN common stock must recognize gain or loss with respect to each share of MGEN common stock tendered in the offer or surrendered in the merger in an amount equal to the difference between the tax basis in such shares and the fair market value of the FNIS common stock received in exchange therefor. In such event, such holder of MGEN common stock will have an aggregate tax basis in the FNIS common stock received in the offer or merger equal to its fair market value on the effective date of the exchange of shares pursuant to the offer, or the merger, whichever is applicable. The holding period of such FNIS common stock received would begin the day after its receipt by the holder.

      A holder of MGEN common stock may be subject to backup withholding at a rate of 30%. However, backup withholding will not apply to a holder who either (i) furnishes a correct taxpayer identification number and certifies and that he or she is not subject to backup withholding by completing the requisite forms, or (ii) otherwise proves to FNIS and its exchange agent that the holder is exempt from backup withholding.

      The foregoing discussion provides a general summary of the material federal income tax consequences of the offer and the merger, and is not a complete analysis or description of all other potential federal income tax consequences of the offer and the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state, or local tax consequences of the offer and the merger. ACCORDINGLY, WE URGE EACH MGEN STOCKHOLDER TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE OR LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO HIM OR HER OF THE OFFER AND THE MERGER THAT MAY ARISE BASED ON THEIR INDIVIDUAL CIRCUMSTANCES.

CERTAIN EFFECTS OF THE OFFER; EXCHANGE ACT REGISTRATION

      Following the completion of the offer but before the completion of the merger, the liquidity and market value of the remaining shares of MGEN common stock held by the public and the rights of the holders of those shares may be adversely affected.

      The shares of MGEN common stock are currently traded on the Nasdaq National Market. Depending on the number of shares of MGEN common stock exchanged pursuant to the offer, the shares of MGEN common stock may no longer meet the requirements of NASDAQ for continued listing on the Nasdaq National Market. For example, published guidelines of NASDAQ indicate that NASDAQ would consider delisting the outstanding shares of MGEN common stock from the Nasdaq National Market if, among other things, (i) the number of publicly held shares of MGEN common stock should fall below 1,100,000, (ii) the number of record holders of round lots falls below 400 (iii) the aggregate market value of publicly held shares should fall below $15 million or (iv) the minimum bid price per share is less than $3. As of April 24, 2002, there were 15,773,310 shares of MGEN common stock outstanding and as of May 13, 2002, there were approximately 166 holders of record.

      If the shares of MGEN common stock are de-listed from the Nasdaq National Market, the market for them could be adversely affected. It is possible that shares of MGEN common stock would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or by other sources. The extent of the public market for MGEN shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the shares of MGEN common stock remaining at such time, the interest in maintaining a market in the shares of MGEN common stock on the part of securities firms, the possible termination of registration of shares of MGEN common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described below, and other factors.

      Shares of MGEN common stock are “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the offer the shares of MGEN common stock may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the shares of MGEN common stock would not be eligible to be used as collateral for margin loans made by brokers.

      MGEN common stock is currently registered under the Exchange Act. MGEN may terminate that registration upon application to the SEC if the outstanding shares of MGEN common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of MGEN common stock, and we intend to cause MGEN to apply for termination of its Exchange Act registration following the closing of the offer (and before the merger) if it is legally eligible to do so. Termination of registration of MGEN common stock under the Exchange Act would reduce the information MGEN must furnish its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares. Furthermore, the ability of “affiliates” of MGEN and persons holding “restricted securities” of MGEN to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of MGEN common stock under the Exchange Act were terminated, the shares of MGEN common stock would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve Board’s list of “margin securities.”

      After the completion of the merger, shares of MGEN common stock will no longer be publicly traded or listed on any stock exchange. In addition, the registration of the MGEN shares and the related reporting obligations under the Exchange Act will be terminated upon application to the SEC.

FEES AND EXPENSES

      A special committee of our Board of Directors consisting of Cary Thompson and Earl Gallegos retained Jefferies & Company, Inc. to provide certain financial advisory services to the special committee in connection with the offer and the merger. Jefferies & Company, Inc. received a fee of $250,000 for rendering its fairness opinion and is entitled to receive an additional fee of $100,000 upon consummation of the merger. In addition, Jefferies will be reimbursed for reasonable out-of-pocket expenses incurred in performing its services, including reasonable fees and expenses for legal counsel. The special committee has also agreed to indemnify Jefferies & Company, Inc. and related persons and entities against liabilities in connection with its services, including liabilities under the federal securities laws.

      We have retained Morrow & Co., Inc. to act as information agent in connection with the offer and to provide certain financial advisory services in connection with the offer, which may include contacting MGEN stockholders or their brokers or representatives. Morrow & Co., Inc. will receive $7,500 for such services and will be reimbursed for reasonable out-of-pocket expenses incurred in performing its services, including reasonable fees and expenses for legal counsel. We have agreed to indemnify Morrow & Co., Inc. and related persons and entities against liabilities in connection with its services, including liabilities under the federal securities laws.

      In addition, directors, officers and regular employees of FNIS may make solicitations or recommendations in connection with the offer by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services.

      We have retained Wells Fargo Bank Minnesota, N.A. as exchange agent. We will pay Wells Fargo Bank Minnesota, N.A. reasonable and customary compensation for its services in connection with the offer and the merger, will reimburse it for its reasonable out-of-pocket expenses and will indemnify it against certain liabilities and expenses in connection with the offer, including liabilities under federal securities laws.

ACCOUNTING TREATMENT

      As of April 30, 2002, Fidelity owned approximately 77.5% of FNIS’s outstanding common stock and approximately 60.6% of MGEN’s outstanding common stock as of April 24, 2002. Accordingly, Fidelity has a controlling financial interest in FNIS and MGEN and both are majority-owned subsidiaries of Fidelity.

      The offer and merger of the noncontrolling equity interest of MGEN will be accounted for under the purchase method of accounting in accordance with Financial Accounting Standards Board Statement No. 141, Business Combinations (“SFAS 141”). Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is created to the extent that the offer and merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired. Based on the information currently available, the merger is expected to initially create approximately $122.6 million in goodwill. The actual goodwill arising from the offer and merger will be based on the merger consideration, including certain acquisition and closing costs, and fair values of assets and liabilities on the date the merger is consummated. No assurance can be given that the actual goodwill amount arising from the offer and merger will not be more or less than the amount contemplated in the Unaudited Pro Forma Condensed Combined Financial Information. In accordance with Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill will be initially recognized and measured based on its fair value and will not be amortized, but tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount.

      The offer and merger of the equity interest controlled by Fidelity is not considered a business combination because FNIS and MGEN are under common control of Fidelity. Therefore, in accordance with SFAS 141, FNIS will recognize the assets and liabilities transferred at the historical carrying value, or book value, of MGEN in a manner similar to a pooling-of-interests, and not at fair value.

      In accordance with EITF 00-23, the exchange of vested MGEN options and warrants for FNIS replacement vested options and warrants results in a charge on the statement of operations for the combined entity on the date the merger is consummated, equal to the intrinsic value of the FNIS replacement options and warrants on the consummation date. Assuming that certain MGEN affiliates and other employees exercise 2,778,030 MGEN options and warrants held by them and sell the MGEN shares issued upon such exercise to third parties unaffiliated with MGEN prior to the closing of the offer, and based on the closing stock price on May 24, 2002 of approximately $30.00, this non-cash after tax charge is estimated to be between $2.0 million and $4.6 million. This charge has not been reflected on the pro forma statements of operations for the three-month period ended March 31, 2002 and the year ended December 31, 2001 as these pro forma statements of operations reflect results from continuing operations before nonrecurring charges directly attributable to the transaction. Also in accordance with EITF 00-23, unearned compensation cost is recorded upon consummation of the merger for a portion of the intrinsic value of the unvested FNIS options that will be exchanged for unvested MGEN options. The unearned compensation cost will be recognized over the remaining vesting period. Based on the closing stock price on May 24, 2002 of approximately $30.00, the after tax unearned compensation cost is estimated to be $2.9 million. The unearned compensation cost will be amortized over the remaining vesting period, as a non-cash charge. The amount of the non-cash charges resulting from the exchange of vested and unvested FNIS options for vested and unvested MGEN options will ultimately be determined based upon the number of options outstanding on the date the merger is consummated and the stock price for FNIS on the date the merger is consummated.

RELATIONSHIP AMONG FNIS, MGEN AND FIDELITY

Relationship of Directors and Executive Officers of MGEN with FNIS

      William P. Foley, II, Chairman of the Board of Directors of FNIS, also serves as Co-Chairman of MGEN Board of Directors and as Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc (“Fidelity”). In addition, as of April 1, 2002, Mr. Foley owned 33,500 shares of MGEN common stock and options exercisable within 60 days to acquire 715,000 shares of common stock of MGEN, or 4.9% of all shares of MGEN common stock outstanding. Mr. Foley also owned 42,600 shares of FNIS common stock and options exercisable within 60 days to acquire 500,000 shares of FNIS common stock. As of April 1, 2002, Fidelity owned approximately 9,558,300 shares of MGEN common stock, warrants to purchase 13,750 shares of MGEN common stock at $1.36 per share, warrants to purchase 275,000 shares of MGEN common stock at $9.09 per share and a note convertible into 579,150 shares of MGEN common stock. As of April 30, 2002, Fidelity owned approximately 19,098,443 shares of FNIS common stock. Fidelity also holds a warrant to purchase 713,000 shares of FNIS common stock at $10.00 per share. As of April 1, 2002, Mr. Foley also owned 3,086,058 shares of Fidelity common stock and options exercisable within 60 days to acquire 2,486,603 shares of Fidelity common stock.

      Patrick F. Stone, a director and the Chief Executive Officer of FNIS, also serves as Co-Chairman of the MGEN Board of Directors and as the President and a director of Fidelity. Mr. Stone also served as Chief Executive Officer of MGEN from May 1998 to April 1999. In addition, as of April 1, 2002, Mr. Stone owned 6,700 shares of MGEN common stock and options exercisable within 60 days to acquire 574,706 shares of common stock of MGEN, or 3.8% of all shares of MGEN common stock outstanding. As of April 1, 2002, Mr. Stone held options exercisable within 60 days to acquire 200,000 shares of FNIS common stock. As of April 1, 2002, Mr. Stone also owned 55,790 shares of Fidelity common stock and options exercisable within 60 days to acquire 348,485 shares of Fidelity common stock.

      Cary H. Thompson, a director of FNIS, is also a director of Fidelity. In addition, as of April 1, 2002, Mr. Thompson held options exercisable within 60 days to acquire 21,667 shares of FNIS common stock. As of April 1, 2002, Mr. Thompson owned 2,412 shares of Fidelity common stock and options exercisable within 60 days to acquire 7,001 shares of Fidelity common stock.

Tender Agreements

      Fidelity, our majority stockholder and the majority stockholder of MGEN, William P. Foley, II, the Chairman of our Board of Directors, the Co-Chairman of MGEN Board of Directors and the Chairman and Chief Executive Officer of Fidelity, John Snedegar, the Chief Executive Officer and a director of MGEN (on his own behalf and as trustee of the Snedegar Revocable Living Trust dated June 1, 1993), Patrick F. Stone, our Chief Executive Officer and a director of FNIS, the Co-Chairman of the Board of MGEN and the President and a director of Fidelity, have agreed with us to tender their MGEN shares in the offer. In addition, Richard Pickup, a director of MGEN, on behalf of Dito Caree L.P., TB Fund, LLC, Dito Devcar Corp. and the Pickup Family Trust, has agreed to tender or cause to be tendered in the offer all MGEN shares he owns or controls. Pursuant to their tender agreements with us, the persons and entities described above also agreed to tender any MGEN shares issued to them upon the exercise of options, warrants or other securities convertible into MGEN stock, provided that such persons and entities may sell such shares to third parties so long as the purchasers agree to tender such shares in the offer. To the extent that some of those shares are sold to the public pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) the purchasers would not be so required to tender their shares. The persons and entities described above beneficially own in the aggregate approximately 13,862,484 shares of MGEN common stock, or approximately 75% of the MGEN common stock expected to be outstanding after the exercise by such persons and entities of their options and warrants.

Agreements Regarding Stock Options, Warrants and Other Convertible Securities

      Concurrently with our public announcement of the offer on April 30, 2002, we asked certain stockholders of MGEN who were directors, executive officers or significant stockholders of ours or of Fidelity, to agree to amend the terms of the MGEN options, warrants and other convertible securities held by them to increase the exercise or conversion price of those instruments by $2.26. The amount of the increase in exercise or conversion price we contemplated was calculated to ensure that the exchange ratio in the offer and merger would not in itself result in those MGEN stockholders receiving a premium on their options, warrants or other convertible securities over the average closing price of MGEN common stock over the 30 trading day period ended April 30, 2002, the day before we publicly announced the offer and merger. The MGEN stockholders we asked to agree to the exercise or conversion price increase were:

•	Fidelity, which beneficially owns a promissory note convertible into 579,150 shares of MGEN common stock and, through Cal West Services Corporation, a wholly-owned subsidiary of Fidelity, beneficially owns warrants to purchase 288,750 shares of MGEN common stock,

•	William P. Foley, II, the chairman of our Board of Directors, the Co-Chairman of the Board of MGEN’s Board of Directors and the Chairman of the Board and Chief Executive Officer of Fidelity, who beneficially owns options to purchase 715,000 shares of MGEN common stock,

•	Patrick F. Stone, our Chief Executive Officer and a FNIS director, the Co-Chairman of the Board of MGEN and the President and a director of Fidelity, who beneficially owns options to purchase 574,706 shares of MGEN common stock,

•	John Snedegar, the Chief Executive Officer and a director of MGEN, who beneficially owns options to purchase 1,028,324 shares of MGEN common stock and a warrant to purchase 110,000 shares of MGEN common stock,

•	Richard Pickup, a director of MGEN, who beneficially owns options to purchase 88,000 shares of MGEN common stock, and

•	Dito Caree, LP, of which Mr. Pickup is the general partner, which beneficially owns warrants to purchase 247,500 shares of MGEN common stock.

      Before finalizing amendments to the terms of the relevant options, warrants and other convertible securities, we discussed possible ways of reducing the number of MGEN options and warrants to be outstanding as of the closing of the merger with Mr. Foley, Mr. Stone, Mr. Snedegar and Mr. Pickup, and they volunteered to exercise their MGEN options and warrants and to sell the underlying shares of MGEN common stock if doing so would assist us in closing the offer and merger. Because such exercises and sales by Mr. Foley, Mr. Stone, Mr. Snedegar and Mr. Pickup are voluntary, and nonbinding, we added a condition to our obligation to close the tender offer, which can be waived by us, that Mr. Foley, Mr. Stone, Mr. Snedegar and Mr. Pickup exercise the MGEN options and warrants they hold individually at the original exercise price of the relevant instrument and sell the underlying MGEN shares to any third parties unaffiliated with MGEN prior to the closing of the offer who agree to tender such shares in the offer. Our agreement with Fidelity, Cal West and Dito Caree to increase the exercise or conversion price of their MGEN options, warrants and other convertible securities will remain in effect unless the offer is not consummated.

      In addition, Mr. Foley and Mr. Stone have agreed to rescind the option grants to purchase 165,000 MGEN shares that each received in April 2001. These grants are not reflected in the totals given for Mr. Foley and Mr. Stone above.

      Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of MGEN, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of MGEN, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with MGEN or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) has had any other transaction with MGEN or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer. Except for the shares of MGEN common stock that our affiliates own as disclosed in this prospectus, neither we nor any of our affiliates beneficially own any MGEN shares or have effected any transaction in the shares within the past 60 days.

Intercompany Arrangements

      Our relationships with MGEN and Fidelity are governed, in part, by agreements and arrangements entered into among us, including a services agreement with each of them. The following description is a summary of the material terms of these agreements and arrangements, which have been filed by us or MGEN, as applicable, with the SEC as exhibits to the reports filed by the two companies pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Because the following description is only a summary, it is not necessarily complete and is qualified in its entirety by reference to the relevant agreements. See “Where You Can Find More Information” beginning on page 9.

     Acquisition By Fidelity

      On August 1, 2001, we completed a business combination with Fidelity and Chicago Title and Trust Company (“Chicago Title”), a wholly-owned subsidiary of Fidelity. In connection with the business combination, we issued to Chicago Title 11,703,801 shares of our common stock and issued to Fidelity 5,507,671 shares of our common stock, equal in the aggregate to approximately 77% of our then-outstanding common stock. As of April 30, 2002, Fidelity owned approximately 77.5% of our outstanding common stock.

      In connection with the business combination with Fidelity, we paid to certain of our employees bonus payments in the aggregate amount of $227,991. These payments were an obligation of Fidelity arising from its earlier acquisition of a convertible promissory note we issued and 950,000 shares of our common stock held by Moore North America, Inc. As part of this transaction, Fidelity assumed the obligation of Moore North America to make certain bonus payments to certain of Moore’s former employees, several of whom were our employees at the time of the business combination with Fidelity. Concurrently with the closing of that transaction, we paid the $227,991 obligation described above on behalf of Fidelity, and Fidelity reimbursed us for that amount plus a payment grossing up us for the payroll taxes we paid in connection with those bonus payments. The foregoing arrangement, whereby we paid an obligation of Fidelity and was reimbursed, was entered into for bookkeeping simplicity. There is no accompanying written agreement between Fidelity and us with respect to this arrangement.

     Purchases of Businesses from Fidelity

      On August 2, 2001, we issued to Fidelity 1,614,286 shares of our common stock in exchange for all of the outstanding common stock of Risco, Inc.

      On August 2, 2001, we acquired all the assets and liabilities of Reez.com, Inc., from Fidelity in exchange for 136,971 shares of our common stock.

      On October 10, 2001, we purchased the 40,000 shares in Fidelity National Tax Service, Inc. representing the residual 20% minority interest for $5.4 million in cash.

     Our Services Agreements with MGEN and Fidelity

      Included in our operating expense for the three months ended March 31, 2002 are $0.3 million and $2.7 million paid to Fidelity and MGEN, respectively. Included in our operating expense for the year ended December 31, 2001 are $0.5 million and $5.7 million paid to Fidelity and MGEN, respectively. The amounts paid to Fidelity were for executive and general management, accounting, legal and administrative services provided to us under an agreement entered into on August 1, 2001. Annual fees under the agreement with Fidelity are $1.3 million. The amounts paid to MGEN were for information technology and business communication services provided under an agreement entered into and effective August 2, 2001. The agreements with Fidelity and MGEN are for one and three year terms, respectively. Fees for the services provided in the agreements are based on estimated time incurred to perform each of the functions and the estimated personnel costs for the function performed, plus in the case of MGEN, a profit margin.

      As of March 31, 2002 the net amount owed to Fidelity and MGEN was $0.7 million and $0.1 million, respectively.

     Other Transactions with Fidelity

      We recorded interest expense in the amount of $0.7 million for the year ended December 31, 2001 pursuant to our secured revolving credit facility with Fidelity.

      Included in our revenue in 2001 are $1.0 million for sales of data and other products and services to Fidelity.

      We have received referrals from Fidelity and we have referred customers to Fidelity.

     MGEN’s Arrangements with Fidelity

      MGEN provides information technology services to Fidelity, its majority stockholder, on a fee for services basis. Under the terms of the master services agreement with Fidelity, Fidelity has the option, but not the obligation, to obtain information technology services, including technology development, maintenance and support, training, consulting, equipment procurement, and website hosting, from MGEN on a project order basis. Under the master services agreement, Fidelity pays MGEN an hourly fee for consulting services, annual fees for maintenance and support and hosting services and a per project fee for development services. MGEN owns the technology that it develops for Fidelity and granted to Fidelity a royalty-free, irrevocable and perpetual license to use such technology for its business. The master services agreement, however, provides that Fidelity owns all rights and interests in and to MGEN’s Net Global Solutions (“NGS”), and grants to MGEN an exclusive, worldwide license to commercialize NGS for a period of ten years from the date of the completion of beta testing for NGS. Upon expiration of the master services agreement or upon termination caused by an uncured breach by MGEN, MGEN will be granted a non-exclusive license to NGS. MGEN is prohibited from licensing NGS to Old Republic National Title Company in a state for a period of 90 days following Fidelity’s rollout of NGS in that state and to the First American Corporation in a state for a period of three years following Fidelity’s rollout of NGS in that state. In addition, if MGEN licenses NGS to an entity within the real estate industry, MGEN is required to pay to Fidelity a royalty equal to 10% of our licensing revenues until such royalties equal the aggregate amount paid by Fidelity to MGEN for the development of NGS, and a royalty equal to 2% of MGEN’s licensing revenues, until Fidelity has recovered 125% of such development costs. For the purpose of determining this royalty, the amount paid by Fidelity to develop NGS includes all amounts paid from the inception of the NGS development through completion of beta testing at Fidelity’s facility located in San Bernardino, California. Except for MGEN’s license to NGS, the master services agreement with Fidelity has a term of three years, subject to extension at the discretion of Fidelity for an additional three year period and automatically renews for three additional one year periods thereafter, at the discretion of MGEN or Fidelity.

      On December 15, 1999 MGEN entered into a Convertible Note Purchase Agreement with Cal West Services Corporation, a wholly-owned subsidiary of Fidelity, under which MGEN borrowed the principal amount of $5.3 million pursuant to a promissory note in favor of Fidelity which bears interest at the rate of 10% per year and is due on December 14, 2004. The promissory note may be converted by Fidelity at any time at a conversion price of $9.09 per share. Under the Convertible Note Purchase Agreement, MGEN also issued to Cal West a warrant to purchase 275,000 shares of MGEN common stock, at an exercise price of $9.09 per share. Fidelity also holds a warrant to purchase 13,750 shares of MGEN common stock at an exercise price of $1.36 per share. In connection with the offer and merger, Fidelity has agreed to increase the exercise price of the warrants by $2.26, which amount was calculated to prevent Fidelity from realizing a premium upon exercise of the warrant based upon the exchange ratio offered in the offer and in the merger.

      Fidelity also acts as a guarantor for up to $5 million under MGEN’s credit agreement with Comerica Bank. In addition, MGEN leases office space from companies affiliated with Fidelity at the following locations: Fort Lauderdale, Florida; Chicago, Illinois; Santa Ana, California; San Diego, California; and Los Angeles, California.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      We are providing the following Unaudited Pro Forma Condensed Combined Financial Information to give you a better picture of what the results of operations and financial position of FNIS might have been had the offer and the merger been completed at an earlier date. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 give effect to the offer and the merger as if they had been completed on January 1, 2002 and 2001, respectively. The Unaudited Condensed Combined Balance Sheet as of March 31, 2002 gives effect to the offer and the merger as if they had been completed on that date.

      As of April 30, 2002, Fidelity National Financial Inc. (“Fidelity”) owned approximately 77.5% of FNIS’s outstanding common stock and as of April 24, 2002, approximately 60.6% of MGEN’s outstanding common stock. Accordingly, Fidelity has a controlling financial interest in FNIS and MGEN and both are majority-owned subsidiaries of Fidelity.

      The offer and merger of the noncontrolling equity interest (“minority shareholders’ interest”) of MGEN will be accounted for under the purchase method of accounting in accordance with Financial Accounting Standards Board Statement No. 141, Business Combinations (“SFAS 141”). Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is created to the extent that the offer and merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired. Based on the information currently available, the merger is expected to initially create approximately $122.6 million in goodwill. The actual goodwill arising from the offer and merger will be based on the merger consideration, including certain acquisition and closing costs, and fair values of assets and liabilities on the date the merger is consummated. No assurance can be given that the actual goodwill amount arising from the offer and merger will not be more or less than the amount contemplated in the Unaudited Pro Forma Condensed Combined Financial Information. In accordance with Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill will be initially recognized and measured based on its fair value and will not be amortized, but tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount.

      The offer and merger of the equity interest controlled by Fidelity is not considered a business combination because FNIS and MGEN are under common control of Fidelity. Therefore, in accordance with SFAS 141, FNIS will recognize the assets and liabilities transferred at the historical carrying value of MGEN (“Book Value”) in a manner similar to a pooling-of-interests, and not at fair value.

      We have prepared the Unaudited Pro Forma Condensed Combined Financial Information based on available information, using assumptions that our management believes are reasonable. The Unaudited Pro Forma Condensed Combined Financial Information is being provided for informational purposes only. It does not purport to represent our actual financial position or results of operations had the offer and merger occurred on the dates specified nor does it project our results of operations or financial position for any future period or date.

      The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect any adjustments for nonrecurring items or operating synergies arising as a result of the offer and merger. See “— Notes to Unaudited Pro Forma Condensed Combined Financial Information.” In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in our financial statements published after the completion of the merger will vary from the adjustments included in the Unaudited Pro Forma Condensed Combined Financial Information included in this prospectus. In accordance with EITF 00-23, the exchange of vested MGEN options and warrants for FNIS replacement vested options and warrants results in a charge on the statement of operations for the combined entity on the date the merger is consummated, equal to the intrinsic value of the FNIS replacement options and warrants on the consummation date. Assuming certain MGEN affiliates and other employees exercise 2,778,030 MGEN options and warrants held by them and sell the MGEN shares issued upon such exercise to third parties unaffiliated with MGEN prior to the closing of the offer, and based on the closing stock price on May 24, 2002 of approximately $30.00, this non-cash after tax charge is estimated to be between $2.0 million and $4.6 million. This charge has not been reflected on the pro forma statements of operations for the three-month period ended March 31, 2002 and the year ended December 31, 2001 as these pro forma statements of operations reflect results from continuing operations before nonrecurring charges directly attributable to the transaction. Also in accordance with EITF 00-23, unearned compensation cost is recorded upon consummation of the merger for a portion of the intrinsic value of the unvested FNIS options that will be exchanged for unvested MGEN options. The unearned compensation cost will be recognized over the remaining vesting period. Based on the closing stock price on May 24, 2002 of approximately $30.00, the after tax unearned compensation cost is estimated to be $2.9 million. The unearned compensation cost will be amortized over the remaining vesting period, as a non-cash charge. The amount of the non-cash charges resulting from the exchange of vested and unvested FNIS options for vested and unvested MGEN options will ultimately be determined based upon the number of options outstanding on the date the merger is consummated and the stock price for FNIS on the date the merger is consummated.

      The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with FNIS’s and MGEN’s audited and unaudited historical financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 8.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2002

	FNIS	MGEN		Pro Forma
	Historical	Historical	Combined	Adjustment		Pro Forma

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,708	$13,159	$16,867	$14,271	(2)	$31,138
Trade account receivable, less allowance for doubtful accounts	33,763	1,920	35,683			35,683
Trade account receivable due from affiliates		17,196	17,196			17,196
Notes receivable	448	—	448			448
Inventory	—	236	236			236
Prepaid and other current assets	2,716	2,261	4,977			4,977
Income tax receivable	—	—	—	1,796	(2)	1,796
Deferred tax assets	7,713	4,327	12,040			12,040

Total current assets	48,348	39,099	87,447	16,067		103,514
Property and equipment, net	21,438	28,408	49,846	2,867	(3)	52,713
Capitalized software development costs, less accumulated amortization	—	2,233	2,233	654	(3)	2,887
Related party receivables	725	—	725			725
Cost in excess of net assets acquired, net	83,680	10,068	93,748	117,721	(1a,1b,1c,3,9)	211,469
Other intangible assets, net	22,349	823	23,172			23,172
Deferred tax assets	13,751	1,514	15,265	(1,501	)(3)	13,764

Total assets	$190,291	$82,145	$272,436	$135,808		$408,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,967	$8,070	$16,037	$2,292	(1c,3,6)	$18,329
Related party payables	1,499	498	1,997			1,997
Accrued compensation expenses	—	2,582	2,582			2,582
Income and other taxes payable	10,143	172	10,315	(10,315	)(2)	—
Deferred revenue	18,408	2,701	21,109			21,109
Current portion of notes payable	—	4,895	4,895			4,895
Current portion of capital leases	1,079	—	1,079			1,079
Current portion of capital leases with affiliates	—	114	114			114
Accrued liabilities for discontinued operations	—	1,370	1,370			1,370
Other current liabilities	7,901	—	7,901			7,901

Total current liabilities	46,997	20,402	67,399	(8,023)		59,376
Capital leases obligations, less current maturities	811	—	811			811
Capital leases with affiliates	—	116	116			116
Deferred revenue	2,881	3,407	6,288			6,288
Notes payable	—	374	374			374
Amounts and notes payable to affiliates	—	5,265	5,265	232	(3)	5,497
Accrued liabilities for discontinued operations	—	734	734			734
Other liabilities	3,211	—	3,211			3,211
Preferred stock of consolidated subsidiary, held by outside parties	—	7,062	7,062			7,062
Stockholders’ equity:
Common stock	25	784	809	(771	)(1a)	38
Treasury stock	(339)	(197)	(536)	197	(1a)	(339)
Additional paid-in capital	129,780	57,901	187,681	145,472	(1a,1b,2,5a,5b)	333,153
Accumulated earnings (deficit)	7,152	(13,703)	(6,551)	3,499	(1a,5a,6)	(3,052)
Accumulated other comprehensive loss	(227)	—	(227)			(227)
Unearned compensation	—	—	—	(4,798	)(5b)	(4,798)

Total stockholders’ equity	136,391	44,785	181,176	143,599		324,775

Total liabilities and stockholders’ equity	$190,291	$82,145	$272,436	$135,808		$408,244

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2002

	FNIS	MGEN		Pro Forma
	Historical	Historical	Combined	Adjustments			Pro Forma

	(In thousands, except per share data)
Revenues:
Data	$36,999	$—	$36,999	$			$36,999
Solutions	12,404	2,838	15,242				15,242
Solutions — related party	—	31,462	31,462		(2,700	)(4)	28,762
Services	13,814	—	13,814				13,814

Total revenue	63,217	34,300	97,517		(2,700)		94,817

Costs and expenses:
Cost of data revenue	11,850	—	11,850				11,850
Cost of solutions revenue	2,854	19,761	22,615				22,615
Cost of services revenue	7,674	—	7,674				7,674
Operating expenses	33,264	8,954	42,218		(558	)(4,5b,6)	41,660

Total costs and expenses	55,642	28,715	84,357		(558)		83,799

Operating income	7,575	5,585	13,160		(2,142)		11,018
Interest expense	216	135	351		(43	)(9)	308
Other (income) expense, net	(444)	—	(444)				(444)

Earnings from continuing operations before amortization of cost in excess of net assets acquired and income taxes	7,803	5,450	13,253		(2,099)		11,154
Amortization of cost in excess of net assets acquired	—	—	—				—

Earnings from continuing operations before income taxes	7,803	5,450	13,253		(2,099)		11,154
Income taxes	3,121	2,071	5,192		(840	)(7)	4,352

Earnings from continuing operations	$4,682	$3,379	$8,061		$(1,259)		$6,802

Earnings from continuing operations per share:
Basic	$0.19	$0.22	N/A		N/A		$0.18
Diluted	$0.18	$0.19	N/A		N/A		$0.18
Number of shares used in per share computation:
Basic	24,442	15,640	N/A		N/A		37,354	(10)
Diluted	25,513	17,863	N/A		N/A		38,484	(10)

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2001

	FNIS	MGEN		Pro Forma
	Historical	Historical	Combined	Adjustments			Pro Forma

	(In thousands, except per share data)
Revenues:
Data	$123,351	$—	$123,351	$			$123,351
Solutions	20,441	6,040	26,481				26,481
Solutions — related party	—	111,911	111,911		(5,700	)(4)	106,211
Services	38,648	—	38,648				38,648

Total revenue	182,440	117,951	300,391		(5,700)		294,691

Costs and expenses:
Cost of data revenue	44,252	—	44,252				44,252
Cost of solutions revenue	5,381	73,458	78,839				78,839
Cost of services revenue	20,156	—	20,156				20,156
Operating expenses	95,148	22,601	117,749		(1,680	)(4,5b,6)	116,069

Total costs and expenses	164,937	96,059	260,996		(1,680)		259,316

Operating income	17,503	21,892	39,395		(4,020)		35,375
Interest expense	709	587	1,296		(172	)(9)	1,124

Earnings from continuing operations before amortization of cost in excess of net assets acquired and income taxes	16,794	21,305	38,099		(3,848)		34,251
Amortization of cost in excess of net assets acquired	3,394	797	4,191		(387	)(8)	3,804

Earnings from continuing operations before income taxes	13,400	20,508	33,908		(3,461)		30,447
Income taxes	6,777	6,151	12,928		(1,539	)(7)	11,389

Earnings from continuing operations	$6,623	$14,357	$20,980		$(1,922)		$19,058

Earnings from continuing operations per share:
Basic	$0.33	0.96	N/A		N/A		$0.58
Diluted	$0.33	0.85	N/A		N/A		$0.57
Number of shares used in per share computation:
Basic	20,095	14,912	N/A		N/A		33,007	(10)
Diluted	20,169	16,802	N/A		N/A		33,261	(10)

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Amounts in thousands, except share and per share amounts)

		Recorded Value

1.	As of April 24, 2002, the minority shareholders own approximately 39.4% of MGEN’s outstanding common stock. Certain directors and executive officers of MGEN will exercise their MGEN stock options and warrants to purchase 2,518,030 shares of MGEN common stock. These individuals will sell the MGEN common stock to unaffiliated third parties prior to the consummation of the merger. In addition, we expect that approximately 260,000 additional MGEN option and warrants will be exercised prior to the closing of the offer and the merger. As a result, it is estimated that the minority shareholders will own approximately 48.5% of MGEN’s outstanding common stock at the date of the merger. This pro forma adjustment reflects the purchase price for the minority shareholders’ interest in MGEN, 48.5%, in connection with the offer and merger of FNIS and MGEN:
	a. In the offer, each share of MGEN common stock will be exchanged for 0.696 shares of FNIS common stock. This is a fixed exchange ratio. Based on MGEN’s shares outstanding as of April 24, 2002, increased for the additional 2,778,030 shares expected to be outstanding as a result of the exercise of options and warrants described above, we anticipate issuing 12,911,733 shares of FNIS common stock in the offer and merger. Of these shares, approximately 6,259,156 will be issued to the non-controlling shareholders, to purchase the minority shareholders’ interest of MGEN. For purposes of this analysis and in accordance with EITF 99-12, the assumed common stock issuance price is $23.91 per share, which represents the average closing price of FNIS common stock on the Nasdaq National Market for the five day period beginning two days prior through two days subsequent to April 29, 2002, the last trading day before the public announcement of this offer (the “Valuation Date”)	$149,656
	b. Each unexercised warrant to purchase MGEN common stock that is outstanding at the consummation date will be exchanged for warrants exercisable for FNIS common stock, after giving effect to the exchange ratio (“FNIS warrants”). The fair value at Valuation Date of the FNIS warrants to be issued is included in the purchase price	3,257
	c. Assumed transaction costs for the minority shareholders’ interest of MGEN	974

	Total recorded purchase price	$153,887

2.	This pro forma adjustment reflects the cash proceeds of $14,271 that will be received from the contemplated exercise of 2,778,030 MGEN options and warrants prior to the closing of the offer and the merger, and the income tax receivable associated with the tax benefit of $12,111 that will result from the exercise of these options and warrants.

		Recorded Value

3.	The significant adjustments comprising the purchase price allocation are as follows:
	Book Value of the minority shareholders’ interest (48.5%) in MGEN’s net assets at March 31, 2002	$21,721
	Less: Book Value of the minority shareholders’ interest in MGEN’s historical cost in excess of net assets acquired	(4,883)

	Book Value of minority shareholders’ interest in MGEN’s tangible net asset at March 31, 2002	16,838
	Book value of the minority shareholders’ interest (48.5%) in the $14,271 cash proceeds and $12,111 related tax benefit from the exercise of 2,778,030 MGEN options and warrants, which will occur prior to the consummation of the merger	12,795
	Record minority shareholders’ interest (48.5%) in exit, termination, relocation and other costs	(138)
	Increase minority shareholders’ interest (48.5%) in property and equipment to fair value	2,867
	Increase minority shareholders’ interest (48.5%) in capitalized software development costs to fair value	654
	Reflect deferred taxes associated with recording property and equipment and capitalized software development costs to fair value and note payable to affiliates to present value	(1,501)
	Increase minority shareholders’ interest (48.5%) in note payable to affiliates to present value	(232)
	Cost in excess of net assets acquired	122,604

	Total recorded purchase price	$153,887

For purposes of this Pro Forma Condensed Combined Financial Information, the assets and liabilities acquired reflect their recorded value except as noted. The allocation of the purchase price is preliminary. We have not yet had an opportunity to obtain appraisals or other relevant information related to the valuation of certain assets and liabilities. However, we do not believe that the difference between the recorded book value and the fair value ultimately assigned will have a material impact on our pro forma financial position or results of operations.

4.	This pro forma adjustment eliminates the intercompany transactions between FNIS and MGEN of $2,700 for the period ended March 31, 2002 and $5,700 for the year ended December 31, 2001. All intercompany balances will be settled prior to the offer and merger.

5.

a.	In accordance with EITF 00-23, the exchange of vested MGEN options for FNIS replacement vested options results in a charge on the statement of operations for the combined entity on the date the merger is consummated, equal to the intrinsic value of the FNIS replacement options on the consummation date. Based on the closing stock price of FNIS as of May 24, 2002 of approximately $30.00, this charge is estimated to be between $1,967 and $4,600, net of taxes between $1,314 and $2,760. The amount of the charge that will ultimately be recorded will be determined based upon the stock price for FNIS on the merger consummation date. This charge has not been reflected on the accompanying pro forma statements of operations for the three-month period ended March 31, 2002 and the year ended December 31, 2001 as these pro forma statements of operations reflect results from continuing operations before nonrecurring charges directly attributable to the transaction.

b.	In accordance with EITF 00-23, unearned compensation costs are recorded upon consummation of the merger for the portion of the intrinsic value of the unvested FNIS options that will be exchanged for unvested MGEN options. These pro forma adjustments reflect:

i.	The establishment of unearned compensation cost on the pro forma March 31, 2002 balance sheet, in the amount of $4,798.

ii.	The amortization of the unearned compensation cost over the remaining vesting period, resulting in a pre-tax charge of $962 for the three-month period ended March 31, 2002 and $2,840 for the year ended December 31, 2001.

6.	This pro forma adjustment reflects the controlling shareholders’ interest (51.5%) in the exit, termination, relocation costs, in the amount of $146, and the transaction costs, in the amount of $1,034 for a total of $1,180. Under “as-if pooling-of-interests” accounting, these costs are accounted for as an expense of the combined entity.

7.	Income taxes recorded at the estimated tax rate of 40%, multiplied by the pro forma adjustments to earnings from continuing operations before non-deductible amortization of cost in excess of net assets acquired.

8.	Reflects the elimination of amortization of the minority shareholders’ interest in the cost in excess of net assets acquired on the historical statement of operations of MGEN for the year ended December 31, 2001, in the amount of $387, in accordance with SFAS 142.

9.	This pro forma adjustment reflects the reduction of interest expense related to the notes payable to affiliates assumed in the offer and merger and recorded to present value. The interest expense reduction for the three months ended March 31, 2002 and the year ended December 31, 2001 is $43 and $172, respectively.

10.	The pro forma number of shares used in the per share computation — basic is the weighted average number of FNIS common shares outstanding during the three months ended March 31, 2002 and the year ended December 31, 2001 and the issuance of approximately 12,911,733 shares of FNIS common stock to effect the offer and merger. The pro forma number of shares used in the per share computation — diluted includes the impact of the assumed conversions of MGEN dilutive potential securities that will be exchanged for FNIS dilutive potential securities.

COMPARISON OF RIGHTS OF MGEN STOCKHOLDERS

AND FNIS STOCKHOLDERS

      Because MGEN and FNIS are both organized under the laws of the State of Delaware, the differences in the rights of MGEN stockholders and the rights of FNIS stockholders arise solely from differences in the organizational documents of MGEN and FNIS, rather than from differences of law. The following summary highlights material differences between the current rights of holders of MGEN common stock and holders of FNIS common stock. This summary does not purport to be a complete discussion of the Certificates of Incorporation and By-Laws of MGEN and FNIS and is qualified in its entirety by reference to these documents. Copies of each company’s Certificate of Incorporation and By-Laws have been filed with the SEC and will be sent to holders of MGEN common stock upon request. See “Where You Can Find More Information” beginning on page 9.

Authorized Stock

      The MGEN Certificate of Incorporation provides for authorized stock consisting of 50,000,000 shares of MGEN common stock, par value $0.05 per share, and 1,000,000 shares of preferred stock, par value $0.05 per share.

      Our Certificate of Incorporation provides for authorized stock consisting of 200,000,000 shares of FNIS common stock, par value $0.001 per share, and 2,000,000 shares of FNIS preferred stock, par value $0.001 per share. 2,500 shares of such preferred stock are designated as Series F Convertible Preferred Stock.

Election and Size of Board Of Directors

      The MGEN By-Laws provide that MGEN may have not less than four and no more than nine directors. The current MGEN Board of Directors is composed of seven directors.

      Our By-Laws provide that the number of members of the FNIS Board of Directors shall be fixed from time to time by the FNIS stockholders or by resolution of a majority of the Board of Directors. The FNIS Board of Directors has fixed the number of directors at seven and our current Board of Directors is composed of seven directors.

Removal of Directors

      Any director or the entire MGEN Board of Directors may be removed from office, with or without cause, by the affirmative vote of the holders of more than 50% of the voting power of the outstanding shares of stock entitled to vote in the election of directors. Delaware law permits classified boards of directors, however MGEN does not currently have a classified board. In the event that MGEN later classifies its board, Delaware law provides that stockholders could remove the directors only for cause.

      Our By-Laws provide that, subject to the rights of holders of any series of preferred stock, any director or the entire FNIS Board of Directors may be removed from office with or without cause, only by the affirmative vote of the holders of more than a majority of the combined voting power of the outstanding shares of stock entitled to vote in the election of directors. Delaware law permits classified boards of directors. We do not currently have a classified Board. In the event that we later classify our Board, Delaware law provides that stockholders could remove the directors only for cause.

Amendments to Certificate of Incorporation

      Under Delaware law, unless a higher vote is required by a corporation’s certificate of incorporation, an amendment to the certificate of incorporation must be approved by a majority of the outstanding shares and a majority of the outstanding shares of each class entitled to vote upon the proposed amendment.

      The MGEN Certificate of Incorporation requires the affirmative vote of a majority of the outstanding voting securities of MGEN to amend MGEN’s Certificate of Incorporation.

      Our Certificate of Incorporation requires the affirmative vote of a majority of the outstanding voting securities of FNIS to amend our Certificate of Incorporation. However, if at least 250 shares of Series F Convertible Preferred Stock are outstanding, the affirmative vote of a majority of the outstanding shares of Series F Convertible Preferred Stock is required to change any provision in our Certificate of Incorporation which would materially and adversely affect any rights, powers or privileges of the Series F Convertible Preferred Stock.

Amendments to By-Laws

      Delaware law provides that a corporation’s by-laws may be amended by that corporation’s stockholders, or, if so provided in its certificate of incorporation, the corporation’s directors.

      Under the MGEN By-Laws and Certificate of Incorporation, MGEN’s Board of Directors and stockholders can adopt, amend or repeal By-Laws subject to limitations imposed by Delaware law.

      Under our By-Laws and Certificate of Incorporation, our Board of Directors and stockholders can adopt, amend or repeal By-Laws subject to limitations imposed by Delaware law. However, if at least 250 shares of Series F Convertible Preferred Stock are outstanding, the affirmative vote of a majority of the outstanding shares of Series F Convertible Preferred Stock is required to change any provision in the our By-Laws which would materially and adversely affect any rights, powers or privileges of the Series F Convertible Preferred Stock.

Vote on Extraordinary Corporate Transactions

      Delaware law provides that, unless otherwise specified in a corporation’s certificate of incorporation, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

      The MGEN Certificate of Incorporation does not contain vote requirements for extraordinary corporate transactions in addition to or different from the approvals mandated by law.

      Our Certificate of Incorporation does not contain vote requirements for extraordinary corporate transactions in addition to or different from the approvals mandated by law. Notwithstanding the foregoing, in the event that at least 250 shares of Series F Convertible Preferred Stock are outstanding, the affirmative vote of a majority of the outstanding shares of Series F Convertible Preferred Stock is required for FNIS to effect (1) any sale, lease, transfer or other disposition of all or a substantial portion of the assets of FNIS or any other disposition of significant assets, disposition of a product line or other disposition outside the ordinary course of the business of FNIS or (2) any merger, consolidation or other business combination involving FNIS or exchange any shares, or any class or series thereof, of capital stock of FNIS.

Section 203 of the Delaware General Corporation Law

      In general, Section 203 of the DGCL prevents an “interested stockholder” (defined generally as a person who owns 15% or more of a corporation’s outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a “business combination” with a Delaware corporation for three years following the date such person became an interested stockholder. The term “business combination” includes mergers or consolidations with an interested stockholder and certain other transactions with an interested stockholder.

      The effects of Section 203 may be avoided if: (1) before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

      MGEN opted out of, and is not governed by the provisions of, Section 203.

      We have not opted out of, and are therefore subject to, the provisions of Section 203.

DESCRIPTION OF CAPITAL STOCK OF FNIS

      The following summary of the terms of FNIS capital stock prior to, and after completion of, the offer and the merger is not meant to be complete and is qualified by reference to the charter and By-Laws of FNIS. Copies of the charter and By-Laws are incorporated by reference and will be sent upon request to stockholders of MGEN common stock. See “Where You Can Find More Information” beginning on page 9.

General

      The authorized capital stock of FNIS consists of 200,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share, 2,500 shares of such preferred stock are designated as “Series F Convertible Preferred Stock.” As of April 30, 2002, there were 24,641,326 shares of FNIS common stock outstanding and no shares of FNIS preferred stock outstanding. As of December 31, 2001 there were outstanding employee stock options to purchase an aggregate of approximately 3,329,909 shares of FNIS common stock.

FNIS Common Stock

      Common Stock Outstanding. The outstanding shares of common stock are, and the shares of common stock issued pursuant to the offer and the merger will be, duly authorized, validly issued, fully paid and nonassessable. Additional authorized shares of FNIS common stock may be issued without stockholder approval.

      Dividend Rights. The holders of FNIS common stock are entitled to receive dividends, when declared by our Board of Directors out of funds legally available therefor, and may be paid in cash, stock or other property. We have not paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development of our business and do not anticipate that we will pay cash dividends on our common stock in the foreseeable future.

      Rights upon Liquidation or Dissolution. In the event of the dissolution of FNIS, holders of FNIS common stock will share ratably in all assets remaining after payment of liabilities and after providing for any liquidation preference for any outstanding shares of preferred stock. Holders of our common stock have no preferential, preemptive, conversion or redemption rights.

      Voting Rights. Each holder of FNIS common stock is entitled to one vote for each share held of record on all matters presented for a vote at a stockholders meeting, including the election of directors. Holders of FNIS common stock do not have cumulative voting rights.

FNIS Preferred Stock

      The authorized but unissued shares of FNIS preferred stock are available for issuance from time to time at the discretion of our Board of Directors without stockholder approval. Our Board of Directors has the authority to determine, for each series of FNIS preferred stock it establishes, the number, designation, preferences, limitations, and relative rights of the shares of such series, subject to applicable law and the provisions of any then-outstanding series of FNIS preferred stock. The terms of any series of FNIS preferred stock, including the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other FNIS stockholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on the payment of dividends on the FNIS common stock if dividends on the FNIS preferred stock are in arrears, dilution of the voting power of other FNIS stockholders to the extent a series of FNIS preferred stock has voting rights, and reduction of amounts available for liquidation as a result of any liquidation preference granted to any series of FNIS preferred stock.

      Series F Convertible Preferred Stock. Our Board of Directors has designated 2,500 shares of FNIS preferred stock as Series F Convertible Preferred Stock, none of which are currently issued and outstanding, and we currently do not intend to issue any shares of Series F Convertible Preferred Stock after the offer and merger. The rights, preferences and privileges of the Series F Convertible Preferred Stock are set forth in our

Certificate of Incorporation. Such rights, preferences and privileges include, among others, the right to receive cumulative cash dividends at the rate per share equal to 12% per annum, when and as declared by the our Board of Directors out of funds legally available therefor. In addition, in the event shares of Series F Convertible Preferred Stock are issued and a dissolution of FNIS occurs, holders of FNIS Series F Convertible Preferred Stock would be entitled to receive for each share of Series F Convertible Preferred Stock an amount equal to $1,000 per share plus (1) an amount equal to accrued but unpaid dividends per share, whether declared or not, and (2) interest on all accrued but unpaid dividends at an annual rate of 14%, before any distribution shall be made to the holders of FNIS common stock. Each holder of Series F Convertible Preferred Stock, if any, is entitled to the number of votes equal to the number of shares of FNIS common stock into which the shares of such series are then convertible, voting as a single class. We have asked our stockholders to approve a proposal to remove the Series F Convertible Preferred Stock as an authorized class of our capital stock at the Annual Meeting of Stockholders to be held on July 8, 2002.

Anti-Takeover Provisions

      Certain provisions of our Certificate of Incorporation may make it less likely that our management would be changed, or someone would acquire voting control of FNIS, without the consent of the our Board of Directors. These provisions may delay, deter or prevent tender offers or takeover attempts that FNIS’s stockholders may believe are in their best interests, including tender offers or takeover attempts that might allow FNIS stockholders to receive a premium over the market price of FNIS common stock. In the event that shares of preferred stock are issued by us, holders of such shares may have rights that supercede these provisions. However, there are currently no shares of preferred stock issued and outstanding and we do not currently intend to issue any preferred stock.

      Preferred Stock May be Issued Without Stockholder Approval. Our Certificate of Incorporation permits our Board of Directors, at any time and without stockholder approval, to issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of FNIS through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring FNIS’s then existing management could stop a takeover by preventing the person trying to take control of FNIS from acquiring the voting shares necessary to take control. Notwithstanding the foregoing, in the event that there are at least 250 shares of Series F Convertible Preferred Stock outstanding, our Certificate of Incorporation requires our Board of Directors to obtain the approval of a majority of the holders of Series F Convertible Preferred Stock to (1) change any provision in the Certificate of Incorporation or By-Laws which would materially and adversely affect any rights, powers or privileges of the Series F Convertible Preferred Stock or (2) effect a merger, consolidation or other business combination involving FNIS or exchange of any shares, or any class or series thereof, of our capital stock. There are currently no shares of Series F Convertible Preferred Stock issued and outstanding and we currently do not intend to issue any shares of Series F Convertible Preferred Stock.

      Stockholder Actions by Written Consent. Our By-Laws provide that any action required or permitted to be taken by our stockholders may be effected either at a duly called annual or special meeting of stockholders or by written consent. Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board, the President or holders of at least 10% of the shares entitled to vote at such meeting.

      Directors’ Ability to Amend By-Laws. Under our By-Laws and Certificate of Incorporation, our Board of Directors can adopt, amend or repeal By-Laws subject to limitations imposed by Delaware law. FNIS stockholders also have the power to change or repeal provisions of our By-Laws by majority vote at an annual or special meeting of stockholders.

Transfer Agent and Registrar

      Wells Fargo Shareowner Services is the transfer agent and registrar for the FNIS common stock.

Delisting and De-registration of MGEN Common Stock

      If the offer is completed, MGEN common stock may cease to be listed on the Nasdaq National Market and, if the merger is completed, MGEN common stock will cease to be listed on the Nasdaq National Market.

LEGAL MATTERS

      The validity of the shares of FNIS common stock to be issued to MGEN stockholders in the offer and the merger and on certain legal matters in connection with the U.S. federal income tax consequences of the offer and the merger will be passed upon by Stradling Yocca Carlson & Rauth, a professional corporation, Newport Beach, California.

EXPERTS

      The consolidated financial statements and financial statement schedule of FNIS as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent auditors, upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements and financial statement schedule of MGEN as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent auditors, upon the authority of said firm as experts in accounting and auditing.

SCHEDULE I

CERTAIN INFORMATION CONCERNING THE DIRECTORS AND

EXECUTIVE OFFICERS OF FNIS

      The following table sets forth the name and the present principal occupations or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of FNIS, each of whom will continue as a director and/or executive officer of the combined company following the offer and the merger. The FNIS Board of Directors at the time of the merger will comprise the entire Board of Directors of the combined company after the offer and the merger. Unless otherwise indicated, positions held shown in the following table are positions with FNIS. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as otherwise noted, the current business address and telephone number for each person listed below is c/o Fidelity National Information Solutions, Inc., 4050 Calle Real, Santa Barbara, California, 93110, (805) 696-7000.

Directors of FNIS

Present Principal Occupation or Employment
Name	and Material Positions Held During the Past Five Years

William P. Foley, II	William P. Foley, II has served as Chairman of the Board of FNIS since August 2001. Mr. Foley is also Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. (“Fidelity”) and is also currently serving as Chairman of the Board of CKE Restaurants, Inc. Additionally, he is Co-Chairman of the Board of Directors of Micro General Corporation and a director of American National Financial, Inc.
Patrick F. Stone	Patrick F. Stone has served as Chief Executive Officer since January 1, 2002 and has been a director of FNIS since August 2001. Mr. Stone was elected to the Board of Directors of Fidelity in June 2002. Mr. Stone is the President of Fidelity, having served in that capacity since March 2000, and served as Fidelity’s Chief Operating Officer from March 1997 through January 2002. From May 1995 through March 1997 he was an Executive Vice President of Fidelity and President of Fidelity National Title Insurance Company and four other underwriter subsidiaries of Fidelity.
Willie D. Davis	Willie D. Davis has served as a director of FNIS since August 2001. Since 1976 he has served as President and a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations. Mr. Davis currently also serves on the Board of Directors of Checkers Drive-In Restaurants, Inc.; Sara Lee Corporation; K-Mart Corporation; Dow Chemical Company; Metro-Goldwyn-Mayer Inc.; MGM MIRAGE; Alliance Bank; Johnson Controls; WICOR, Inc.; Bassett Furniture Industries, Incorporated; and Strong Fund.
Richard J. Freeman	Richard J. Freeman has served as a director of FNIS since October 1996. Mr. Freeman is Managing Director of Century Capital Management, Inc. For the past 27 years Mr. Freeman has held various investment management positions with Kemper Financial Services, First Chicago Corp., Metropolitan Life Insurance Company and the State of Michigan Insurance Bureau and Treasury Department.

Present Principal Occupation or Employment
Name	and Material Positions Held During the Past Five Years

Earl Gallegos	Earl Gallegos has served as a director of FNIS since January 1998. Mr. Gallegos is the founder and principal of Earl Gallegos Management, a consulting firm specializing in the development and implementation of data processing systems and insurance operations.
Bradley Inman	Bradley Inman has served as a director of FNIS since August 2001. He helped found HomeGain.com in April 1999, an online service that provides resources to assist residential home sellers, and has served as the Chief Executive Officer and a director of HomeGain since its formation. Mr. Inman also has owned and operated Inman News Features, a real estate news service which delivers real estate stories to newspapers and Web sites since 1983. Mr. Inman also serves as a director of BRIDGE Housing Corp., a leading nonprofit housing developer. Mr. Inman serves as chairman of the MSN HomeAdvisor Advisory Group, a free comprehensive guide to finding homes and loans on the internet.
Cary H. Thompson	Cary H. Thompson has served as a director of FNIS since August 2001. Mr. Thompson is a Senior Managing Director with Bear Stearns & Co., Inc., and the head of that firm’s Los Angeles investment banking office. Since 1992, Mr. Thompson has served as a director of Fidelity. From 1996 to 1999, he served as Chief Executive Officer of Aames Financial Corporation, and continues to serve on the Aames Board of Directors. He also serves on the Board of Directors of SonicWall, Inc.

Executive Officers of FNIS

Present Principal Occupation or Employment and
Name	Material Positions Held During the Past Five Years

Patrick F. Stone	*
Neil A. Johnson	Neil A. Johnson has served as Executive Vice President and Chief Financial Officer of FNIS since its formation on August 1, 2001. He previously served as Senior Vice President, Finance and Administration and Chief Financial Officer of the predecessor company, Vista Information Solutions, Inc., since July 1999. Earlier he was Senior Vice President and Chief Financial Officer of MaxServ, Inc., a networking technology and information services company since March 1994, including the period from April 1997 to 1999 after MaxServ, Inc., was acquired by Sears Roebuck and Co. Mr. Johnson has a BBA in accounting from Texas Tech University. He is a CPA and has been appointed as an arbitrator for the NASD and the American Arbitration Association.
Eric D. Swenson	Eric D. Swenson has served as the President and Chief Operating Officer of FNIS since August 1, 2001. He previously served as an Executive Vice President of Fidelity. Prior to the merger of Fidelity and Chicago Title Corporation in March 2000, Mr. Swenson served as Senior Vice President and Managing Director — Southern California of Chicago Title Corporation. Mr. Swenson joined Chicago Title Corporation in 1995.

*	See above under “Directors of FNIS.”

SCHEDULE II

CERTAIN INFORMATION CONCERNING THE DIRECTORS AND

EXECUTIVE OFFICERS OF FIDELITY

      The following table sets forth the name and the present principal occupations or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Fidelity National Financial, Inc. (“Fidelity”), each of whom will continue as a director and/or executive officer of Fidelity following the offer and the merger. The positions held shown in the following table are positions with Fidelity. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as otherwise noted, the current business address and telephone number for each person listed below is c/o Fidelity National Financial, Inc., 4050 Calle Real, Santa Barbara, California, 93110, (805) 696-7000.

Directors of Fidelity

Present Principal Occupation or Employment
Name	and Material Positions Held During the Past Five Years

William P. Foley, II	Mr. Foley has served as Fidelity’s Chairman of the Board and Chief Executive Officer since its formation in 1984. Mr. Foley was President of Fidelity from its formation in 1984 until December 31, 1994. Mr. Foley is also currently serving as Chairman of the Board of FNIS and CKE Restaurants, Inc. Additionally, he is Co-Chairman of the Board of Directors of MGEN, and a director of American National Financial, Inc.
Patrick F. Stone	Mr. Stone was elected as a director of Fidelity in June 2002. Mr. Stone was elected President of Fidelity effective March 20, 2000. He served as Chief Operating Officer of Fidelity from March 25, 1997 to January 1, 2002. From May 1995 through March 1997 he was an Executive Vice President of Fidelity and President of Fidelity National Title Insurance Company and four other Fidelity underwriters. Mr. Stone is also Chief Executive Officer of FNIS, serving since January 2002. From February 1989 to May 1995 he was President of Fidelity National Title Company of Oregon. He is Co-Chairman of the Board of MGEN and a director of FNIS.
John J. Burns, Jr.	Mr. Burns has served as a director of Fidelity since 2000. Mr. Burns is the Chief Executive Officer and a director of Alleghany Corporation and has been since 1992. From 1977 to 1992 he was President and a director of Alleghany Corporation. He is also a director of World Minerals, Inc. and Burlington Northern Santa Fe Corporation.
John F. Farrell, Jr.	Mr. Farrell has served as a director of Fidelity since 2000. Mr. Farrell is Chairman of Automatic Service Company and has been since 1997. From 1985 through 1994 he was Chairman and Chief Executive Officer of North American Mortgage Company. Mr. Farrell was Chairman of Integrated Acquisition Corporation from 1984 through 1989. He was a partner with Oppenheimer and Company from 1972 through 1984.

Present Principal Occupation or Employment
Name	and Material Positions Held During the Past Five Years

Philip G. Heasley	Mr. Heasley has served as a director of Fidelity since 2000. Mr. Heasley is Chairman and Chief Executive Officer of First USA Bank, the credit card subsidiary of Bank One. Prior to joining First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and the last two years as President and Chief Operating Officer. Before joining U.S. Bancorp Mr. Heasley spent 13 years at Citicorp, including three yeas as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley currently serves as Chairman of the Board of Visa USA and is a member of the Board of Visa International.
William A. Imparato	Mr. Imparato has served as a director of Fidelity since 1986. In March 2001, Mr. Imparato founded a real estate development firm, Tri Vista Partners LLC, headquartered in Scottsdale, Arizona. Mr. Imparato is the Managing Member. From June 1990 to December 1993 Mr. Imparato was President of Fidelity’s wholly-owned real estate subsidiary, Orion Realty Group. From July 1980 to March 2001 he was a partner in Park West Development Company, a real estate development firm headquartered in Phoenix, Arizona.
Donald M. Koll	Mr. Koll has served as a director of Fidelity since 1995. Mr. Koll is Chairman of the Board and Chief Executive Officer of The Koll Company and has been since its formation on March 26, 1962. Mr. Koll also serves on the Board of Directors of the Irvine Company.
Daniel D. (Ron) Lane	Mr. Lane has served as a director of Fidelity since 1989. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane /Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. He is Vice Chairman of the Board of Directors of CKE Restaurants, Inc. Mr. Lane also serves on the Board of Metalclad Corporation and is active on the Board of Trustees of the University of Southern California.
General William Lyon	General Lyon has served as a director of Fidelity since 1998. General Lyon is Chairman of the Board and Chief Executive Officer of William Lyon Homes, Inc. and affiliated companies which are headquartered in Newport Beach, California. In 1989, General Lyon formed Air/ Lyon, Inc., which included Elsinore Service Corp. and Martin Aviation at John Wayne Airport. He has been Chairman of the Board of The William Lyon Company since 1985.
J. Thomas Talbot	Mr. Talbot has served as a director of Fidelity since 1990. For more than 5 years, Mr. Talbot has been the owner of The Talbot Company, an investment and asset management company. From 1989 until 1992, Mr. Talbot was the Chairman and Chief Executive Officer of HAL, Inc. and Hawaiian Airlines. He was founder of Air California (sold to Alaska Airlines), Southwest Airlines, and Chairman of Jet America Airlines from 1981 until 1988 when it was sold to Alaska Air Group. He currently serves on the Boards of Directors of California Coastal Communities, Inc., (formerly Koll Real Estate Group) and The Hallwood Group, Inc.

Present Principal Occupation or Employment
Name	and Material Positions Held During the Past Five Years

Cary H. Thompson	Mr. Thompson has served as a director of Fidelity since 1992. Mr. Thompson is currently a senior Managing Director with Bear Stearns & Co., Inc. Prior to June 1999, Mr. Thompson was Chief Executive Officer of Aames Financial Corporation. Mr. Thompson was a managing director of Nat West Markets from May 1994 through June 1996. Mr. Thompson was Managing Director and managed the West Coast Financial Institutions Group for Oppenheimer and Co., Inc. Mr. Thompson currently serves on the Board of Directors of SonicWall Corporation and FNIS.
Frank P. Willey	Mr. Willey is Fidelity’s Vice Chairman of the Board. He has been a director since the formation of Fidelity in 1984, and served as its President from January 1, 1995 through March 20, 2000. He served as an Executive Vice President and General Counsel of Fidelity from its formation until December 31, 1994. He has served in various capacities with subsidiaries and affiliates of Fidelity since joining it in 1984. Mr. Willey is also a director of CKE Restaurants, Inc. and Ugly Duckling Holdings, Inc.

Executive Officers of Fidelity

Present Principal Occupation or Employment and
Name	Material Positions Held During the Past Five Years

William P. Foley, II	*
Frank P. Willey	*
Patrick F. Stone	*
Alan L. Stinson	Mr. Stinson joined Fidelity in October 1998 as Executive Vice President, Financial Operations, and assumed the role of Executive Vice President and Chief Financial Officer of Fidelity in early 1999. Prior to his employment with Fidelity, Mr. Stinson was Executive Vice President and Chief Financial Officer of Alamo Title Holding Company. From 1968 to 1994 Mr. Stinson was employed by Deloitte & Touche, LLP, where he was a partner from 1980 to 1994.
Peter T. Sadowski	Mr. Sadowski joined Fidelity in January 1999 as Executive Vice President, General Counsel. Prior to joining Fidelity, Mr. Sadowski was a partner with Goldberg, Katz, Sadowski & Stansen, PC, a law firm located in St. Louis, Missouri, from 1996 until 1998.

*	See above under “Directors of Fidelity.”

ANNEX A

SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SEC. 262 APPRAISAL RIGHTS.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

      Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for MGEN shares and any other required documents should be sent or delivered by each MGEN stockholder or his broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below:

The Exchange Agent for the Offer is:

Wells Fargo Bank Minnesota, N.A.

By Mail: Wells Fargo Shareowner Services Corporate Actions Department P.O. Box 64858 St. Paul, MN 55164-0858	By Telephone: Shareowner Relations Department (800) 468-9716	By Overnight Courier or Hand Delivery: Wells Fargo Shareowner Services Corporate Actions Department 161 North Concord Exchange South St. Paul, MN 55075

      Questions or requests for assistance or additional copies of this offer to exchange and the letter of transmittal may be directed to us at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the offer.

445 Park Avenue, 5th Floor
New York, NY 10022
E-mail: mgen.info@morrowco.com
Call Collect: (212) 754-8000
Banks and Brokerage Firms, Please Call: (800) 654-2468

Stockholders Please Call: (800) 607-0088

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

      The Registrant’s Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s By-Laws provide that it shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

      The Registrant’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 21.     Exhibits.

Exhibit
Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit C to the Registrant’s Definitive Proxy Statement on Form DEFM14A, for the Annual Meeting of Stockholders held July 30, 2001).
3.3	Restated By-Laws of the Registrant (incorporated by reference to Exhibit C to the Registrant’s Definitive Proxy Statement on Form DEFS14A, for the Annual Meeting of Stockholders held March 17, 1998).
5	Opinion and Consent of Stradling Yocca Carlson & Rauth, a professional corporation, regarding the validity of the securities being registered.*
8	Opinion and Consent of Stradling Yocca Carlson & Rauth, a professional corporation, regarding certain U.S. federal income tax consequences of the offer and the merger.*
23.1	Consent of KPMG LLP, independent auditors of the Registrant.
23.2	Consent of KPMG LLP, independent auditors of MGEN.
23.3	Consent of Stradling Yocca Carlson & Rauth, a professional corporation (contained in Exhibit 5).*
23.4	Consent of Stradling Yocca Carlson & Rauth, a professional corporation (contained in Exhibit 8).*
24	Power of Attorney (included in Signature Page).*
99.1	Form of Letter of Transmittal (including the Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.4	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.5	Form of Notice to Employee Stock Purchase Plan Participants.*

Exhibit
Number	Description

99.6	Form of Notice to Holders of MGEN Stock Options and Warrants.*
99.7	Opinion and Consent of Jefferies & Company, Inc., financial advisor to the Registrant.*

*	Previously filed.

Item 22.     Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the estimated maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on June 28, 2002.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

By:	/s/ PATRICK F. STONE

Patrick F. Stone
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	* William P. Foley, II	Chairman of the Board	June 28, 2002

	/s/ PATRICK F. STONE Patrick F. Stone	Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2002

	/s/ NEIL A. JOHNSON Neil A. Johnson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2002

	* Willie D. Davis	Director	June 28, 2002

	* Richard J. Freeman	Director	June 28, 2002

	* Earl Gallegos	Director	June 28, 2002

	* Bradley Inman	Director	June 28, 2002

	* Cary H. Thompson	Vice Chairman of the Board	June 28, 2002

*By:	/s/ PATRICK F. STONE Patrick F. Stone Attorney-in-Fact

/s/ NEIL A. JOHNSON Neil A. Johnson Attorney-in-Fact

S-1

INDEX TO EXHIBITS

      The following exhibits are filed in connection with the Registration Statement of Fidelity National Information Solutions, Inc., on Form S-4, pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit
Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit C to the Registrant’s Definitive Proxy Statement on Form DEFM14A, for the Annual Meeting of Stockholders held July 30, 2001).
3.3	Restated By-Laws of the Registrant (incorporated by reference to Exhibit C to the Registrant’s Definitive Proxy Statement on Form DEFS14A, for the Annual Meeting of Stockholders held March 17, 1998).
5	Opinion and Consent of Stradling Yocca Carlson & Rauth, a professional corporation, regarding the validity of the securities being registered.*
8	Opinion and Consent of Stradling Yocca Carlson & Rauth, a professional corporation, regarding certain U.S. federal income tax consequences of the offer and the merger.*
23.1	Consent of KPMG LLP, independent auditors of the Registrant.
23.2	Consent of KPMG LLP, independent auditors of MGEN.
23.4	Consent of Stradling Yocca Carlson & Rauth, a professional corporation (contained in Exhibit 5).*
23.5	Consent of Stradling Yocca Carlson & Rauth, a professional corporation (contained in Exhibit 8).*
24	Power of Attorney (included in Signature Page).*
99.1	Form of Letter of Transmittal (including the Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.4	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.5	Form of Notice to Employee Stock Purchase Plan Participants.*
99.6	Form of Notice to Holders of MGEN Stock Options and Warrants.*
99.7	Opinion and Consent of Jefferies & Company, Inc., financial advisor to the Registrant.*

* Previously filed.